Exhibit 10.1
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
May 5, 2023
among
INVACARE HOLDINGS CORPORATION,
as Holdings,
INVACARE CORPORATION,
as the Borrower,
The LENDERS Party Hereto,
CANTOR FITZGERALD SECURITIES,
as Administrative Agent,
and
GLAS TRUST COMPANY LLC,
as Collateral Agent

TABLE OF CONTENTS
i

SCHEDULES:

Schedule 1.01(a)	—	Excluded Subsidiaries
Schedule 1.01(b) Schedule 1.01(c)	— —	Collateral Documents Guarantors
Schedule 2.01	—	Commitments
Schedule 3.05	—	Effective Date Material Real Property
Schedule 3.12	—	Subsidiaries
Schedule 5.14	—	Post-Closing Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(f)	—	Existing Investments
Schedule 6.07	—	Existing Restrictions
Schedule 6.09	—	Existing Affiliate Transactions
EXHIBITS:

Exhibit A	—	Form of Compliance Certificate
Exhibit B	—	Form of Assignment and Assumption
Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of U.S. Collateral Agreement
Exhibit E	—	[Reserved]
Exhibit F	—	[Reserved]
Exhibit G-1	—	Form of ABL North America Intercreditor Agreement
Exhibit G-2	—	[Reserved]
Exhibit G-3	—	Form of Pari Passu Intercreditor Agreement
Exhibit H-1	—	Form of Domestic Guarantee Agreement
Exhibit H-2	—	Form of Foreign Guarantee Agreement
Exhibit I	—	Form of Interest Election Request
Exhibit J	—	Form of Perfection Certificate
Exhibit K	—	[Reserved]
Exhibit L	—	[Reserved]
Exhibit M	—	[Reserved]
Exhibit N	—	[Reserved]
Exhibit O	—	[Reserved]
Exhibit P	—	Form of Notice of Prepayment
Exhibit Q-1	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit Q-2	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit Q-3	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit Q-4	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit R	—	Form of Closing Certificate
Exhibit S	—	Form of Intercompany Subordination Agreement
Exhibit T	—	[Reserved]

Annex I	—	[Reserved]
Annex II	—	[Reserved]
Annex III	—	Agreed Security Principles
v

AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 5, 2023 (this “Agreement”), among INVACARE HOLDINGS CORPORATION (“Holdings”), INVACARE CORPORATION (the “Borrower”), the LENDERS party hereto, CANTOR FITZGERALD SECURITIES, as Administrative Agent, and GLAS TRUST COMPANY LLC, as Collateral Agent.
RECITALS
WHEREAS, on January 31, 2023 (the “Petition Date”), the Borrower and certain Subsidiaries of the Borrower (collectively, and together with any other Affiliates that became debtors-in-possession in the Cases, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases under Chapter 11 of the Bankruptcy Code (each case of the Borrower and such Subsidiaries, a “Case” and, collectively, the “Cases”);
WHEREAS, in connection with the Cases, the Debtors and the Consenting Stakeholders entered into the Restructuring Support Agreement, dated as of January 31, 2023 (as amended and supplemented from time to time, the “RSA”);
WHEREAS, the Lenders provided financing to the Borrower pursuant to the Credit Agreement, originally dated as of July 26, 2022, among the Borrower, the lenders party thereto, Cantor Fitzgerald Securities, as administrative agent for the lenders thereunder and GLAS Trust Corporation Limited, as collateral agent for the secured parties thereunder (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Term Loan Agreement”);
WHEREAS, the Lenders provided financing to the Borrower pursuant to the Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of February 2, 2023, among the Borrower, the lenders party thereto, Cantor Fitzgerald Securities, as administrative agent for the lenders thereunder and GLAS Trust Corporation Limited, as collateral agent for the secured parties thereunder (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Term Loan Credit Agreement”);
WHEREAS, on April 28, 2023, the Bankruptcy Court entered the Confirmation Order (as defined in the RSA), and on May 5, 2023, the Effective Date (as defined in the First Amended Joint Chapter 11 Plan of Invacare Corporation and its Debtor Affiliates (Technical Modifications), dated as of April 28, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Reorganization Plan”)) occurred;
WHEREAS, on the Effective Date (as defined in the Reorganization Plan), and subject to the terms and conditions set forth herein, the Term Loan Claims (as defined in the Reorganization Plan) under the Prepetition Term Loan Agreement which remain owed to the Lenders on the Effective Date shall be, pursuant to the Reorganization Plan, (i) with respect to Term Loan Claims representing principal amounts owed, continued as Loans hereunder in an aggregate principal amount equal to $55,500,000 (the “Exit Prepetition Continued Loans”) and (ii) with respect to all other Term Loan Claims, paid in full in cash;
WHEREAS, on the Effective Date (as defined in the Reorganization Plan), and subject to the terms and conditions set forth herein, the DIP Term Loan Claims (as defined in the Reorganization Plan) under the DIP Term Loan Credit Agreement which remain owed to the Lenders on the Effective Date shall be, pursuant to the Reorganization Plan, (i) in the case of DIP Term Loan Claims in respect of Roll-Up Loans (as defined in the DIP Term Loan Credit Agreement), converted into and deemed made as Loans hereunder in an aggregate principal amount equal to $29,500,000 (the “Exit DIP Converted Loans”) and (ii) with respect to principal amounts in excess of $29,500,000 (including both Roll-Up Loans and New Money Loans (as defined in the DIP Term Loan Credit Agreement)), paid in full in cash with the proceeds of the Rights Offering (as defined in the Reorganization Plan);
WHEREAS, the Exit Prepetition Continued Loans and the Exit DIP Converted Loans consist of a single class of loans hereunder consisting of Term Loans in an aggregate principal amount of $85,000,000;
NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABL North America Agent” means the “Collateral Agent”, under and as defined in, the ABL North America Credit Agreement, or any successor agent under the ABL North America Credit Documents.
“ABL North America Credit Agreement” means the Loan and Security Agreement, dated as of May 5, 2023, by and among the Borrower, as a borrower, the other Borrowers (as defined therein) from time to time thereunder, White Oak Commercial Finance, LLC, as the administrative agent and collateral agent, the other Guarantors (as defined therein) from time to time thereunder, and the other agents and lenders from time to time party thereto, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time; provided that it is agreed that a Permitted ABL EMEA Credit Facility may be documented via an amendment to the ABL North America Credit Agreement to also include a Permitted ABL EMEA Credit Facility.
“ABL North America Credit Documents” means the ABL North America Credit Agreement and the “Loan Documents” as defined in the ABL North America Credit Agreement.
“ABL North America Intercreditor Agreement” means the Intercreditor Agreement, in substantially the form of Exhibit G-1, dated as of the Effective Date, by and among the Collateral Agent, the Senior Secured Convertible Notes Agent, the ABL North America Agent, and each additional representative party thereto from time to time, as acknowledged by certain of the Loan Parties, as amended, restated or otherwise modified from time to time in accordance with the terms thereof.
“ABL North America Obligations” means “Revolving Obligations” as defined in the ABL North America Intercreditor Agreement.
“ABL Priority Collateral” means “Revolving Credit Priority Collateral” as defined in the ABL North America Intercreditor Agreement.
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Term SOFR Determination Date” shall have the meaning assigned to such term in the definition of “Term SOFR Rate”.
“Accounting Changes” has the meaning assigned to such term in Section 1.04(d).

“Administrative Agent” means Cantor Fitzgerald Securities, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
“Administrative Agent Fee Letter” means that certain letter, dated as of the Effective Date, between the Borrower and the Administrative Agent.
“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means the Administrative Agent, the Collateral Agent, any subagents thereof and any successors and assigns in such capacity, and “Agents” means two or more of them.
“Agent Related Person” has the meaning provided in Section 5.01.
“Agreed Security Principles” has the meaning set forth on Annex III.
“Agreement” has the meaning provided in the preamble hereto.
“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).
“Alber” means Alber GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), incorporated and existing under the laws of the Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under HRB 401393, with registered seat in Albstadt, Germany.
“Alternate Base Rate” means, for any day, a per annum rate of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) the Term SOFR Rate published on such day (or if such day is not a Business Day, the next previous Business Day) for an Interest Period of one month (taking into account the SOFR Floor) plus 1% per annum; provided, however, if the Alternate Base Rate as determined above would be less than 3.00%, then such rate shall be deemed to be 3.00%. Any change in the Alternate Base Rate (or any component thereof) shall be effective from and including the effective date of such change.
“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.
“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).
“Applicable Rate” means, for any day, with respect to any Term Loan, (i) 7.00% per annum, in the case of an ABR Loan and (ii) 8.00% per annum, in the case of a Term SOFR Loan.
“Approved Bank” has the meaning assigned to such term in the definition of “Permitted Investments.”

“Approved Foreign Bank” has the meaning assigned to such term in the definition of “Permitted Investments.”
“Approved Fund” means, with respect to any Lender, (i) any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender and (ii) (a) any fund or similar investment vehicle the investment decisions with respect to which are made by (x) such Lender or (y) an investment manager or other Person that manages such Lender or (b) the Affiliates of each of the foregoing to the extent that the investment decisions with respect to which are made as specified in (x) and (y) above.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), or as otherwise required to be entered into under the terms of this Agreement, substantially in the form of Exhibit B or any other form reasonably approved by the Administrative Agent.
“Attributable Debt” means, in respect of a sale/leaseback transaction, at the time of determination, the present value of the obligation of the Loan Party or its Subsidiary that acquires, leases or licenses back the right to use all or a material portion of the subject property for net rental, license or other payments during the remaining term of the lease, license or other arrangement included in such sale/leaseback transaction including any period for which such lease, license or other arrangement has been extended or may, at the sole option of the other party (or parties) thereto, be extended.
“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its consolidated subsidiaries for the fiscal year ended December 31, 2022, and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity/deficiency and cash flows of the Borrower and its consolidated subsidiaries, including the notes thereto.
“Australia” shall mean the Commonwealth of Australia (and includes, where the context requires, any State or Territory of Australia).
“Australian Collateral Agreements” means the collateral agreements listed on Schedule 1.01(b) as the Australian Collateral Agreements.
“Australian Collateral Documents” means each of the Australian Collateral Agreements, and each other security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, executed and delivered by any Australian Loan Party in connection with this Agreement and the Agreed Security Principles to secure the applicable Secured Obligations.
“Australian Corporations Act” means the Corporations Act 2001 (Cth) (Australia).
“Australian Controller” has the meaning given to the term “controller”, "administrator" or "deed administrator" in the Australian Corporations Act.
“Australian Loan Party” means a Loan Party incorporated or otherwise organized under the laws of Australia who becomes a party to the Foreign Guarantee Agreement and its respective successors and assigns.

“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia and includes any regulations made thereunder.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BIA” means the Bankruptcy and Insolvency Act (Canada).
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date in the same currency and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means $1,000,000.
“Borrowing Multiple” means $1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit C.
“Budget” means the Budget delivered to the Lenders on or prior to the Effective Date.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed. Notwithstanding the foregoing, when the term “Business Day” is used (a) in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the “Business Day” means any such day that is also a U.S. Government Securities Business Day, or (b) in any Foreign Loan Document or in relation to the performance of any obligation under the Loan Documents by any Foreign Loan Party that is a party, the “Business Day” means any day other than a day on which commercial banks in the applicable jurisdiction are authorized or required by law to remain closed.
“Canadian Collateral Agreements” means the collateral agreements listed on Schedule 1.01(b) as the Canadian Collateral Agreements.
“Canadian Collateral and Guarantee Requirement” means, at any time and solely with respect to each Canadian Loan Party or Canadian Subsidiary of Holdings not constituting an Excluded Subsidiary, the requirement that:
(a)    the Administrative Agent shall have received from (i) each Canadian Loan Party or Canadian Subsidiary of Holdings not constituting an Excluded Subsidiary either (x) a counterpart of the Foreign Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Canadian Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Foreign Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, (ii) each Canadian Loan Party or Canadian Subsidiary of Holdings not constituting an Excluded Subsidiary either (x) a counterpart of the Canadian Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Canadian Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Canadian Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (iii) each Canadian Loan Party or Canadian Subsidiary of Holdings not constituting an Excluded Subsidiary either (x) a counterpart of each Intercreditor Agreement then in effect duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Canadian Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to each Intercreditor Agreement then in effect, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents and, to the extent reasonably requested by the Administrative Agent, (acting at the direction of Required Lenders), opinions, documents and certificates of the type referred to in Section 4.01(b), Section 4.01(c) and Section 4.01(d);
(b)    all outstanding Equity Interests of the Canadian Loan Parties (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Canadian Loan Party shall have been pledged pursuant to the Canadian Collateral Agreement and (except in the case of Equity Interests of Immaterial Interest solely because such stock is redeemable or subject to repurchase pursuant to any customary stock option, employee stock award or similar agreement that may be in effect from time to time Subsidiaries), the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
(c)    if any Indebtedness for borrowed money of Holdings or any Subsidiary in a principal amount of $500,000 or more is owing by such obligor to any Canadian Loan Party and if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Canadian Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
(d)    all certificates, agreements, documents and instruments, including Personal Property Security Act financing statements, intellectual property security agreements, collateral control agreements, required by the Canadian Collateral Agreement, Requirements of Law and reasonably requested by the Administrative Agent, acting at the direction of the Required Lenders, to be filed, delivered, registered or recorded to create, perfect, or preserve the Liens intended to be created by the Canadian Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Canadian Collateral Agreement and the other provisions of the term “Canadian Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Required Lenders in proper form for filing, registration or recording;
(e)     the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property, duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Administrative Agent, acting at the direction of the Required Lenders) of the Fair Market Value of such Mortgaged Property and fixtures, as reasonably determined by the Borrower and agreed to by the Administrative Agent, acting at the direction of the Required Lenders, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent, acting at the direction of the Required Lenders, insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Administrative Agent, acting at the direction of the Required Lenders, may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (iii) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (iv) evidence reasonably acceptable to the Administrative Agent, acting at the direction of the Required Lenders, of payment by the Borrower or any Subsidiary of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (v) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), and (vi) such legal opinions as the Administrative Agent, acting at the direction of the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and
(f)     (i) with respect to any deposit account or securities account of any of the Canadian Loan Parties that has been identified by the Administrative Agent (at the direction of the Required Lenders) as requiring a control agreement to be put in place to provide the Administrative Agent with control over such accounts each Canadian Loan Party shall have obtained a Control Agreement with respect to such Required Account, as soon as possible and in any event within 60 days after the Effective Date (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree), (ii) with respect to any Required Account established by a Canadian Loan Party after the Effective Date, each Canadian Loan Party shall have obtained a Control Agreement with respect to such Required Account contemporaneously with the opening of such Required Account, and (iii) with respect to any Required Account acquired by a Canadian Loan Party after the Effective Date, each Canadian Loan Party shall have obtained a Control Agreement with respect to such Required Account, as soon as possible and in any event within 60 days after the date of such acquisition (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree) (unless such account is closed prior to such date), in each case, unless waived by the Administrative Agent at the direction of the Required Lenders. Notwithstanding the foregoing, no Control Agreement shall be required with respect to any Canadian Required Account so long as such Required Account constitutes ABL Priority Collateral and the Lien thereon securing the obligations under the ABL North America Credit Agreement is subject to the ABL North America Intercreditor Agreement.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Canadian Loan Parties, or the provision of Guarantees by any Subsidiary (i) if, and for so long as and to the extent that the Administrative Agent, acting at the direction of the Required Lenders, and the Borrower reasonably agree that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to Holdings and its Subsidiaries (including the imposition of material withholding or other Taxes)), outweighs the benefits to be obtained by the Lenders therefrom and/or (ii) the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable law, (B) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the PPSA or other applicable law) or (C) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); it being understood that the Canadian Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (ii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the PPSA or other applicable law notwithstanding the relevant prohibition, violation or termination right, (b) Liens required to be granted from time to time pursuant to the term “Canadian Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Canadian Collateral Agreement, (c) except with respect to any Required Accounts, in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements, (d) no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title (other than the filing of PPSA financing statements), (e) no perfection actions shall be required with respect to commercial tort claims with a value less than $500,000 and, other than the filing of PPSA financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $500,000, (f) except as set forth in the Foreign Loan Documents, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets, (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of PPSA financing statements), (h) no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (i) no action shall be required to perfect any Lien with respect to (i) the Equity Interests of any Immaterial Subsidiary and/or (ii) the Equity Interests of a Person that is not a subsidiary, which Person, if a subsidiary, would constitute an Immaterial Subsidiary, in each case except to the extent that a security interest therein can be perfected by filing a Financing Statement pursuant to the PPSA, and (j) in no event shall the Collateral include any Excluded Assets. The Administrative Agent, acting at the direction of the Required Lenders, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, to the extent any perfection actions are required to be taken with respect to any asset under the ABL North America Credit Agreement, such perfection actions shall be required to be taken hereunder with respect to such asset.
“Canadian Collateral Documents” means the Canadian Collateral Agreement, and each other security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, governed by Canadian law in connection with this Agreement to secure the applicable Secured Obligations.
“Canadian Loan Party” means any Loan Party incorporated or otherwise organized under the laws of Canada or any province or territory thereof.
“Canadian Insolvency Laws” means the BIA, the CCAA, WURA and any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt.
“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of Holdings and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP.
“Capital Expenditure Cap” means, (x) for Excess Cash Flow Periods ending prior to January 1, 2027, the amount set forth in the Budget as CAPEX, and (y) thereafter, $15,000,000.
“Capital Lease Obligation” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and the Restricted Subsidiaries.
“Case” or “Cases” has the meaning assigned to such term in the recitals hereto.
“Cash Management Obligations” means (a) obligations in respect of any treasury management services, overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit, commercial credit card, debit card, stored value card or purchase card programs and similar arrangements.
“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada).
“Change in Control” means the occurrence of:
(a)    Holdings becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the date of this Agreement, but excluding Holdings, the Borrower, the Subsidiaries, any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor) that has acquired direct or indirect beneficial ownership of voting power of the outstanding Voting Stock or economic interests in Holdings having more than 50 % of the outstanding Voting Stock or economic interests of Holdings;
(b)    the consummation of any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than one of Holdings or its Subsidiaries; provided, however, that a transaction in which the holders of all classes of Holdings’ Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving person or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Change in Control pursuant to this clause (b); or
(c)    the failure of Holdings to directly own all of the Equity Interests in each of the Borrower and New International Holdings.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date of this Agreement and (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act as in effect on the date of this Agreement, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
For the avoidance of doubt, the conversion of (x) any preferred stock issued in accordance with the Reorganization Plan or (y) any Senior Secured Convertible Notes shall not constitute a “Change in Control”.
“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent the relevant increased costs or loss of yield would have been included if they had been imposed under applicable increased cost provisions, including, without limitation, for purposes of Section 2.14(a).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations but shall in all events with respect to Loan Parties organized or incorporated outside the United States (or any state or territory thereof), other than the Canadian Loan Parties, be limited by and subject in all respects to the Agreed Security Principles (including, without limitation, the Overriding Principle (as defined in the Agreed Security Principles)) and exclude all Foreign Excluded Assets.
“Collateral Agent” means GLAS Trust Company LLC, in its capacity as collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
“Collateral Agent Fee Letter” means that certain letter, dated as of the Effective Date, between the Borrower and the Collateral Agent.
“Collateral Agreements” means the Amended and Restated U.S. Collateral Agreement among Holdings, the Borrower, each other Loan Party and the Collateral Agent (the “U.S. Collateral Agreement”), the Canadian Collateral Agreements, the Dutch Collateral Agreements, the English Collateral Agreement, the Luxembourg Collateral Agreements, the German Collateral Agreement, the French Collateral Agreements, the Swiss Collateral Agreements, the Australian Collateral Agreements, the Norwegian Collateral Agreements, the NZ Collateral Agreements, the Danish Collateral Agreement and each other security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, executed and delivered by the Borrower and/or the other Guarantors in connection with this Agreement and the Agreed Security Principles to secure the applicable Secured Obligations.
“Collateral and Guarantee Requirement” means, at any time, collectively, the Domestic Collateral and Guarantee Requirement, the Canadian Collateral and Guarantee Requirement and the Agreed Security Principles.
“Commitment” means, with respect to any Lender, its Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Common Equity” of any Person means Equity Interests of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.
“Company Materials” has the meaning assigned to such term in Section 5.01.
“Compliance Certificate” means a Compliance Certificate required to be delivered pursuant to Section 5.01 in the form of Exhibit A.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:
(a)    extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items),
(b)    the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,
(c)    Transaction Costs,
(d)    the net income (loss) for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions or other similar payments that are actually paid in cash (or to the extent converted into cash) by such Person to Holdings or any Restricted Subsidiary during such period,
(e)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing or debt exchange transaction or amendment or other modification of any debt instrument, in each case whether or not such transaction is completed (including, for the avoidance of doubt, the effects of expensing such transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(f)    any income (loss) for such period attributable to the early extinguishment of Indebtedness including debt finance charges and fees, hedging agreements or other derivative instruments,
(g)    accruals and reserves that are established or adjusted in accordance with GAAP (including any adjustment of estimated payouts on existing earnouts, inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items thereof resulting from the application of recapitalization accounting or the acquisition method of accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof) or changes as a result of the adoption or modification of accounting policies during such period,
(h)    all Non-Cash Compensation Expenses,
(i)    any non-cash income (loss) attributable to deferred compensation plans or trusts, any employment benefit scheme or any similar equity plan or agreement,
(j)    any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by Holdings or any Restricted Subsidiary in respect of such investment),
(k)    any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),
(l)    any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,
(m)    any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances or any other currency-related risk), unrealized or realized net foreign currency translation or transaction gains or losses impacting net income,
(n)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made), and
(o)    any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities.
In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance. Consolidated Net Income shall exclude adjustments (whether positive or negative) in Holdings’s consolidated financial statements pursuant to GAAP resulting from the application of fresh start accounting principles as a result of the Debtors’ emergence from the Cases.
“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any funded indebtedness, (ii) all Indebtedness consisting of Loans and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Required Lenders (and, in the case of protections for the benefit of the Collateral Agent or obligations of the Collateral Agent, the Collateral Agent), which provides for the Collateral Agent to have “control” (as defined in Section 9-104 of the UCC or Section 8-106 of the UCC, as applicable) of Deposit Accounts (as defined in the UCC or the Canadian Collateral Agreement, as applicable) or Securities Accounts (as defined in the UCC or PPSA), as applicable.
“Danish Collateral Agreement” means the collateral agreement listed on Schedule 1.01(b) as the Danish Collateral Agreement governed by Danish law.
“Danish Collateral Documents” means the Danish Collateral Agreement, and each other security agreement, pledge, assignment, mortgage, consent or other instrument or document, as applicable, governed by Danish law in connection with this Agreement and the Agreed Security Principles to secure the applicable Secured Obligations.

“Danish Loan Party” means any Loan Party incorporated or otherwise organized under the laws of the Denmark.
“Danish Share Pledge” means the Danish law governed share pledge agreement between Invacare Holdings Two Netherlands as pledgor and the Collateral Agent as security agent relating to the shares in Invacare A/S, a public limited liability company incorporated under the laws of Denmark, having its registered address at Søndre Ringvej 37, 2605 Brøndby, Denmark, with CVR no. 18058936.
“Debtors” has the meaning assigned to such term in the recitals hereto.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“De Lage Program” has the meaning assigned to such term in the definition of Vendor Financing Program.
“DIP Term Loan Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Disposition” has the meaning assigned to such term in Section 6.05.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)    is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)    is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants, of Holdings, the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings, the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations of such Person and (iii) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management, consultant or independent contractor (or their respective affiliates or immediate family members) of Holdings (or any subsidiary) shall be considered a Disqualified Equity Interest solely because such stock is redeemable or subject to repurchase pursuant to any customary stock option, employee stock award or similar agreement that may be in effect from time to time.
“Dollars” or “$” refers to lawful money of the United States of America.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Sterling or Euros, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time in accordance with Section 1.05 hereof.
“Domestic Collateral and Guarantee Requirement” means, at any time and solely with respect to each Domestic Loan Party or Domestic Subsidiary of Holdings not constituting an Excluded Subsidiary, the requirement that:
(a)    the Administrative Agent shall have received from (i) each Domestic Loan Party or Domestic Subsidiary of Holdings not constituting an Excluded Subsidiary either (x) a counterpart of the Domestic Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Domestic Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Domestic Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, (ii) each Domestic Loan Party or Domestic Subsidiary of Holdings not constituting an Excluded Subsidiary either (x) a counterpart of the U.S. Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Domestic Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the U.S. Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (iii) each Domestic Loan Party or Domestic Subsidiary of Holdings not constituting an Excluded Subsidiary either (x) a counterpart of each Intercreditor Agreement then in effect duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Domestic Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to each Intercreditor Agreement then in effect, in the form specified therein, duly executed and delivered on behalf of such Person in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents and, to the extent reasonably requested by the Administrative Agent (acting at the direction of Required Lenders), opinions, documents and certificates of the type referred to in Section 4.01(b), Section 4.01(c) and Section 4.01(d);
(b)    all outstanding Equity Interests of Holdings and the Restricted Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Domestic Loan Party shall have been pledged pursuant to the U.S. Collateral Agreement and (except in the case of Equity Interests of Immaterial Subsidiaries), the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
(c)    if any Indebtedness for borrowed money of Holdings, the Borrower or any Subsidiary in a principal amount of $500,000 or more is owing by such obligor to any

Domestic Loan Party and if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the U.S. Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
(d)    all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and intellectual property security agreements, required by the Security Documents, Requirements of Law and reasonably requested by the Administrative Agent, acting at the direction of the Required Lenders, to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Domestic Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Required Lenders in proper form for filing, registration or recording;
(e)    the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Administrative Agent, acting at the direction of the Required Lenders) of the Fair Market Value of such Mortgaged Property and fixtures, as reasonably determined by the Borrower and agreed to by the Administrative Agent, acting at the direction of the Required Lenders, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent, acting at the direction of the Required Lenders, insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Administrative Agent, acting at the direction of the Required Lenders, may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (iii) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (iv) evidence reasonably acceptable to the Administrative Agent, acting at the direction of the Required Lenders, of payment by the Borrower or any Subsidiary of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (v) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), (vi) completed “Life-of-Loan” Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination with respect to each Mortgaged Property subject to the applicable FEMA rules and regulations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto), (vii) if any Mortgaged Property is located in an area determined by FEMA to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the

Board of Governors and the other Flood Insurance Laws and as required under Section 5.07, and (viii) such legal opinions as the Administrative Agent, acting at the direction of the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and
(f)    (i) with respect to any Required Account maintained by a Domestic Loan Party on the Effective Date, each Domestic Loan Party shall have obtained a Control Agreement with respect to such Required Account, as soon as possible and in any event within 60 days after the Effective Date (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree), (ii) with respect to any Required Account established by a Domestic Loan Party after the Effective Date, each Domestic Loan Party shall have obtained a Control Agreement with respect to such Required Account contemporaneously with the opening of such Required Account, and (iii) with respect to any Required Account acquired by a Domestic Loan Party after the Effective Date, each Domestic Loan Party shall have obtained a Control Agreement with respect to such Required Account, as soon as possible and in any event within 90 days after the date of such acquisition (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree) (unless such account is closed prior to such date), in each case, unless waived by the Administrative Agent at the direction of the Required Lenders. Notwithstanding the foregoing, no Control Agreement shall be required with respect to any Required Account so long as such Required Account constitutes ABL Priority Collateral and the Lien thereon securing the obligations under the ABL North America Credit Agreement is subject to the ABL North America Intercreditor Agreement.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary (i) if, and for so long as and to the extent that the Administrative Agent, acting at the direction of the Required Lenders, and the Borrower reasonably agree that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to Holdings and its Subsidiaries (including the imposition of material withholding or other Taxes)), outweighs the benefits to be obtained by the Lenders therefrom and/or (ii) the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable law, (B) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or (C) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (ii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law notwithstanding the relevant prohibition, violation or termination right, (b) Liens required to be granted from time to time pursuant to the term “Domestic Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) except with respect to any Required Accounts, in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements, (d) no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title (other than the filing of UCC financing statements), (e) no perfection actions shall be required with respect to commercial tort claims with a value less than $500,000 and, other than the filing of UCC financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $500,000, (f) except as set forth in the Foreign Loan Documents or as expressly required by the Agreed Security Principles, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that except as set forth in the Foreign Loan Documents or as expressly required by the Agreed Security Principles, there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements), (h) no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (i) no action shall be required to perfect any Lien with respect to (i) the Equity Interests of any Immaterial Subsidiary and/or (ii) the Equity Interests of a Person that is not a subsidiary, which Person, if a subsidiary, would constitute an Immaterial Subsidiary, in each case except to the extent that a security interest therein can be perfected by filing a Form UCC-1 (or similar) financing statement under the UCC, and (j) in no event shall the Collateral include any Excluded Assets. The Administrative Agent, acting at the direction of the Required Lenders, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, subject to the terms of the ABL North America Intercreditor Agreement (including any bailee provisions therein), to the extent any perfection actions are required to be taken with respect to any asset under the ABL North America Credit Agreement, such perfection actions shall be required to be taken hereunder with respect to such asset.
“Domestic Guarantee Agreement” means the Amended & Restated Domestic Guarantee Agreement, dated as of the Effective Date and as further supplemented or modified from time to time, among the Domestic Loan Parties (other than the Borrower) and the Administrative Agent.
“Domestic Loan Party” means any Loan Party that is not a Foreign Loan Party.
“Domestic Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Mortgaged Property, in each case in favor of the Collateral Agent for the benefit of the applicable Secured Parties and the delivery to the Collateral Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“Domestic Subsidiary Guarantor” means any Subsidiary Loan Party that is a Domestic Subsidiary.

“Dutch Collateral Agreements” means the collateral agreements listed on Schedule 1.01(b) as the Dutch Collateral Agreements.
“Dutch Collateral Documents” means each of the Dutch Collateral Agreements, and each other security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, governed by Dutch law in connection with this Agreement and the Agreed Security Principles to secure the applicable Secured Obligations.
“Dutch Loan Party” means any Loan Party incorporated or otherwise organized under the laws of the Netherlands or any province or territory thereof.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, the Borrower or any of the Subsidiaries or Affiliates), other than, in each case, a natural person.
“EMEA Loan Parties” means the Foreign Subsidiaries of the Parent organized in any jurisdiction other than Canada that are “Loan Parties” (or the equivalent term) under any Permitted ABL EMEA Credit Facility.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“English Collateral Agreement” means the collateral agreement listed on Schedule 1.01(b) as the English Collateral Agreement.
“English Collateral Documents” means (a) the English Collateral Agreement and (b) each other security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, governed by English law in connection with this Agreement and the Agreed Security Principles to secure the applicable Secured Obligations.
“English Loan Party” means any Loan Party incorporated or otherwise organized under the laws of England and Wales.
“Environmental Laws” means applicable common law and all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, including with respect to the preservation or reclamation of natural resources or the Release or threatened Release of any Hazardous Material, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.
“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in, or interests in a Person, including any preferred stock or shares.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or Section 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(b), (c), (m) and (o) of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by a Loan Party or any ERISA Affiliate to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA) applicable to any Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal from any Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA), or a complete or partial withdrawal (within the meanings of Section 4203 and Section 4205 of ERISA, respectively) from a Multiemployer Plan; (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent,” within the meaning of Section 4245 of ERISA, or in “endangered or critical status,” within the meaning of Section 305 of ERISA or Section 432 of the Code; or (i) a Foreign Pension Event.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“European Loan Party” means any Foreign Loan Party that is not a Canadian Loan Party.
“Euros” and “€” mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the Exchange Rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such Exchange Rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount (if positive) equal to the excess of:
(a)    the sum (in each case, for Holdings and the Restricted Subsidiaries on a consolidated basis), without duplication, of:
(i)    Consolidated Net Income for such Excess Cash Flow Period,
(ii)    an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future Excess Cash Flow Period, the cash payment in respect thereof in such future Excess Cash Flow Period shall be subtracted from Excess Cash Flow in such future Excess Cash Flow Period),
(iii)    decreases in Consolidated Working Capital,
(iv)    an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and the Restricted Subsidiaries during such Excess Cash Flow Period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, less:
(b)    the sum (in each case, for Holdings and the Restricted Subsidiaries on a consolidated basis), without duplication (including in any subsequent Excess Cash Flow Periods), of:
(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a)

through (o) of the definition of “Consolidated Net Income”, except to the extent such cash charges were financed with long-term Indebtedness (other than revolving Indebtedness) (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such Excess Cash Flow Period),
(ii)    the amount of Capital Expenditures made or accrued in cash during such Excess Cash Flow Period or, at the option of the Borrower, made prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, except to the extent that such Capital Expenditures were financed with Indebtedness; provided that the amount of Capital Expenditures deducted pursuant to this clause (ii) shall not exceed the Capital Expenditure Cap in any Cash Flow Period,
(iii)    the aggregate amount of all principal payments of Indebtedness, including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase and (C) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and the Restricted Subsidiaries during such Excess Cash Flow Period that are required to be made in connection with any prepayment of Indebtedness, to the extent not financed with long-term Indebtedness (other than revolving Indebtedness) but excluding (I) all other prepayments of Term Loans, (II) all prepayments of revolving loans and swingline loans made during such Excess Cash Flow Period (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder) and (III) all such principal payments of Indebtedness to the extent financed with long-term Indebtedness (other than revolving Indebtedness),
(iv)    an amount equal to the aggregate net non-cash gain on Dispositions by Holdings and the Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(v)    increases in Consolidated Working Capital,
(vi)    the amount of Investments (other than Investments in Permitted Investments) and acquisitions not prohibited by this Agreement made in cash during such Excess Cash Flow Period (including Investments made after the end of an applicable Excess Cash Flow Period but prior to deadline for making payments pursuant to Section 2.11(b)), to the extent that such Investments and acquisitions were not financed with long-term Indebtedness; provided that the amount of Investments deducted pursuant to this clause (vi) shall not exceed $1,000,000 in any Excess Cash Flow Period,
(vii)    the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside, payable, or reasonably estimated to be payable (without duplication) and the amount of Restricted Payments made pursuant to Section 6.08(a)(v)(A) in such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such Excess Cash Flow Period,

(viii) cash payments by Holdings and the Restricted Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent such payments are not expensed during such Excess Cash Flow Period or are not deducted in calculating Consolidated Net Income and were not financed with long-term Indebtedness (other than revolving Indebtedness); provided that the amount of payments deducted pursuant to this clause (viii) shall not exceed $1,500,000 in any Excess Cash Flow Period, and
(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such Excess Cash Flow Period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such Excess Cash Flow Period or are not deducted (and not added back) in calculating Consolidated Net Income, to the extent that such expenditures were financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries.
“Excess Cash Flow Period” means, each 12 month period running from July 1st through and including June 30th, commencing with the period starting on July 1, 2023 and ending on June 30, 2024.
“Excluded Assets” means (a) any fee-owned real property with a Fair Market Value of less than $1,000,000 as determined on the Effective Date for existing real property and on the date of acquisition for after-acquired real property, (b) all leasehold interests in real property, (c) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the PPSA or Uniform Commercial Code of any applicable jurisdiction), (d) any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law, including the PPSA or the Uniform Commercial Code of any applicable jurisdiction), or would require consent or approval of any Governmental Authority, (e) the Equity Interests of any (i) captive insurance company, (ii) not-for-profit subsidiary or (iii) of Holdings owned by the Borrower, (f) margin stock and, to the extent (i) prohibited by the terms of, creating an enforceable right of termination in favor of any other party thereto (other than any Loan Party) or requiring the consent of one or more third parties (other than Holdings, the Borrower or any of their Subsidiaries) under and/or (ii) any pledge could give rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party (other than Holdings, the Borrower or any of their Subsidiaries) pursuant to, any applicable Organizational Documents, joint venture agreement or shareholders’ agreement, Equity Interests in any Person other than the Borrower and Restricted Subsidiaries that are wholly-owned subsidiaries, (g) assets of any (i) direct or indirect Foreign Subsidiary of Holdings organized outside of a Specified Jurisdiction (“Excluded Foreign Subsidiary”) and (ii) direct or indirect Domestic Subsidiary of an Excluded Foreign Subsidiary to the extent a security interest or grant of perfection in such assets would result in material adverse Tax consequences to Holdings, the Borrower or one of the Restricted Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent (acting at the direction of the Required Lenders), (h) Foreign Intellectual Property (except with respect to any Intellectual Property governed by or arising or existing under, pursuant to or by virtue of the laws of any Specified Jurisdiction) and any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (i) any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest, capital lease or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or capital lease or create a breach, default or right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the PPSA or Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the PPSA or Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition, (j) [reserved] and (k) cash or cash equivalents maintained in any deposit account that are comprised of (i) funds used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of the employees of Holdings and/or any Restricted Subsidiary, in each case, during the applicable period, (ii) funds used or to be used to pay any taxes required to be collected, remitted or withheld during the current period and (iii) other funds which any Loan Party holds as an escrow or fiduciary for the benefit of any third person, but in each case subject to the terms of the Agreed Security Principles (including, without limitation, the Overriding Principle (as defined in the Agreed Security Principles)) (other than to the extent no additional action needs to be taken with respect to any such assets to create or perfect a security interest in any such assets). Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, any asset that is not excluded from Collateral under and as defined in the ABL North America Credit Agreement shall not constitute an “Excluded Asset” for purposes of this Agreement and the other Loan Documents.
“Excluded Subsidiary” means any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Loan Party”): (a) any Subsidiary that is not a wholly-owned subsidiary of Holdings; provided, that no Subsidiary Loan Party shall become an Excluded Subsidiary and cease being a Subsidiary Loan Party solely as a result of no longer constituting a wholly-owned subsidiary of Holdings unless such Subsidiary Loan Party no longer constitutes a Subsidiary, (b) each Subsidiary listed on Schedule 1.01(a), (c) [reserved], (d) each Immaterial Subsidiary, (e) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, (f) any Excluded Foreign Subsidiary, (g) any direct or indirect Domestic Subsidiary of an Excluded Foreign Subsidiary to the extent a security interest or grant of perfection in such assets would result in material adverse Tax consequences to Holdings, the Borrower or one of the Restricted Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent (acting at the direction of the Required Lenders), (h) [reserved], (i) any other Subsidiary excused from becoming a Loan Party pursuant to clause (a) of the last paragraph of the definition of the term “Domestic Collateral and Guarantee Requirement,” or the terms of the Agreed Security Principles” (j) Invacare Verwaltungs GmbH, (k) [reserved] and (l) any not-for-profit Subsidiaries or captive insurance companies. Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, any subsidiary that does not constitute an “Excluded Subsidiary” under and as defined in the ABL North America Credit Agreement.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient (each referred to for purposes of this definition a “recipient”) of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income (however denominated), branch profits Taxes and franchise Taxes, in each case (i) imposed by a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction or (ii) that are Other Connection Taxes, (b) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e), (c) except in the case of an assignee pursuant to a request by the Borrower under Section 2.19, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender due to a Requirement of Law in effect at the time the Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a), (d) any federal withholding Tax imposed pursuant to FATCA, (e) any Taxes imposed on payments to a Lender by the German tax authorities under § 49 para. 1 Nr. 5 lit. c (aa) or § 50a para. 7 German income tax act by virtue of the Lender having security over German-situs real estate (inländischen Grundbesitz) or over rights subject to the civil law provisions applicable to real estate (inländische Rechte, die den Vorschriften des bürgerlichen Rechts über Grundstücke unterliegen), (f) any Taxes imposed by Germany because the relevant recipient is a Non-Cooperative Jurisdiction Resident Party, (g) any Luxembourg withholding Taxes imposed under the amended Luxembourg law of 23 December 2005 introducing a final withholding tax on certain interest payments and (h) any Canadian withholding Taxes arising as a result of (i) the recipient not dealing at arm’s length (within the meaning of the ITA) with any Loan Party, (ii) the recipient being a “specified non-resident shareholder” (as defined in subsection 18(5) of the ITA) of any Loan Party or not dealing at arm’s length (for the purposes of the ITA) with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the Loan Party or of any partner of the Loan Party (and if a partnership, any partner thereof), or (iii) the recipient being a “specified entity” (as defined in subsection 18.4(1) of the ITA, as it is proposed to be amended by certain Tax proposals released by the Department of Finance (Canada) on April 29, 2022) of the Loan Party, except in the case of (i) through (iii) where (x) the non-arm’s length relationship or (y) the recipient being a “specified non-resident shareholder” of the Loan Party or not dealing at arm’s length with a “specified shareholder” of the Loan Party.
“Exit DIP Converted Loan Commitment” means, with respect to any Lender, the commitment of such Lender to convert its DIP Term Loan Claims (as defined in the Reorganization Plan) into Term Loans hereunder to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Exit DIP Converted Loan Commitments”. The aggregate amount of the Lenders’ Exit DIP Converted Loan Commitments on the Effective Date is $29,500,000.
“Exit DIP Converted Loans” has the meaning set forth in the recitals hereto.
“Exit Prepetition Continued Loan Commitment” means, with respect to any Lender, the commitment of such Lender to continue its loans constituting Term Loan Claims (as defined in the Reorganization Plan) as Term Loans to the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Exit Prepetition Continued Loan Commitments”. The aggregate amount of the Lenders’ Exit Prepetition Continued Loan Commitments on the Effective Date is $55,500,000.
“Exit Prepetition Continued Loans” has the meaning set forth in the recitals hereto.
“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower.
“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such current Sections of the Code (or any such amended or successor version described above).
“FCPA” has the meaning assigned to such term in Section 3.18(b).
“Federal Funds Effective Rate” means, for any day, the rate of interest per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.
“Fee Letters” means the Administrative Agent Fee Letter and the Collateral Agent Fee Letter.
“FEMA” has the meaning assigned to such term in the definition of “Domestic Collateral and Guarantee Requirement.”
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or Holdings, as applicable.
“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (e) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Excluded Assets” means any asset or undertaking not required to be charged or secured or not subject to any applicable Security Document pursuant to and in accordance with the terms of the Agreed Security Principles.
“Foreign Guarantee Agreement” means the Amended and Restated Foreign Guarantee Agreement, dated as of the Effective Date and as further supplemented or modified from time to time, among the Foreign Loan Parties and the Administrative Agent.
“Foreign Intellectual Property” means any right, title or interest in or to any Intellectual Property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.
“Foreign Loan Documents” means (i) the Canadian Collateral Documents, (ii) the English Collateral Documents, (iii) the Dutch Collateral Documents, (iv) the Luxembourg Collateral Documents, (v) the German Collateral Documents, (vi) the Swiss Collateral Documents, (vii) the French Collateral Documents, (viii) the Australian Collateral Documents, (ix) the Norwegian Collateral Documents, (x) the NZ Collateral Documents, (xi) the Danish

Collateral Documents and (xii) any other Loan Document which is not governed by the laws of the United States of America or any state, province or territory thereof.
“Foreign Loan Party” means a Loan Party that is a Foreign Subsidiary organized in a Specified Jurisdiction.
“Foreign Pension Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments.
“Foreign Pension Plan” means any benefit plan that under applicable law (other than the laws of the United States or any political subdivision thereof) is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority and with respect to which the Borrower or any Restricted Subsidiary has any liability.
“Foreign Perfection Requirements” means any registration, acknowledgement, filing, endorsement, notarisation, stamping, notification or other action or step to be made or procured in a Specified Jurisdiction in order to create, perfect or enforce the Lien created by a Foreign Loan Document and/or achieve the relevant priority for the Lien created thereunder.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“Foreign Subsidiary Guarantor” means a Subsidiary Guarantor that is a Foreign Subsidiary organized in a Specified Jurisdiction.
“French Collateral Agreements” means the collateral agreements listed on Schedule 1.01(b) as the French Collateral Agreements.
“French Collateral Documents” means the French Collateral Agreements and each security agreement, pledge, hypothec, mortgage or other instrument or document, as applicable, governed by French law in connection with this Agreement and the Agreed Security Principles to secure the applicable Secured Obligations.
“French Loan Party” means any Loan Party incorporated or otherwise organized under the laws of France.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent, acting at the direction of the Required Lenders, shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of Holdings or any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with Section 1.04(e).
“German Collateral Agreement” means the collateral agreement listed on Schedule 1.01(b) as the German Collateral Agreement.
“German Collateral Documents” means the German Collateral Agreement, and each other security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, governed by German law in connection with this Agreement and the Agreed Security Principles to secure the applicable Secured Obligations.
“German Group” means Invacare Verwaltungs GmbH, Invacare Germany Holding and each subsidiary of Invacare Germany Holding.
“German Loan Party” means any Loan Party incorporated or otherwise organized under the laws of Germany.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, provincial or territorial, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the National Association of Insurance Commissioners (“NAIC”) and any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning assigned to such term in Section 9.04(f).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into after the Effective Date in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, subject to the Agreed Security Principles, collectively, (i) Holdings, (ii) the Subsidiary Loan Parties that have Guaranteed the Secured Obligations on the Effective Date and (iii) any Subsidiary that will Guarantee the Secured Obligations after the Effective Date in accordance with the Agreed Security Principles and terms of this Agreement which such Subsidiaries, in the case of clause (ii), are listed on Schedule 1.01(c) hereto; provided that no Guarantor under clause (iii) above shall be deemed to have Guaranteed any Secured Obligations until it becomes a Loan Party in accordance with the terms of this Agreement (including the satisfaction of all applicable conditions contemplated on Schedule 5.14) and the Agreed Security Principles.
“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.
“Highbridge” means, collectively, Highbridge Tactical Credit Master Fund, L.P. and Highbridge Convertible Dislocation Fund, L.P.
“Holdings” has the meaning provided in the preamble to this Agreement.
“Holdings Certificate of Designations” means the Certificate of Designations of 9.00% Series A Convertible Participating Preferred Stock of Holdings.
“Holdings Preferred Equity Documents” means the Holdings Certificate of Designations and each other document or certificate executed or delivered in connection therewith.
“Holdings Preferred Equity Interests” means the 9.00% Series A Convertible Participating Preferred Stock, par value $0.01 per share, issued by Holdings.
“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.
“Impacted Loans” has the meaning assigned to such term in Section 2.14(a)(ii).
“Indebtedness” of any Person means, without duplication,
(a)    all obligations of such Person for borrowed money,
(b)    all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP,
(c)    all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,
(d)    all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation, purchase price adjustment or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable and (iii) liabilities associated with customer prepayments and deposits),

(e)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,
(f)    all Guarantees by such Person of Indebtedness of others,
(g)    all Capital Lease Obligations of such Person,
(h)    all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and
(i)    all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;
provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue and (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner), to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of Holdings and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.
“Indemnified Taxes” means all Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Information” has the meaning assigned to such term in Section 9.12(a).
“Insurance Subsidiary” means Invatection Insurance Company, a Vermont corporation, which as of the Effective Date has been dissolved.
“Intellectual Property” has the meaning assigned to such term in the U.S. Collateral Agreement, the Canadian Collateral Agreement, the English Collateral Agreement or the Dutch Collateral Agreements, as applicable.
“Intercreditor Agreements” means the ABL North America Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Permitted ABL EMEA Intercreditor Agreement and any Subordination Agreement.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 substantially in the form of Exhibit I hereto.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three month’s duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Intermediate Holdcos” means, collectively, Invacare Holdings Netherlands, Invacare Holdings Lux, Invacare Holdings Two Lux, Invacare Holdings Two Netherlands and Invacare Germany Holding.
“Intermediate Holdco Subsidiaries” means, as to each Intermediate Holdco, such Intermediate Holdco’s subsidiaries.
“Invacare Germany Holding” means Invacare Germany Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), incorporated and existing under the laws of the Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Ulm under HRB 621121, with registered seat in Isny, Germany.
“Invacare Holdings Lux” means Invacare Holdings S.à. r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office located at 6, rue Eugène Ruppert, L-2453 Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B169.438.
“Invacare Holdings Netherlands” means Invacare Holdings C.V., a limited partnership (commanditaire vennootschap) formed under the laws of the Netherlands, having its registered office at Neuhofweg, 51; 4147 Aesch BL, Switzerland, and registered with the commercial register of the Chamber of Commerce (Kamer van Koophandel) for indefinite period under number 09123986.
“Invacare Holdings Two Lux” means Invacare Holdings Two S.à. r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office located at 6, rue Eugène Ruppert, L-2453 Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B169458.
“Invacare Holdings Two Netherlands” means Invacare Holdings Two B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) at Amsterdam, the Netherlands, its registered office at Galvanistraat 14 3, 6716 AE Ede, the

Netherlands, and registered with the trade register of the Chamber of Commerce (Kamer van Koophandel) under number 34058960.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and the Restricted Subsidiaries, (i) intercompany advances arising from their cash management, cash pooling, tax, and accounting operations, (ii) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) and (iii) intercompany advances, transfer pricing and cost-sharing arrangements that are in the ordinary course of business or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus, to the extent any such loan or advance is made to any third party unaffiliated with Holdings and its Subsidiaries, any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for writedowns or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests (including through any capital contribution), evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto, and minus (B) to the extent such original Investment was made in cash, the amount of any portion of such Investments that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (in all of the foregoing cases in this clause (B), to the extent such payments do not exceed, in the aggregate, the original cash amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.
“IRS” means the United States Internal Revenue Service.
“ITA” means the Income Tax Act (Canada), as amended from time to time.

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).
“Junior Financing” means any Indebtedness (other than any permitted intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary and, for the avoidance of doubt, other than (u) Indebtedness incurred under Section 6.01(a)(xxiii)(A), (v) Indebtedness incurred under Section 6.01(a)(xxiii)(B) solely to the extent such Indebtedness has the same lien priorities as the Indebtedness under the Senior Secured Convertible Notes Indenture, (w) Indebtedness incurred under Section 6.01(a)(xxii)(A), (x) Indebtedness incurred under Section 6.01(a)(xxii)(B) solely to the extent such Indebtedness has the same lien priorities as the Indebtedness under the ABL North America Credit Agreement, (y) Indebtedness incurred under Section 6.01(a)(xxv)(A) solely to the extent secured by Liens permitted under Section 6.02(xix)(B) and (z) Indebtedness incurred under Section 6.01(xxv)(B) solely to the extent such Indebtedness has the same lien priorities as the Indebtedness refinanced by such Indebtedness) that is (a) subordinated in right of payment to the Loan Document Obligations, (b) Indebtedness that is secured on a junior basis to the Liens securing the Secured Obligations in respect of the Term Loan or (c) Indebtedness that is unsecured; provided that (i) no such Junior Financing incurred or assumed on or after the Effective Date shall provide for any payments of principal, interest, fees or other amounts (other than customary third party agent or trustee fees) in cash on or prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of incurrence or assumption of such Junior Financing) and (ii) for purposes of Section 6.08(b), Indebtedness of the type described in clauses (a) through (c) shall constitute Junior Financing only to the extent the aggregate principal amount of such Indebtedness, when taken together with the aggregate principal amount of all other Indebtedness of the type described in clause (a) through (c), respectively, outstanding at such time, is greater than $1,000,000.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.
“Legal Reservations” means, in the case of any Foreign Loan Party or any Foreign Loan Document: (i) the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors; (ii) the time barring of claims under applicable limitation laws and defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void; (iii) the principle that in certain circumstances Liens granted by way of fixed charge may be recharacterized as a floating charge or that Liens purported to be constituted as an assignment may be recharacterized as a charge; (iv) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (v) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (vi) the principle that the creation or purported creation of Liens over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Liens has purportedly been created; (vii) similar principles, rights and defenses under the laws of any relevant jurisdiction; (viii) the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Collateral Agent or other similar provisions; (ix) the principle that in certain circumstances pre-existing Liens purporting to secure further advances may be void, ineffective, invalid or unenforceable; (x) the Swiss general principle of reasonableness and fairness (Treu und Glauben) and similar principles under the laws of any applicable jurisdiction; (xi) mandatory provisions (lois de police) under Luxembourg law; and (xii) any other matters which are (or would in respect of any legal opinion provided by counsel to any Lender customarily be) set out as qualifications or reservations

(however described) as to matters of law in any legal opinion delivered to the Administrative Agent pursuant to any Loan Document.
“Lenders” means the Term Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of any Collateral under an Australian Collateral Document, any “security interest” as defined in sections 12(1) and 12(2) of the Australian PPSA.
“Liquidity” means, as of any date of determination, the sum of (w) the aggregate amount of unrestricted cash (other than to the extent restricted in favor of the Term Facility or any Indebtedness permitted under Section 6.01(a)(xxii), Section 6.01(a)(xxiii) or Section 6.01(a)(xxv)) and Permitted Investments owned by the Loan Parties, as reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, to the extent such cash and Permitted Investments are free and clear of any Liens (other than (x) non-consensual Liens permitted by Section 6.02 and (y) consensual Liens permitted by Section 6.02(a)(i), 6.02(a)(xvi), 6.02(a)(xix) or 6.02(xxii)) and the use thereof for the application to the payment of Indebtedness is not prohibited by law or any contract to which Holdings or any Restricted Subsidiary is a party, (x) cash and Permitted Investments of the Loan Parties restricted or subject to a Lien in favor of the Term Facility (which may also include cash and Permitted Investments securing other Indebtedness permitted hereunder that is secured by a Lien on the Collateral along with the Term Facility) and (y) (i) 100% of the aggregate amount that is then available to be borrowed under the ABL North America Credit Agreement and (ii) so long as the conditions to borrowing and the other terms of any Permitted ABL EMEA Credit Facility are reasonably satisfactory to the Required Lenders, 66.67% of the aggregate amount that is then available to be borrowed under such Permitted ABL EMEA Credit Facility (for the avoidance of doubt, in each case, after giving effect to the “borrowing base” provided for thereunder).
“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Loan Documents” means, collectively, this Agreement, the Domestic Guarantee Agreement, the Foreign Guarantee Agreement, the Foreign Loan Documents, the Collateral

Agreements, the Fee Letters, the ABL North America Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Permitted ABL EMEA Intercreditor Agreement, the other Security Documents and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).
“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.
“Loans” means the loans made, continued or deemed made by the Lenders to the Borrower pursuant to this Agreement, including, for the avoidance of doubt, Term Loans.
“Luxembourg” means the Grand Duchy of Luxembourg.
“Luxembourg Civil Code” means the Luxembourg Civil Code (Code civil).
“Luxembourg Collateral Agreements” means the collateral agreements listed on Schedule 1.01(b) as the Luxembourg Collateral Agreements.
“Luxembourg Collateral Documents” means each of the Luxembourg Collateral Agreements, and each other security agreement, pledge, mortgage, or other instrument or document, as applicable, governed by Luxembourg law in connection with this Agreement and the Agreed Security Principles to secure the applicable Secured Obligations.
“Luxembourg Loan Party” means any Loan Party incorporated or otherwise organized under the laws of the Luxembourg.
“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”
“Material Adverse Effect” means after the Effective Date, a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of Holdings and its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of the Administrative Agent and the Lenders under the applicable Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.
“Material Indebtedness” means (without duplication) (x) Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000, (y) Indebtedness under the ABL North American Credit Agreement and (z) Indebtedness under any Permitted ABL EMEA Credit Facility. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means (a) each Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) for such quarter in excess of 2.5% of the consolidated revenues or total assets, as applicable, of Holdings and the Restricted Subsidiaries for such quarter or that is designated by the Borrower as a Material Subsidiary and (b) any Restricted Subsidiary that is part of a group comprising Restricted Subsidiaries that each would not have been a Material

Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis for all such Restricted Subsidiaries and their respective Restricted Subsidiaries) for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of Holdings and the Restricted Subsidiaries for such quarter. Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, any subsidiary that constitutes a “Material Subsidiary” under and as defined in the ABL North America Credit Agreement shall constitute a “Material Subsidiary” for purposes of this Agreement and the other Loan Documents.
“Minimum Liquidity ECF Amount” means the amount of Excess Cash Flow the application of which to the Term Loans would not cause Liquidity calculated as of the last day of the applicable Excess Cash Flow Period to be less than $75,000,000 after giving effect to such application.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations, provided, however, in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the Fair Market Value of such Mortgaged Property. Each Mortgage shall be in a form reasonably acceptable to the Required Lenders.
“Mortgaged Property” means any real property and the improvements thereon owned in fee by a Loan Party with respect to which a Mortgage is granted pursuant to Section 4.01(f) (if any) or Section 5.11 and Section 5.12 (if any).
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions or with respect to which any Loan Party or ERISA Affiliate could have liability.
“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, (iii) [reserved], and (iv) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Casualty Event or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings and the Restricted Subsidiaries as a result of such event to repay Indebtedness permitted to be incurred hereunder (other than (x) the Loans or (y) other pari passu or junior Financing secured by a Lien on the Collateral and incurred pursuant to Section 6.01(a)) and secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of

Holdings and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or the Restricted Subsidiaries and (iii) the amount of all Taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Holdings and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.
“New International Holdings” means Invacare International Holdings Corp., a Delaware corporation.
“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).
“Non-Cooperative Jurisdiction” means a non-cooperative tax jurisdiction (nicht kooperierendes Steuerhoheitsgebiet) within the meaning of the German Defense against Tax Havens Act (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb und zur Änderung weiterer Gesetze, the “SteueroasenAbwG”) and the and the respective legislative decree (Rechtsverordnung), each as amended, supplemented or restated.
“Non-Cooperative Jurisdiction Resident Party” means a Party that is resident in a Non-Cooperative Jurisdiction.
“Norwegian Collateral Agreements” means the collateral agreements listed on Schedule 1.01(b) as the Norwegian Collateral Agreements.
“Norwegian Collateral Documents” means each of the Norwegian Collateral Agreements, and each other security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, executed and delivered by any Norwegian Loan Party in connection with this Agreement and the Agreed Security Principles to secure the applicable Secured Obligations.
“Norwegian Loan Party” means any Loan Party incorporated or otherwise organized under the laws of Norway.
“Notice of Prepayment” shall have the meaning assigned to such term in Section 2.11(e).
“NZ Collateral Agreements” means the collateral agreements listed on Schedule 1.01(b) as the NZ Collateral Agreements.
“NZ Collateral Documents” means each of the NZ Collateral Agreements, and each other security agreement, pledge, debenture, hypothec, mortgage, consent or other instrument or document, as applicable, executed and delivered by any NZ Loan Party in connection with this Agreement and the Agreed Security Principles to secure the applicable Secured Obligations.
“NZ Loan Party” means any Loan Party incorporated or otherwise organized under the laws of New Zealand.
“OFAC” has the meaning assigned to such term in Section 3.18(c).

“Original Effective Date” means July 26, 2022.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation, amendment or amalgamation, the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and/or any shareholder(s) agreements; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and, with respect to any German Loan Party, the shareholder list (Gesellschafterliste); and (c) with respect to any partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future intangible, filing, recording, stamp, documentary, transfer, sales, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except for (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment, other than an assignment pursuant to Section 2.19 and (ii) any Luxembourg registration duties (droits d'enregistrement) payable in the case of voluntary registration of any Loan Document by the Loan Parties with the Administration de l'Enregistrement des Domaines et de la TVA in Luxembourg, or registration of the Notes in Luxembourg when such registration is not reasonably required to enforce the rights of that Loan Party under the Loan Document.
“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement, in substantially the form of Exhibit G-3, dated as of the Effective Date, by and among the Collateral Agent, the Senior Secured Convertible Notes Agent, and each additional representative party thereto from time to time, as acknowledged by the Loan Parties, as amended, restated or otherwise modified from time to time in accordance with the terms thereof.
“Participant” has the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“PCMLTF Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Perfection Certificate” means a certificate in the form of Exhibit J or any other form approved by the Administrative Agent at the direction of the Required Lenders.
“Permitted ABL EMEA Credit Facility” means a revolving credit facility availability in respect of which is determined by reference to a borrowing base based on accounts receivable and/or inventory that may be entered into by one or more of the EMEA Loan Parties providing for credit loans, letters of credit or other indebtedness or advances; provided that it is agreed that a Permitted ABL EMEA Credit Facility may be documented via an amendment to the ABL North America Credit Agreement to also include a Permitted ABL EMEA Credit Facility.
“Permitted ABL EMEA Intercreditor Agreement” means an intercreditor agreement that the Required Lenders and, so long as Highbridge is a Lender, Highbridge shall negotiate in good faith with the EMEA Loan Parties and the lenders under any Permitted ABL EMEA Credit Facility.
“Permitted Encumbrances” means:
(a)    Liens for Taxes that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case, the nonpayment of which could not reasonably be expected to result in a Material Adverse Effect;
(b)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens, arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens could not reasonably be expected to individually or in the aggregate have a Material Adverse Effect;
(c)    Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items of the type set forth in the foregoing clause (i);
(d)    Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts (other than for the payment of Indebtedness), governmental contracts and leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;
(e)    easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(f)    (i) Liens securing, or otherwise arising from, judgments, awards attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(j) and (ii) any pledge and/or deposit securing any settlement of litigation;
(g)    Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of the Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit, bank guarantee or other similar instrument to the extent such obligations are permitted by Section 6.01;
(h)    rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts or cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;
(i)    Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases or consignment or bailee arrangements entered into by the Borrower or any of the Restricted Subsidiaries;
(j)    Liens or right of set-off arising under the general banking conditions (algemene bankvoorwaarden) or any non-Dutch equivalent thereof;
(k)    any Lien deemed to be granted under section 12(3) of the Australian PPSA which does not secure payment or performance of an obligation;
(l)    cash collateral in an amount not to exceed $1,000,000 and Liens thereon, to secure Indebtedness consisting of letters of credit and reimbursement obligations in respect of such letters of credit permitted by Section 6.01(a)(xvi); and
(m)    (x) cash collateral in an amount not to exceed $500,000 securing Cash Management Obligations and (y) if the Required Lenders shall have consented, additional cash collateral securing Cash Management Obligations up to the amount so agreed by the Required Lenders.
“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:
Dollars, Euros, Sterling, Australian Dollars, Canadian dollars and such other currencies held by it from time to time in the ordinary course of business;
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or such member nation of the European Union is pledged in support thereof;

(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;
(c)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;
(d)    repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;
(e)    marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(f)    securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory or by a foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);
(g)    investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;
(h)    instruments equivalent to those referred to in clauses (a) through (h) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;
(i)    investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least

$250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;
(j)    with respect to any Foreign Subsidiary: (i) obligations of the national government of the country or jurisdiction in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country or jurisdiction is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country or jurisdiction is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;
(k)    interest bearing instruments with a maximum maturity of 180 days in respect of which the obligor is a G8 government or other G8 governmental agency or a G8 financial institution with credit ratings from S&P of at least “A-2” or the equivalent thereof or from Moody’s of at least “P-2” or the equivalent thereof; and
(l)    investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (l) above.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus underwriting discounts, other amounts paid, and fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred, in connection with such modification, refinancing, refunding, renewal or extension and (ii) by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01 immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v) and Section 6.01(a)(xiv), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension (x) has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (y) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(xxii) or Section 6.01(a)(xxv), has a final maturity date later than 180 days after the Latest Maturity Date, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) [reserved], (e) immediately after giving effect thereto, no

Event of Default shall have occurred and be continuing, and (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), (a)(xii) or (a)(xxiii), (i) the terms and conditions (including Lien priority, but excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), rate floors, fees, discounts and premiums) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are, taken as a whole, not materially more favorable to the investors providing such Indebtedness than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Latest Maturity Date at the time such Indebtedness is incurred) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant is either (A) also added for the benefit of any Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Latest Maturity Date at the time of such refinancing); provided that the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended; provided further that such Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall not be secured by any assets other than Collateral and the lien securing such Indebtedness shall not have greater priority than the lien securing the Indebtedness that is being modified, refinanced, refunded, renewed or extended (and if the Indebtedness being refinanced is unsecured, such Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall be unsecured). For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.
“Permitted Sale/Leaseback Transactions” means any Sale/Leaseback of a Sale/Leaseback Property consummated by any of the Restricted Subsidiaries after the Effective Date; provided, that any such Sale/Leaseback is on market terms and is consummated for fair market value as determined at the time of consummation in good faith by such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale/Leaseback).
“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) any trust or other legal entity the beneficiary of which is such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants and (c) without duplication with any of the foregoing, such Person’s heirs, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Borrower.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.
“Petition Date” has the meaning assigned to such term in the recitals hereto.
“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is subject to the provisions of Title IV of ERISA or

Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 5.01.
“PPSA” means the Personal Property Security Act (Ontario) including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Prepetition Term Loan Agreement” has the meaning assigned to such term in the recitals hereto.
“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
“Prior Loan Documents” has the meaning assigned to such term in Section 9.24.
“Prime Rate” means the rate last quoted by The Wall Street Journal (or another national publication selected by Administrative Agent) as the U.S. “Prime Rate”.
“Proposed Change” has the meaning assigned to such term in Section 9.02(c).
“Public Lender” has the meaning assigned to such term in Section 5.01.
“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Regulation” has the meaning assigned to such term in Section 3.22(b).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors, servicers, financing sources and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.
“Reorganization Plan” has the meaning assigned to such term in the recitals hereto.
“Representative” has the meaning assigned to such term in Section 9.12.

“Required Accounts” means, (A) all deposit accounts or securities accounts of the Domestic Loan Parties and the Canadian Loan Parties, other than (i) accounts having a de minimis balance and (ii) accounts that are zero balance accounts; provided that the aggregate balance in all accounts excluded by the de minimis threshold set forth in clause (i) shall not exceed $50,000 at any time and (B) all deposit accounts and securities accounts that are subject to control agreements in favor of the ABL North America Agent. Notwithstanding the foregoing, accounts used solely for payroll or benefits related disbursements or in which trust or the Insurance Subsidiary funds are maintained shall not constitute “Required Accounts” and the account of the former Insurance Subsidiary at PNC Bank, National Association shall not constitute a “Required Account”.
“Required Additional Debt Terms” means, with respect to any Indebtedness, (a) such Indebtedness does not mature earlier than 180 days after the Latest Maturity Date or have a Weighted Average Life to Maturity less than the greatest Weighted Average Life to Maturity of the then-existing Term Loans outstanding at the time of incurrence of such Indebtedness, (b) such Indebtedness does not have mandatory prepayment or redemption provisions (other than customary asset sale proceeds events, insurance and condemnation proceeds events, change of control offers or events of default) that could result in the prepayment or redemption of such Indebtedness prior to the Latest Maturity Date, (c) such Indebtedness is not guaranteed by any entity that is not a Loan Party, (d) such Indebtedness that is secured (i) is not secured by any assets not securing the Secured Obligations, (ii) is secured on a junior basis to the Liens securing the Secured Obligations and is subject to the relevant Intercreditor Agreement(s) and (iii) is subject to security agreements relating to such Indebtedness that are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Required Lenders), (e) [reserved] and (f) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and, subject to clauses (a) and (b) above, prepayment or redemption provisions, are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at such time) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (i) also added for the benefit of any Loans remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) only applicable after the Latest Maturity Date at such time); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent, acting at the direction of the Required Lenders, notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).
“Required Lenders” means, at any time, Lenders holding Term Loans and Commitments representing more than 50.0% of the sum of (i) the aggregate outstanding Term Loans at such time and (ii) the Commitments then in effect.
“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Article VIII.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, secretary, treasurer or assistant treasurer, in relation to a German Loan Party, managing director (Geschäftsführer) or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof. Any document delivered hereunder that is signed by one or more Responsible Officers of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Debt Payment” has the meaning assigned to such term in Section 6.08(b).
“Restricted Debt Payment Amount” means, at any time on or after the Effective Date, $2,500,000 minus the amount of Restricted Debt Payments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.08(b)(iv).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests, including, for the avoidance of doubt, any payments made to settle or otherwise redeem any convertible indebtedness that are in excess of the principal amount thereof.
“Restricted Subsidiary” means any Subsidiary.
“RSA” has the meaning assigned to such term in the recitals hereto.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.
“Sale/Leaseback” means any arrangement with any Person (other than Holdings or any of its Subsidiaries or Affiliates) providing for the leasing by the any Restricted Subsidiary of any real property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.
“Sale/Leaseback Property” means any of the following: (i) that certain property located at Carretera Reynosa-Matamoros Km. 102, Parque Industrial Manimex, Cd. Reynosa, Tamaulipas, Mexico (Invamex), (ii) that certain property located at Invacare, Route de Saint-Roch, Fondettes, 37320, France and (iii) that certain property located at Växjövägen 303, Invacare Rea AB, S 343 75, Dio, Sweden.
“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC and the Department of State), the United Nations Security Council, the European Union, Foreign Affairs, Trade and Development Canada, Public Safety Canada, or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Obligations” means the Loan Document Obligations.
“Secured Parties” means (a) each Lender, (b) the Administrative Agent, (c) the Collateral Agent, (d) each other Agent, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document owed to a Lender or any of its Affiliates or an Agent Related Person of an Agent or any of its Affiliates and (f) the successors and permitted assigns of each of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Documents” means each of the Collateral Agreements, the relevant Foreign Loan Documents, the Mortgages, the Control Agreements and each other security agreement or pledge agreement, including any intellectual property security agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01(f), Section 5.11 or Section 5.12 to secure any of the Secured Obligations.
“Senior Secured Convertible Notes Agent” means GLAS Trust Company LLC, as collateral agent in respect of the Senior Secured Convertible Notes.
“Senior Secured Convertible Notes” means Holdings’ 7.50% convertible senior secured notes due 2028 issued pursuant to the Senior Secured Convertible Notes Indenture.
“Senior Secured Convertible Notes Documents” means the Senior Secured Convertible Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and notes purchase agreement).
“Senior Secured Convertible Notes Indenture” means, collectively, the indentures, each dated the Effective Date, among Holdings, as issuer, the guarantors listed therein, the Senior Secured Convertible Notes Agent and the trustee referred to therein pursuant to which the Senior Secured Convertible Notes are issued, as such indentures may be amended or supplemented from time to time.
“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries that, taken together, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries or such group of Restricted Subsidiaries and their respective Restricted Subsidiaries, as applicable) for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of Holdings and the Restricted Subsidiaries for such quarter.
“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Floor” means a rate of interest per annum equal to 2.00%.
“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve.
“Solvent” means (a) the sum of the debt (including contingent liabilities) of Holdings and its subsidiaries, on a consolidated basis, does not exceed the fair value or the Present Fair

Saleable Value of the assets of Holdings and its subsidiaries, on a consolidated basis; (b) Holdings and its subsidiaries, on a consolidated basis, are able to pay their debts, on a consolidated basis, as they become due generally, (c) the capital of Holdings and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Holdings or its subsidiaries, on a consolidated basis, in existence or otherwise contemplated as of the date hereof; and (d) Holdings and its subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Jurisdictions” means England and Wales, Canada (including any province and territory thereof), Luxembourg, the Netherlands, Germany, Switzerland, France, Norway, Denmark, Australia and New Zealand.
“SPV” has the meaning assigned to such term in Section 9.04(f).
“Sterling” means the lawful currency of the United Kingdom from time to time.
“Subordinated Indebtedness” means any Junior Financing under clause (a) of the definition thereof.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of Holdings.
“Subsidiary Loan Party” means (a) each Subsidiary that is a party to the Domestic Guarantee Agreement, (b) each Subsidiary that is party to the Foreign Guarantee Agreement and (c) any other Subsidiary (other than the Borrower) that may be designated by the Borrower (subject to the requirements of the Agreed Security Principles in the case of a Foreign Subsidiary) by way of delivering to the Collateral Agent a supplement to the U.S. Collateral Agreement and a supplement to the Domestic Guarantee Agreement or the Foreign Guarantee Agreement, as applicable, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Secured Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.11 as if it were newly acquired; provided, in the case of this clause (c), that, in the case of a Foreign Subsidiary, the jurisdiction of incorporation, organization or formation of such Foreign Subsidiary shall be reasonably acceptable to the Required Lenders (it being acknowledged and agreed that the Specified Jurisdictions are reasonably acceptable); provided, further, that the Borrower shall not constitute a Subsidiary Loan Party.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swiss Collateral Agreements” means the collateral agreements listed on Schedule 1.01(b) as the Swiss Collateral Agreements.
“Swiss Collateral Documents” means each of the Swiss Collateral Agreements, and each other security agreement, pledge, debenture, mortgage or other instrument or document, as applicable, governed by Swiss law in connection with this Agreement and the Agreed Security Principles to secure the applicable Secured Obligations.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Facility” means the Term Loans or any refinancing thereof.
“Term Lenders” means, at any time, Lenders holding Term Loans or unused Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any Term Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Term Loan Commitments” means, collectively, the Exit Prepetition Continued Loan Commitments and the Exit DIP Converted Loan Commitments.
“Term Loan” has the meaning assigned to such term in Section 2.01.
“Term Maturity Date” means May 5, 2027; provided, that if such Term Maturity Date is not a Business Day, the Term Maturity Date shall be the immediately preceding Business Day.
“Termination Date” means the date on which all Loan Document Obligations (other than in respect of contingent indemnification and expense reimbursement claims not then due) shall have been paid in full.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion (at the direction of the Required Lenders)).
“Term SOFR Determination Date” shall have the meaning assigned to such term in the definition of “Term SOFR Rate”.

“Term SOFR Loan” means a Borrowing that bears interest based on Term SOFR Rate.
“Term SOFR Rate” means,
(a)    for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Date, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Date;
provided, further, that if the Term SOFR Rate determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Holdings ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or 5.01(b).
“Transaction Costs” means any fees, expenses and other transaction costs incurred or paid by Holdings, the Borrower or any of the Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents, and the transactions contemplated hereby and thereby.
“Transactions” means, collectively, the transactions that are contemplated by the Loan Documents, the Plan and the RSA to occur on the Effective Date, including (a) the execution, delivery and performance of the Loan Documents to be entered into on the Effective Date, (b) the issuance and deemed funding of the Term Loans on the Effective Date, (c) the consummation of the other transactions contemplated by this Agreement, the ABL North America Credit Agreement, the Senior Secured Convertible Notes Documents, the Holdings Preferred Equity Documents, the Plan and the RSA and (d) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e).
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.
“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.
“Vendor Financing Program” means the sale of customer accounts receivables in the ordinary course of business by (i) Subsidiaries incorporated in Denmark, Sweden and/or Norway to Nordea Finans Danmark A/S pursuant to the agreements on purchase of receivables each dated May 12, 2021 and any amendments, extensions, renewals or replacements thereof and (ii) any Subsidiaries to De Lage Landen Financial Services, Inc. under the program in existence on the Effective Date and any amendments, extensions, renewals or replacements thereof (the, “De Lage Program”).
“Voting Stock” means, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“WURA” means the Winding-Up and Restructuring Act (Canada).
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Term SOFR Loan”).
Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any references to “as of the date hereof” or similar terms or references shall be deemed to refer to the Effective Date.
Section 1.04    Accounting Terms; GAAP.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)    [Reserved].
(c)    [Reserved].
(d)    In the event that Holdings elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent, acting at the direction of the Required Lenders, agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating Holdings’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.
(e)    Notwithstanding any other provision contained herein, for purposes of determining compliance with any provision of this Agreement and any related definitions, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in GAAP that becomes effective on or after November 30, 2016 that would require operating leases to be treated similarly to capital leases.
Section 1.05    Currency Translation; Rates.
(a)    For purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made; provided further that, for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent, acting at the direction of the Required Lenders, may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
(b)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR Rate” or with respect to any comparable or successor rate thereto, or with respect to any Benchmark Replacement Conforming Amendments.
Section 1.06    Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
Section 1.07    Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with loans that refinance in full or fully replace the Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.
Section 1.08    Certain Calculations and Tests. Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, in the case of any acquisition or similar Investment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such acquisition or Investment; provided that if the Borrower elects to have such determination occur at the time of entry into the definitive agreement with respect to such acquisition or Investment, any testing of compliance with any test shall be tested on a pro forma basis assuming such acquisition or Investment and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated.
Section 1.09    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up for five).
Section 1.10    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.11    Term SOFR Notification. Section 2.14 of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor. The Required Lenders and the Borrower agree to cooperate with the Administrative Agent in making any determinations with respect to the comparable or successor rate to Term SOFR or any other benchmark.
Section 1.12    Benchmark Replacement Conforming Changes Relating to Term SOFR Rate. With respect to the Term SOFR Rate, the Administrative Agent and the Required Lenders will have the right (but not the obligation) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Benchmark Replacement Conforming Changes reasonably promptly after such amendment becomes effective.
Section 1.13    Quebec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising juris diction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” , “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC or a PPSA shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatory or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies, as applicable, (w) “leasehold interest” shall include a “valid lease”, (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively.

Section 1.14    French terms. In this Agreement, where it relates to a French entity and unless the contrary intention appears, a reference to: (a) an "administrator" or a "similar officer" includes an administrateur judiciaire, a mandataire ad hoc, a conciliateur, a mandataire liquidateur or any other person appointed as a result of any proceedings under articles L. 611-3 to L. 611-16 of the French Commercial Code; (b) a "winding-up", "dissolution", "administration", or "amalgamation" includes (without limitation) a redressement judiciaire, cession totale ou partielle de l'entreprise, liquidation judiciaire or a procédure de sauvegarde under Livre Sixième of the French Commercial Code; (c) "any analogous procedure or step" or "legal proceedings or other procedures" shall include, without limitation: (i) proceedings for the appointment of a mandataire ad hoc for a conciliation in accordance with Articles L.611-3 to L.611-16 of the French Commercial Code, and (ii) the entry of a judgment for sauvegarde, redressement judiciaire, liquidation judiciaire or cession totale de l'entreprise under Articles L.620-1 to L.670-8 of the French Commercial Code; (d) a person being unable to pay its debts is that person being in a state of cessation des paiements within the meaning of the French Commercial Code; (e) "control" has the meaning given in article L.233-3 I and II of the French Commercial Code; (f) "gross negligence" means "faute lourde"; (g) "merger" includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Commercial Code; (h) a "guarantee" includes, as regards French law, any "cautionnement", "aval", any "garantie" which is independent from the debt to which it relates and any type of "sûreté personnelle"; (i) a "security interest" includes any type of security (sûreté réelle) and transfer by way of security and fiducie sûreté; (j) "wilful misconduct" means "dol"; (k) the "French Civil Code" means the Code Civil; (l) the "French Commercial Code" means the Code de commerce.
Section 1.15    Luxembourg terms.
Luxembourg legal concepts expressed in English terms in this Agreement may not correspond to the original French or German terms relating thereto.
In this Agreement, where it relates to a Luxembourg Loan Party, a reference to:
(a)    a winding up, dissolution, administration or moratorium includes:
(i)    bankruptcy (faillite déclarée);
(ii)    voluntary or compulsory liquidation (liquidation volontaire or liquidation judiciaire);
(iii)    controlled management (gestion contrôlée);
(iv)    reprieve from payment (sursis de paiement) or a composition with creditors (concordat préventif de faillite); and
(v)    administrative dissolution without liquidation (dissolution administrative sans liquidation).
(b)    a trustee, an administrator, a receiver or a similar office includes a commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur, curateur or a juge délégué;
(c)    guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code;

(d)    a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements) and has lost its creditworthiness (ebranlement du credit) ; and
(e)    an attachment includes a saisie;
(f)    by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and
(g)    a director includes a gérant or an administrateur.
Section 1.16    Swiss terms. In respect of any Loan Party incorporated in Switzerland, any obligations of, and the use of any enforcement proceeds of security provided by, such Loan Party set out in this Agreement or any other Loan Document shall be limited as set out in Section 6.03 (Swiss Guaranty Limitations) of the Foreign Guarantee Agreement, which shall apply mutatis mutandis.
Section 1.17    Australian matters.
(a)    Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to an Australian Collateral Document, an Australian Loan Party or any of their Subsidiaries incorporated under the laws of Australia or any state or territory thereof, a reference in this Agreement to:
(i)    with respect to any reference to an Affiliate, “Control” has the meaning given to it in section 50AA of the Australian Corporations Act;
(ii)    “receiver” or “receiver and manager” has the meaning given to it in section 9 of the Australian Corporations Act;
(iii)    “Inventory” has the meaning provided in section 10 of the Australian PPSA; and
(iv)    “Subsidiary” means a subsidiary within the meaning given in Part 1.2 Division 6 of the Australian Corporations Act.
(b)    The parties agree that the Australian Banking Association Banking Code of Practice published by the Australian Bankers' Association (as amended, revised or amended and restated from time to time) does not apply to the Loan Documents or the transactions under them.
Section 1.18    Danish terms.
(a)    The guarantee and indemnity obligations or any third party Collateral of any Danish Loan Party under any Loan Document shall be deemed not to be assumed (and any Collateral created in relation thereto shall be limited) to the extent that the same would otherwise constitute unlawful financial assistance within the meaning of §§ 206-212 of the Danish Companies Act (in Danish: selskabsloven).
(b)    Any Danish Loan Party’s guarantee and indemnity obligations in relation to obligations not incurred as a result of direct or indirect borrowings under any Loan Document by such Danish Loan Party or by a direct or indirect Subsidiary of such Danish Loan Party shall further be limited to an amount equal to the higher of (i) the equity (in Danish: egenkapital) of such Danish Loan Party at the date hereof or, if such Danish Loan Party is not party to this

Agreement at the date hereof, the date of accession by such Danish Loan Party to this Agreement, and (ii) the date when a claim is made against such Danish Loan Party calculated in accordance with IFRS, however, adjusted upwards to the extent market values are higher than book values.
(c)    The limitations in Section 1.18(a) and Section 1.18(b) shall apply to any security by guarantee, indemnity, joint and several liability, collateral or otherwise and to subordination of rights and claims, subordination or turn over of rights of recourse, application of proceeds and any other means of direct and indirect financial assistance.
ARTICLE II
THE CREDITS
Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Term Lender having a Term Loan Commitment severally (i) with respect to its Exit Prepetition Continued Loans, continued its loans constituting Term Loan Claims (as defined in the Reorganization Plan) as loans to the Borrower hereunder in Dollars in an aggregate amount not exceeding any such Term Lender’s Exit Prepetition Continued Loan Commitment and (ii) with respect to its Exit DIP Converted Loans, was deemed to have made loans to the Borrower hereunder in Dollars in an aggregate amount not exceeding any such Term Lender’s Exit DIP Converted Loan Commitment, in each case, on a several and not joint basis (such continued loans and loans deemed made hereunder, collectively, the “Term Loans” and each, a “Term Loan”). Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The Term Loan Commitment of each Lender was automatically and permanently reduced to $0 upon the continuation and deemed making of such Lender’s Term Loans on the Effective Date.
Section 2.02    Loans and Borrowings.
(a)    Each Loan shall be made, continued, or deemed made, by the Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Term Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required hereby.
(b)    Subject to Section 2.14, each Term Loan Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14(a) shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 with respect to such Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c)    At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term SOFR Borrowing that results from a continuation of an outstanding Term SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 4 Term SOFR Borrowings outstanding.
Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivery (by hand delivery, facsimile or other electronic transmission) of a written Borrowing Request signed by the Borrower to the Administrative Agent (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or one Business Day in the case of any Term SOFR Borrowing to be made, continued or deemed made on the Effective Date), or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable upon delivery and shall specify the following information:
(i)    the aggregate amount and the currency of such Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;
(iv)    in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(v)    [reserved]; and
(vi)    that, as of the date of such Borrowing, the conditions set forth in Section 4.01(l) and (m) are satisfied.
If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of three (3) months’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    [Reserved].
Section 2.05    [Reserved].
Section 2.06    Funding of Borrowings.
(a)    Subject to the satisfaction or waiver of the conditions precedent set forth in Section 4.01 in accordance with the terms hereof, the Term Loans shall be continued or deemed made hereunder upon the effectiveness of the Reorganization Plan.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion (but without obligation), make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
(c)    Obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).
Section 2.07    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivery (by hand delivery, facsimile or other electronic transmission) to the Administrative Agent of a written Interest Election Request signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable upon delivery.
(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.03:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and
(iv)    if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of three (3) months’ duration.
(d)    Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.08    Termination and Reduction of Commitments. Unless previously terminated, the Term Loan Commitment shall terminate upon the deemed making of the Term Loans on the Effective Date.
Section 2.09    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender on the Term Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.
(e)    Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in a form provided by the Administrative Agent and approved by the Borrower.
Section 2.10    [Reserved].
Section 2.11    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty; provided, that:
(i)    any voluntary prepayment of the Loans pursuant to Section 2.11(a) prior to the first anniversary of the Effective Date (including following an acceleration of the Loans pursuant to Section 7.01) shall be accompanied by a premium equal to 3% of the aggregate principal amount of the Loans so prepaid;
(ii)    any voluntary prepayment of the Loans pursuant to Section 2.11(a) on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date (including following an acceleration of the Loans pursuant to Section 7.01) shall be accompanied by a premium equal to 2% of the aggregate principal amount of the Loans so prepaid; and
(iii)    any voluntary prepayment of the Loans pursuant to Section 2.11(a) on or after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date (including following an acceleration of the Loans pursuant to Section 7.01) shall be accompanied by a premium equal to 1% of the aggregate principal amount of the Loans so prepaid.
(b)    Subject to any applicable Intercreditor Agreement, following the end of each Excess Cash Flow Period, the Borrower shall prepay the Term Loans in an aggregate amount equal to the lesser of (x) 50% of Excess Cash Flow for such Excess Cash Flow Period and (y) the Minimum Liquidity ECF Amount. Each prepayment pursuant to this paragraph shall be made on or before the date that is ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal quarter ending on the last day of the applicable Excess Cash Flow Period for which Excess Cash Flow is being calculated.
(c)    Subject to the Pari Passu Intercreditor Agreement, concurrently with each borrowing under any Permitted ABL EMEA Credit Facility immediately following which the aggregate principal amount of loans then outstanding under such Permitted ABL EMEA Credit Facility exceeds the maximum aggregate principal amount of loans outstanding under such Permitted ABL EMEA Credit Facility on any previous date, the Borrower shall prepay the Term Loans in an aggregate principal amount equal to 33.33% of such excess. Each prepayment pursuant to this paragraph shall be made on or before the date that is five (5) Business Days after the date of any such ABL EMEA Borrowing.
(d)    Subject to any applicable Intercreditor Agreement, when the Borrower or any Subsidiary sells or otherwise disposes of any assets pursuant to Section 6.05(j), the Borrower shall prepay the Term Loans in an amount equal to the Net Proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions), such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for the Administrative Agent; provided further that no such prepayment shall be required to be made (but, in the sole discretion of the Borrower, may be made) until and unless the aggregate amount of Net Proceeds in respect of all Asset Sales exceed $2,500,000 in any Fiscal Year, at which time the prepayment shall be required to be made only with respect to such Net Proceeds in excess of such annual amount. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such prepayments shall be applied to outstanding Term Loans.
(e)    Subject to the Pari Passu Intercreditor Agreement, when the Borrower or any Restricted Subsidiary enters into a Permitted Sale/Leaseback, the Borrower will prepay the Term Loans in an amount equal to 33.33% of the Net Proceeds of such Permitted Sale/Leaseback, such prepayments to be made promptly but in no event more than five (5) Business Days following receipt of such Net Proceeds, and until the date of payment, such proceeds shall be held in trust for the Administrative Agent. The foregoing shall not be deemed to be implied consent to any such Sale/Leaseback otherwise prohibited by the terms and conditions hereof. Such prepayments shall be applied to outstanding Term Loans.
(f)     Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (g) of this Section substantially in the form of Exhibit P hereto (the “Notice of Prepayment”).
(g)    The Borrower shall notify the Administrative Agent of any optional prepayment pursuant to Section 2.11(a) and any mandatory prepayment pursuant to Section 2.11(b), Section 2.11(c), Section 2.11(d) and Section 2.11(e) and, to the extent practicable, any mandatory prepayment hereunder by delivering a Notice of Prepayment to the Administrative Agent (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable refinancing event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(h)    Notwithstanding the foregoing or any other provision in this Agreement, each Lender, by written notice to the Borrower and the Administrative Agent, received no later than one Business Day prior to the date of such prepayment, shall have the right to reject its applicable percentage of any prepayment pursuant to Section 2.11(d), in which case the principal amounts so rejected shall be applied to make an offer to purchase the Senior Secured Convertible Notes.
(i)    Notwithstanding the foregoing, to the extent the Borrower reasonably determines that the repatriation of any portion of any prepayment required pursuant to this Section 2.11 by a Foreign Subsidiary to effect such prepayment would (i) have a material adverse tax or cost consequence for the Loan Parties or their beneficial owners, (ii) contravene or be delayed by applicable Requirements of Law from being repatriated to the United States, (iii) give rise to a risk of liability for the directors of such Foreign Subsidiaries, or (iv) be prohibited by the organizational document restrictions of any non-controlled entities, the affected portion of such prepayment amount shall not be required to be applied to prepay the Loans at the times provided in this Section 2.11 (and, for the avoidance of doubt, the Restricted Subsidiaries shall not be required to increase the amount of the prepayment required to be made to offset the application of such limitation and any reduction of such prepayment as a result thereof); provided, that, in the case of clauses (ii) through (iii), the Loan Parties and the applicable Foreign Subsidiary shall take commercially reasonable actions required by applicable Requirements of Law to permit such repatriation. Such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable restrictions or conditions in the preceding clauses (i) through (iv) are in effect, and once such repatriation of any of such affected amount is permitted under the applicable local law or such adverse consequence would no longer result, such repatriation will be effected promptly and such repatriated amounts will be promptly (and in any event not later than three (3) Business Days after such repatriation) applied to the repayment of the Term Loan pursuant to this Section 2.11 to the extent provided herein. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by the Loan Parties and arising as a result of compliance with the preceding sentence. Notwithstanding anything herein to the contrary, the non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute a Default or an Event of Default and such amounts shall be available for working capital purposes of the Loan Parties.
(j)    For the avoidance of doubt, no prepayment premium shall be payable with respect to prepayments made pursuant to Section 2.11(b), (c), (d) or (e).
Section 2.12    Fees.
(a)    The Borrower agrees to pay (i) to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent pursuant to the Administrative Agent Fee Letter and (ii) to the Collateral Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Collateral Agent pursuant to the Collateral Agent Fee Letter.
(b)    [Reserved].
(c)    [Reserved].
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid hereunder shall not be refundable under any circumstances.

Section 2.13    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    [reserved].
(d)    Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing and the Required Lenders have directed the Administrative Agent to apply the Default Rate (which election shall be automatic upon the occurrence of an Event of Default under Section 7.01(h) or (i)), all outstanding Loan Document Obligations shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of any principal or interest of any Loan, 2.00% per annum plus the rate otherwise applicable to Term Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to Loans that are ABR Loans as provided in paragraph (a) of this Section (the “Default Rate”).
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All computations of interest for ABR Loans (when the Alternate Base Rate is based on the U.S. “Prime Rate”) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(g)    For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid under any Loan Document is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
(h)    If any provision of this Agreement would oblige a Canadian Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable laws or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: (a) first, by reducing the amount or rate of interest to be paid to such Lender; and (b) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of section 347 of the Criminal Code (Canada).
Section 2.14    Alternate Rate of Interest.
(a)    If at least two Business Days prior to the commencement of any Interest Period for a Term SOFR Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (ii) or clause (i) above, “Impacted Loans”), then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders by hand delivery, facsimile or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Term SOFR Borrowing, then such Borrowing shall be made as an ABR Borrowing and the utilization of the Term SOFR Rate component in determining the Alternate Base Rate shall be suspended; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.
(b)    Notwithstanding the foregoing, if the Administrative Agent (at the direction of the Required Lenders) has made the determination described in clause (a)(i) of this Section 2.14 and/or is advised by the Required Lenders of their determination in accordance with clause (a)(ii) of this Section 2.14 and the Borrower shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend the definition of “Term SOFR Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of this Section 2.14.
(c)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Documents, if the Administrative Agent (at the direction of the Required Lenders) determines that a Benchmark Transition Event has occurred, the Administrative Agent (at the direction of the Required Lenders), the Required Lenders and the Borrower may amend this Agreement to replace the Term SOFR Rate with a Benchmark Replacement in accordance with this Section 2.14(c); and any such amendment shall be in writing, shall specify the date that the Benchmark Replacement is effective and will not require any further action or consent of any other party to this Agreement. Until the Benchmark Replacement is effective, each advance, conversion and renewal of a Term SOFR Loan will continue to bear interest with reference to the Term SOFR Rate; provided, however, during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a Term SOFR Borrowing that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of an ABR Borrowing, (ii)

all outstanding Term SOFR Loans shall automatically be converted to ABR Loans at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected Term SOFR Loan) and (iii) the component of the Alternate Base Rate based upon the Term SOFR Rate will not be used in any determination of the Alternate Base Rate.
(d)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent (at the direction of the Required Lenders) and the Required Lenders will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the other Loan Documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Prior to implementing a Benchmark Replacement and/or any Benchmark Replacement Conforming Changes, the Administrative Agent, the Required Lenders and the Borrower shall use commercially reasonably efforts (exercised in good faith) to implement such Benchmark Replacement and/or any Benchmark Replacement Confirming Changes in a manner that is intended to comply with the terms of United States Treasury Regulation Section 1.1001-6 (or any successor or similar Treasury Regulations) such that the Benchmark Replacement and/or Benchmark Replacement Conforming Changes do not constitute a “significant modification” for purposes of United States Treasury Regulation Section 1.1001-3 (including, but not limited to, using commercially reasonably efforts to implement a Benchmark Replacement that is a “qualified rate,” as defined in United States Treasury Regulation Section 1.1001-6), as determined in good faith by the Borrower.
(e)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (f) below, and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent (at the direction of the Required Lenders) pursuant to this Section 2.14 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto (other than the Required Lenders), except, in each case, as expressly required pursuant to this Section 2.14.
(f)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the other Loan Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is or will be no longer representative, then the Administrative Agent (at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing bearing interest based on the Term SOFR Rate, conversion to or continuation of Borrowings bearing interest based on the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an ABR Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
(h)    Certain Defined Terms. As used in this Section 2.14:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (at the direction of the Required Lenders) giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Term SOFR Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.50%, the Benchmark Replacement will be deemed to be 1.50% for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period (where applicable):
(1)    for purposes of clause (1) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment*
One-Month	0.0% (0 basis points)
Three-Months	0.0% (0 basis points)
Six-Months	0.0% (0 basis points)

(2)    for purposes of clause (2) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (at the direction of the Required Lenders) (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Term SOFR Rate with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the Term SOFR Rate for U.S. dollar denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from the Term SOFR Rate to the Benchmark Replacement and (ii) yield- or risk-based differences between the Term SOFR Rate and the Benchmark Replacement.
In each case, the Required Lenders shall direct the Administrative Agent in connection with selecting a Benchmark Replacement Adjustment that is administratively feasible to the Administrative Agent and the Administrative Agent shall have no obligation to make any such determination in the absence of such direction.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent (at the direction of the Required Lenders) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent or the Required Lenders determine that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (at the direction of the Required Lenders) decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Term SOFR Rate:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Term SOFR Rate permanently or indefinitely ceases to provide the Term SOFR Rate; or

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Term SOFR Rate:
(1)    a public statement or publication of information by or on behalf of the administrator of the Term SOFR Rate announcing that such administrator has ceased or will cease to provide the Term SOFR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Term SOFR Rate;
(2)    a public statement or publication of information by a Governmental Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of the Term SOFR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Term SOFR Rate, a resolution authority with jurisdiction over the administrator for the Term SOFR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Term SOFR Rate, which states that the administrator of the Term SOFR Rate has ceased or will cease to provide the Term SOFR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Term SOFR Rate; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Term SOFR Rate or a Governmental Body having jurisdiction over the Administrative Agent announcing that the Term SOFR Rate is no longer representative.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate and solely to the extent that the Term SOFR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Term SOFR Rate for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the Term SOFR Rate for all purposes hereunder pursuant to Section 2.14.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is five (5) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York, New York time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
Section 2.15    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Term SOFR Rate); or
(ii)    subject any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent or such Lender or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of the Administrative Agent or such Lender, the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such increased costs actually incurred or reduction actually suffered, provided that the Borrower shall not be liable for such compensation if, in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, (A) the relevant circumstances are not generally affecting the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders; provided, further, that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III, then such Lender shall be compensated pursuant to this (a) only to the extent such Lender is imposing such charges on similarly situated borrowers where the terms of other syndicated credit facilities permit it to impose such charges.
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such

Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender contemplated by clause (c) below, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.
(c)    Any Lender requesting compensation under this Section 2.14(a) shall be required to deliver a certificate to the Borrower, (i) setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section, (ii) setting forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(g) and is revoked in accordance therewith) or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the actual loss, cost and expense incurred by such Lender attributable to such event (other than loss of profit). For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Term SOFR Loan made by it at the Term SOFR Rate for such Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail and the manner in which such amount or amounts were determined, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.
Section 2.17    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, provided that if the applicable Withholding Agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then (i) the applicable Withholding Agent shall make such deductions or withholdings, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions and withholdings applicable to additional amounts payable under this Section 2.17) the Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b)    Without duplication of any obligation under paragraph (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes and/or Other Taxes payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Borrower or the Administrative Agent (i) as will permit such payments to be made without, or at a reduced rate of, withholding or (ii) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(1)-(3) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall, if a lapse or time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent upon their reasonable request updated or other appropriate documentation (including any new documentation) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17.
Without limiting the foregoing:
(1)    Each Lender and Administrative Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or about the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 or successor form certifying that such Lender or Administrative Agent is exempt from U.S. federal backup withholding.
(2)    Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or about the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(A)    two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms), as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, establishing an exemption from, or reduction of, U.S. federal withholding Tax (i) pursuant to the “interest” article of such tax treaty with respect to payments of interest under any Loan Document and (ii) pursuant to the “business profits” or “other income” article of such tax treaty with respect to any other applicable payments under any Loan Document,
(B)    two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),
(C)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit Q-1, Q-2, Q-3 and Q-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms), as applicable,
(D)    to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by an IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, U.S. Tax Compliance Certificate, IRS Form W-9, IRS Form W-8IMY or any other information (or any successor forms) from each beneficial owner that would be required under this Section 2.17(e) if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)    two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(3)    If a payment made to a Lender or Administrative Agent under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Administrative Agent has or has not complied with such Lender’s or Administrative Agent’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date hereof.
(4)    If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, it shall provide to the Borrower on or prior to the date on which it becomes an Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (A) two executed copies of Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (B) two executed copies of Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a “United States person” with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).
Each Lender or Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding any other provisions of this paragraph (e), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.
(f)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower pursuant to this Section 2.17(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary in this Section 2.17(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential to any Loan Party or any other Person).
(g)    Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, or the consummation of the transactions contemplated hereby, the repayment, satisfaction or discharge of all obligations under any Loan Document or the termination of this Agreement or any provision hereof.
Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)    The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.14(a), Section 2.16, Section 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, shall be made as expressly provided herein and except that payments pursuant to Sections 2.14(a), Section 2.16, Section 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Term SOFR Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Term SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan (or of interest thereon) and all other payments under each Loan Document shall be made in Dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, any fees that are due hereunder to the Administrative Agent or the Collateral Agent, (ii) second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender with outstanding Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for any permitted assignment of or sale of a participation in any of its Loans to any assignee or participant, including any payment made or deemed made in connection with Section 9.02 or (C) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

Section 2.19    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.14(a), or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.23, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14(a) or Section 2.17 or mitigate the applicability of Section 2.23, as the case may be and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any economic, legal or regulatory respect to, such Lender.
(b)    If (i) any Lender requests compensation under Section 2.14(a) or gives notice under Section 2.23 or (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.14(a), payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.20    [Reserved].
Section 2.21    [Reserved].
Section 2.22    [Reserved].
Section 2.23    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR Rate or to determine or charge interest rates based upon the Term SOFR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall, during the period of such suspension, compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower (as to itself and its Restricted Subsidiaries) represents and warrants to the Lenders and the Agents that:
Section 3.01    Organization; Powers.Each of Holdings, the Borrower and each Restricted Subsidiary is (a) duly organized or incorporated and validly existing and (to the extent such concept exists in the relevant jurisdictions) in good standing under the laws of the jurisdiction of its organization or incorporation or amalgamation, (b) has the corporate, constitutional power, or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to Holdings and the Borrower), clause (b) (other than with respect to the Borrower) and clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.02    Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (ii) in the case of each Foreign Loan Party and each Foreign Loan Document, (x) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, and (y) the Legal Reservations and the Foreign Perfection Requirements.
Section 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of Holdings, the Borrower or any other Loan Party, or (ii) any Requirements of Law applicable to Holdings, the Borrower or any Restricted

Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents and the Senior Secured Convertible Notes Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and, in case of each Foreign Loan Party and each Foreign Loan Document, subject to the Legal Reservations and the Foreign Perfection Requirements.
Section 3.04    Financial Condition; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the consolidated financial position of the Borrower and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto.
(b)    [Reserved].
(c)    Since the Effective Date, there has been no event, circumstance or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
Section 3.05    Properties.
(a)    Holdings, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties, if any), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    As of the Effective Date, Schedule 3.05 contains a true and complete list of each fee owned parcel of real property owned by a Loan Party having a Fair Market Value equal to or in excess of $1,000,000.
Section 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any

Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of the Borrower, any basis to reasonably expect that Holdings, the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.
Section 3.07    Compliance with Laws and Agreements. Each of Holdings, the Borrower and each Restricted Subsidiary is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures and other agreements and instruments binding upon it or its property, except, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.08    Investment Company Status. None of Holdings, the Borrower or any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time, subject, in case of each Foreign Loan Party and each Foreign Loan Documents, to the Legal Reservations and the Foreign Perfection Requirements.
Section 3.09    Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (i) that are not overdue by more than 30 days or (ii) that are being contested in good faith by appropriate proceedings; provided that Holdings, the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.
Section 3.10    ERISA.
(a)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.
(b)    Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
Section 3.11    Disclosure. (a) As of the Effective Date, no written information (other than projections, other forward-looking and/or projected information and information of a general economic or industry specific nature) furnished by Holdings, the Borrower or any of their respective representatives on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished on or prior to the Effective Date) on or before the Effective Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates thereto from time to time), provided that, with respect to projections and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered, it being understood that any such projections and other forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and that actual results may vary from projected results and such variations may be material.
(b)    As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
Section 3.12    Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings, the Borrower, New International Holdings and each Subsidiary in, the Borrower, New International Holdings and each Subsidiary.
Section 3.13    Intellectual Property; Licenses, Etc. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use, all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, and, without conflict with the rights of any Person. The Borrower or each Restricted Subsidiary do not, in the operation of their businesses as currently conducted, infringe upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 3.14    Solvency. On the Effective Date, and after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.
Section 3.15    Senior Indebtedness. The Loan Document Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any comparable terms) under and as defined in the documentation governing any Subordinated Indebtedness.
Section 3.16    Federal Reserve Regulations. None of Holdings, the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.
Section 3.17    Security Interest in Collateral. Subject to the provisions of this Agreement (including, without limitation, the terms of the proviso to clause (f) of Section 4.01) and the other relevant Loan Documents, the Security Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself and the other applicable Secured Parties, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. With respect to Liens on assets of Domestic Loan Parties, upon the satisfaction of the applicable Domestic Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Security Documents) on the applicable Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the applicable Secured Obligations, in each case as and to the extent set forth therein, provided that in the case of each Foreign Loan Party and each Foreign Loan Document, each representation and warranty made in this Section 3.17 shall be subject to the Legal Reservations and the Foreign Perfection Requirements.
Section 3.18    PATRIOT Act, OFAC and FCPA.
(a)    Holdings, the Borrower and the Restricted Subsidiaries will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person who is the subject of Sanctions, or in any country or territory to the extent that such country or territory is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor, lender or otherwise) of Sanctions.
(b)    Holdings, the Borrower and the Restricted Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of Holdings and the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or other applicable anti-corruption laws and regulations.
(c)    Each of Holdings, the Borrower and the Restricted Subsidiaries is in compliance in all material respects with applicable Sanctions, including without limitation regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the USA Patriot Act and other applicable anti-terrorism laws and regulations, and the FCPA and other applicable anti-corruption laws and regulations, and have instituted and maintain policies and procedures reasonably designed to ensure compliance with such laws and regulations.
(d)    To the knowledge of Holdings and the Borrower, none of Holdings, the Borrower or the Restricted Subsidiaries has, in the three years prior to the Effective Date, committed a material violation of Sanctions, Title III of the USA Patriot Act or other applicable anti-terrorism laws and regulations, or the FCPA or other applicable anti-corruption laws and regulations.
(e)    None of the Loan Parties, none of the Restricted Subsidiaries that are not Loan Parties or other Restricted Subsidiaries, nor to the knowledge of Holdings or the Borrower, any director, officer, employee or agent of any Loan Party or Restricted Subsidiary, in each case, (i) is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, the “Consolidated Canadian Autonomous Sanctions List”, or any other list of targets identified or designated pursuant to any Sanctions, (ii) is located, organized or resident in a country or territory that is the subject of Sanctions, or (iii) is otherwise the Subject or target of Sanctions, or 50% or more in the aggregate owned or controlled by any such Person or Persons.
(f)    This Section 3.18 shall not be interpreted or applied in respect of any German Loan Party to the extent that any such undertaking would violate or expose such entity or any directors, officer or employee thereof to any liability, under section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996, as amended, or any similar applicable antiboycott or blocking law or regulation binding on the relevant German Loan Party.

Section 3.19    Luxembourg Law. Any Luxembourg Loan Party complies with all the provisions of the Luxembourg law of 31 May 1999 governing the domiciliation of companies, as amended.
Section 3.20    [Reserved].
Section 3.21    [Reserved].
Section 3.22    Intermediate Holdcos.
(a)    From and after the Effective Date, each Intermediate Holdco has not traded, carried on any business, owned any assets or incurred any material liabilities except to the extent permitted under Section 6.06.
(b)    For the purposes of Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on Insolvency Proceedings (recast) (the “Regulation”), each Intermediate Holdco’s Centre of Main Interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.
ARTICLE IV
CONDITIONS
Section 4.01    Effective Date. The obligations of the Lenders to make the Term Loans hereunder (or for the Term Loans to be continued or deemed made, as the case may be) shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) (on behalf of the Lenders) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of each party hereto or (ii) written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic transmission of a signed counterpart of this Agreement) that each party hereto has signed a counterpart of this Agreement;
(b)    The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Effective Date) of each of (i) Kirkland & Ellis LLP, as special New York counsel for the Loan Parties, (ii) Baker McKenzie Rechtsanwaltsgesellschaft mbH von Rechtsanwälten und Steuerberatern, as German counsel for the Lenders on the validity of the German Collateral Agreement, (iii) Blake, Cassels & Graydon LLP, as Canadian counsel for the Loan Parties, (iv) Baker & McKenzie Amsterdam N.V., as Dutch counsel for the Lenders as to the capacity of the Loan Parties incorporated in the Netherlands to enter into the Loan Documents to which they are a party and as to the enforceability of the Dutch Collateral Documents, (v) Baker & McKenzie Luxembourg, as Luxembourg counsel for the Lenders as to the enforceability of the Luxembourg Collateral Documents, (vi) Loyens & Loeff Luxembourg S.à r.l., as Luxembourg counsel for the Loan Parties as to the capacity of the Loan Parties incorporated in Luxembourg to enter into the Loan Documents to which they are a party, (vii) Baker & McKenzie LLP as English counsel for the Lenders as to the capacity of the Loan Parties incorporated in England and Wales to enter into the Loan Documents to which they are a party and as to the enforceability of the English Collateral Documents, (viii) Kirkland & Ellis LLP, as French counsel for the Loan Parties as to the capacity of the Loan Parties incorporated in France to enter into the Loan Documents to which they are a party, (ix) Baker & McKenzie AARPI, as French counsel for the Lenders as to the enforceability of the French Collateral Documents, (x) Baker & McKenzie Australia, as Australian counsel to the Lenders as to the capacity of the Loan Parties incorporated in Australia to enter into the Loan Documents to which they are a party and as to the enforceability of the Australian Collateral Documents, (xi) Gorrissen Federspiel Advokatpartnerselskab, as Danish counsel to the Lenders as to the capacity of the Loan Parties incorporated in Denmark to enter into the Loan Documents to which they are a party and as to the enforceability of the Danish Collateral Documents, (xii) MinterEllisonRuddWatts, as New Zealand counsel to the Lenders as to the capacity of the Loan Parties incorporated in New Zealand to enter into the Loan Documents to which they are a party and as to the enforceability of the NZ Collateral Documents, (xiii) Arntzen de Besche Advokatfirma AS as Norwegian counsel to the Lenders as to the capacity of the Loan Parties incorporated in Norway to enter into the Loan Documents to which they are a party and as to the enforceability of the Norwegian Collateral Documents and (xiv) Baker McKenzie Zurich as Swiss counsel for the Lenders as to the capacity of the Loan Parties incorporated in Switzerland to enter into the Loan Documents to which they are a party and as to the enforceability of the Swiss Collateral Documents.
(c)    The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit R with appropriate insertions or as otherwise customary in the relevant jurisdiction of incorporation of a Foreign Loan Party, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in clauses (d)(i) through (d)(iii) of this Section and, in the case of the certificate delivered by the Borrower, confirming compliance with the conditions set forth in paragraphs (l) and (m) of this Section 4.01.
(d)    The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) to the extent applicable in the relevant jurisdiction of incorporation of a Foreign Loan Party, signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors, holders of all issued shares/quotas in and/or other corporate body of each Loan Party (as applicable), if applicable, the supervisory board of directors, and if applicable, an unconditional positive or neutral advice (advies) from each relevant works council, including the request for advice of such Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, to the extent applicable in the relevant jurisdiction of incorporation of a Foreign Loan Party, certified as of the Effective Date by a Responsible Officer as being in full force and effect without modification or amendment, (iv) a good standing certificate, certificate of compliance, certificate of status or another analogous certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, (v) [reserved] and (vi) in the case of a Loan Party incorporated in England and Wales the shares of which are to become the subject of a Lien in accordance with the English Collateral Agreement (a "Charged Company"), either: (A) a certificate of an authorised signatory of the shareholder(s) of that Loan Party certifying that: (1) the shareholder(s) of that Loan Party and their respective subsidiaries (however described) from time to time have complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from the Charged Company, and (2) no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company which, in the case of that Charged Company, are certified by an authorised signatory of the shareholder(s) of that Loan Party to be correct, complete and has not been amended or superseded as at a date no earlier than the date of this Agreement, or (B) a certificate of an authorised signatory of the shareholder(s) of that Charged Company certifying that the Charged Company is not required to comply with Part 21A of the Companies Act 2006.

(e)    Prior to or substantially concurrently with the funding, continuation or deemed funding of the Term Loans hereunder on the Effective Date, the Administrative Agent and the Lenders shall have received (i) all fees required to be paid by the Borrower on the Effective Date hereunder and under the Fee Letters and (ii) all expenses required to be paid by the Borrower for which invoices have been presented at least three Business Days prior to the Effective Date (except as otherwise agreed by the Borrower), which amounts, in the case of the Lenders, may be offset against the proceeds of the Loans.
(f)    The Collateral and Guarantee Requirement shall have been satisfied. The Collateral Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of each of the Borrower and each Loan Party, together with all attachments contemplated thereby.
(g)    Subject to the proviso in paragraph (f) above, each document (including any UCC, PPSA, Australian PPSA (or similar) financing statement and intellectual property security agreements) required by any Security Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Security Document (unless such Security Document provides for any such requirement to be provided at a later point in time), shall be in proper form for filing, registration or recordation and the Required Lenders have made arrangements for such filing, registration or recordation.
(h)    The Holdings Preferred Equity Documents shall be reasonably satisfactory to the Lenders.
(i)    The Administrative Agent shall have received a certificate from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower certifying that Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent.
(j)    Each applicable Lender shall have received at least three Business Days prior to the Effective Date all documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the USA Patriot Act, that shall have been reasonably requested by an initial Lender in writing at least 10 Business Days prior to the Effective Date.
(k)    Except to the extent set forth in Section 5.14, the Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect and (ii) the Collateral Agent (A) shall have been named as loss payee or additional insured, as appropriate, under each such insurance policy to the extent required by Section 5.07 and (B) shall have received customary insurance certificates containing notification endorsements reasonably satisfactory to the Collateral Agent and the Required Lenders in respect of each such insurance policy under which the Collateral Agent is named as loss payee or additional insured.
(l)    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(m)    No Default shall have occurred and be continuing.
(n)    The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.
(o)    The Senior Secured Convertible Notes shall have been issued or shall be issued substantially concurrently with the funding of the Term Loans on the Effective Date.
(p)    The Administrative Agent shall have received, in the case of each Loan Party incorporated in Luxembourg, an excerpt of the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) dated no earlier than 2 Business Days earlier than the date of the Effective Date and a certificate of non-inscription of a judicial decision or administrative dissolution without liquidation (certificat de non inscription de decision judiciaire ou de dissolution administrative sans liquidation) in respect of each Luxembourg Loan Party issued by the Luxembourg Register of Commerce and Companies, dated no earlier than 2 Business Days earlier than the Effective Date.
(q)    The Bankruptcy Court shall have entered the Confirmation Order (as defined in the RSA), and the Restructuring Transactions (as defined in the RSA) shall have been, or shall be substantially concurrently, consummated in accordance with the Reorganization Plan (including, for the avoidance of doubt, (i) that all amounts owing under the Prepetition Term Loan Agreement and the DIP Term Loan Credit Agreement shall have been discharged, repaid, defeased or converted in accordance with the terms hereof and (ii) that the issuance of the Holdings Preferred Equity Interests shall have been consummated or shall be consummated in a manner consistent with the Reorganization Plan).
(r)    The making of the Term Loans shall not violate any material applicable requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.
For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement (and each prospective Lender participating in the primary syndication of the Loans) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender or prospective Lender prior to the proposed Effective Date specifying its objection thereto.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Termination Date shall have occurred, each of Holdings and the Borrower covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that:
Section 5.01    Financial Statements and Other Information. The Borrower and/or Holdings will furnish to the Administrative Agent, on behalf of each Lender:
(a)    commencing with the financial statements for the fiscal year ending December 31, 2023, on or before the date that is 120 days after the end of each such fiscal year of Holdings (or 150 days after the end of the Fiscal Year ending on December 31, 2023), audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income/(loss), stockholders’ equity/deficiency and cash flows of Holdings as of the end of and for such year, and related notes and related explanations thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, Deloitte, KPMG, PWC, RSM, Grant Thornton, BDO USA or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception) (other than with respect to, or resulting from, (A) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period, in each case, under this Agreement or under the applicable agreement governing any other permitted Indebtedness or (B) an upcoming maturity date of outstanding Indebtedness) to the effect that such consolidated financial statements present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Holdings and its consolidated Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied;
(b)    commencing with the financial statements for the fiscal quarter ended June 30, 2023, on or before the date that is 75 days after the end of each such fiscal quarter, in each case, excluding the fourth fiscal quarter of each fiscal year, unaudited consolidated balance sheets and related unaudited consolidated statements of operations, comprehensive income/(loss) and cash flows of Holdings and related explanations as of the end of and for such fiscal quarter (except in the case of cash flows) and the then elapsed portion of the fiscal year, and setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheets, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Holdings and its consolidated Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that for the financial statements to be delivered in connection with the fiscal quarter ended on June 30, 2023, Holdings shall deliver draft financial statements within 120 days after the end of such fiscal quarter and shall deliver final financial statements within 167 days after the end of such fiscal quarter;
(c)     [reserved];
(d)    not later than five days after any delivery of financial statements under clause (b) above, a Compliance Certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 as of the last day of the applicable fiscal quarter;
(e)    solely upon the request of the Administrative Agent, acting at the direction of the Required Lenders, not later than 90 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for Holdings and its Subsidiaries for such fiscal year (including a projected consolidated statement of financial position and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget);
(f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings or any Subsidiary with the SEC or with any national securities exchange;
(g)    promptly following any request therefor, (i) such other information (which may be in the form of an officer’s certificate) regarding the operations, business affairs and financial condition of Holdings or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the PCMLTF Act or other applicable anti-money laundering laws; and
(h)    promptly, copies of (i) any material written requests or notices received from any holder of the Holdings Preferred Equity Interests delivered pursuant to the Holdings Preferred Equity Documents or (ii) any information required to be furnished to any holder of the Holdings Preferred Equity Interests pursuant to Section 6(a)(i) of the Holdings Certificate of Designations, to the extent delivered thereunder, and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.01.
Solely at the request of the Administrative Agent, acting at the direction of the Required Lenders, Holdings will hold and participate in up to four conference calls each fiscal year for Lenders to discuss financial information. To the extent any such conference call is requested by the Administrative Agent, prior to each such conference call, Holdings shall notify the Administrative Agent of the time and date of such conference call.
Notwithstanding the foregoing, the obligations in clauses (a) or (b) of this Section 5.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of Holdings filed with the SEC to the extent such filing includes the information required by such clauses.
Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which Holdings posts such documents, or provides a link thereto, on Holdings’ or one of its Affiliates’ website on the Internet or (B) on which such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) Holdings shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
The Borrower and Holdings hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material nonpublic information with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings hereby agrees that it will, upon the Administrative Agent’s reasonable request, identify that portion of the Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Company Materials “PUBLIC,” Holdings shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings or its respective Affiliates or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
The Platform is provided “as is” and “as available.” The Agent Related Persons (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Company Materials or Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Related Person in connection with the Company Materials, the Communications or the Platform. In no event shall the Agent or any agent or affiliate thereof (collectively, the “Agent Related Person”) have any liability to Holdings or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Holdings’, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section and Section 9.01, including through the Platform.
Section 5.02    Notices of Material Events. Promptly after any Responsible Officer of the Borrower or Holdings obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:
(a)    the occurrence of any Default; and
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another senior executive officer of the Borrower, affecting Holdings or any of its Subsidiaries or the receipt of a written notice of an Environmental Liability or the occurrence of an ERISA Event, in each case, that could reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03    Information Regarding Collateral.
(a)    The Borrower will furnish to the Administrative Agent promptly (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent acting at the direction of the Required Lenders) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization or the location of the chief executive office of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction, together with any necessary or advisable financing statements or amendments to maintain the perfection of the Collateral Agent’s Liens on the Collateral.
(b)    Not later than five days after any delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower identifying any Domestic Subsidiary that is a Restricted Subsidiary and that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter.
Section 5.04    Existence; Conduct of Business.Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, the patents, copyrights, trademarks and trade names material to the conduct of its business, in each case (other than the preservation of the existence of the Borrower) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03, 6.06, 6.20 or 6.21 or any Disposition permitted by Section 6.05.
Section 5.05    Payment of Taxes, Etc. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except (a) where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (b) that are being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP.
Section 5.06    Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.07    Insurance.
(a)    Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management the Borrower) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent (acting at the direction of Required Lenders), information presented in reasonable detail as to the insurance so carried. Each such policy of insurance maintained by a Loan Party shall (i) name the Administrative Agent and the Collateral Agent, on behalf of the applicable Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy (excluding any business interruption insurance, workers’ compensation policy or employee liability policy), contain a loss payable/mortgagee clause or endorsement that names Collateral Agent, on behalf of the applicable Secured Parties, as the loss payee/mortgagee thereunder.

(b)    If any portion of any Mortgaged Property subject to FEMA rules and regulations is at any time located in an area identified by FEMA (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the relevant Loan Party to, (i) maintain or cause to be maintained, flood insurance sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance, which evidence complies with applicable Flood Insurance Laws and rules and regulations promulgated pursuant thereto.
Section 5.08    Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or the Restricted Subsidiaries, as the case may be. The Borrower will, and will cause the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders (provided that a representative of the Lenders may accompany the Administrative Agent) may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrower; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.
Section 5.09    Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including Environmental Laws, ERISA, FCPA, Sanctions, the USA Patriot Act, the PCMLTF Act and other anti-terrorism and anti-corruption laws) applicable to it or its property, except where the failure to do so (other than compliance with FCPA, Sanctions, the USA Patriot Act and other anti-terrorism and anti-corruption laws), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. This Section 5.09 shall not be interpreted or applied in respect of any German Loan Party to the extent that any such undertaking would violate or expose such entity or any directors, officer or employee thereof to any liability, under section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996, as amended, or any similar applicable antiboycott or blocking law or regulation binding on the relevant German Loan Party.
Section 5.10    Use of Proceeds. The Borrower will use the proceeds of the Term Loans made, continued or deemed made on the Effective Date to refinance the Term Loan Claims and a portion of the DIP Term Loan Claims in accordance with the Reorganization Plan. Holdings, the Borrower and the Restricted Subsidiaries will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person who is the subject of Sanctions, or in any country or territory to the extent that such country or territory is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor, lender or otherwise) of Sanctions. Holdings, the Borrower and the Restricted Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly in any manner that would violate the FCPA or other applicable anti-corruptions laws or regulations, or the USA Patriot Act or other applicable anti-terrorism laws or regulations. Any amounts used to repay the Term Loans shall not be derived from transactions that violate Sanctions. This Section 5.10 shall not be interpreted or applied in respect of any German Loan Party to the extent that any such undertaking would violate or expose such entity or any directors, officer or employee thereof to any liability, under section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996, as amended, or any similar applicable antiboycott or blocking law or regulation binding on the relevant German Loan Party. The Borrower shall ensure that no proceeds borrowed under this Agreement will be used in a manner which constitutes a “use of proceeds in Switzerland” as interpreted by Swiss tax authorities when assessing whether or not interest payable with respect to such borrowing is subject to Swiss withholding tax, except and to the extent that a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung) has been obtained (in a form satisfactory to the Administrative Agent (at the direction of the Required Lenders)) confirming that the intended “use of proceeds in Switzerland” does not result in any Loans qualifying as a Swiss financing for Swiss withholding tax purposes and that, accordingly, no Swiss withholding tax is or becomes payable on the interest payments made under this Agreement.
Section 5.11    Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date, the Borrower will, within 60 days (or such longer period contemplated by the Agreed Security Principles or as the Administrative Agent acting at the direction of the Required Lenders shall reasonably agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Subsidiary is an Excluded Subsidiary), notify the Administrative Agent thereof, and shall take all actions (if any) required to be taken with respect to such newly formed or acquired Subsidiary in order to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary, the assets of such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party within 60 days after such formation or acquisition (or such longer period contemplated by the Agreed Security Principles or as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree).
Section 5.12    Further Assurances.
(a)    Each of Holdings and the Borrower will, and will, subject in the case of the Foreign Loan Parties to the Agreed Security Principles, cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the applicable Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties and subject to the Legal Reservations and Foreign Perfection Requirements (if applicable).
(b)    If, after the Effective Date, any material assets (including any owned (but not leased) real property and improvements thereto or any interest therein) with a Fair Market Value in excess of $1,000,000, are acquired by Holdings, the Borrower or any other Loan Party or are owned by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded

Assets), or the Borrower will promptly notify the Administrative Agent thereof, and, if requested by the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the applicable Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Required Lenders and consistent with the applicable Collateral and Guarantee Requirement to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and on the terms set forth in, and subject to last paragraph of, the definition of the term of the “Domestic Collateral and Guarantee Requirement”, the definition of the term “Canadian Collateral and Guarantee Requirement” and the Agreed Security Principles.
(c)    If, after the Effective Date and commencing for a period of not less than 30 days thereafter, the aggregate amount of tangible moveable property or assets owned by the Loan Parties located in France (of the same type that are pledged under the Pledge of Assets Without Dispossession Agreement, dated as of the Effective Date, between Invacare International GMBH and GLAS Trust Company LLC) exceeds 130% of the Minimum Value (as defined in the Pledge of Assets Without Dispossession Agreement, dated as of the Effective Date, between Invacare International GMBH and GLAS Trust Company LLC) (the amount of such excess, the “Excess Amount”), Holdings shall cause each applicable Loan Party owning such assets located in France to use commercially reasonable efforts to subject such additional property or assets located in France in an amount equal to the Excess Amount to Liens securing the Secured Obligations.
Section 5.13    Cash Management and Collections
Without the consent of the Required Lenders (not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral), each of Holdings, the Borrower and New International Holdings shall ensure that the primary European cash collections and cash pooling arrangements of the European Loan Parties and their subsidiaries as in effect on the Effective Date shall not be modified in any material manner if the result of such modification would be (x) to cause material amounts of cash to be concentrated or pooled into bank accounts located in any jurisdiction other than the Netherlands, the United Kingdom, Sweden, Norway or Denmark or (y) materially adverse to the scope of collateral and lien perfection (with respect to cash and deposit accounts) contemplated by the parties hereto on the Effective Date (including pursuant to Section 5.14).
Section 5.14    Certain Post-Closing Obligations.
(a)    As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent acting at the direction of the Required Lenders reasonably agrees to in writing, Holdings, the Borrower and each other Loan Party, as applicable, shall deliver the documents or take the actions specified on Schedule 5.14 that would have been required to be delivered or taken on the Effective Date but for the proviso to Section 4.01(f), in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definitions of “Domestic Collateral and Guarantee Requirement” and “Canadian Collateral and Guarantee Requirement” and the Agreed Security Principles.
Section 5.15    Luxembourg Loan Parties. Each Luxembourg Loan Party undertakes to file its financial statements for the year ended December 31, 2021 with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) as soon as they become available but in any event within 20 Business Days after the Effective Date.

ARTICLE VI
NEGATIVE COVENANTS
Until the Termination Date shall have occurred, each of Holdings and the Borrower covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that:
Section 6.01    Indebtedness; Certain Equity Securities.
(a)    Holdings will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(i)    Indebtedness of the Loan Parties under the Loan Documents;
(ii)    Indebtedness outstanding on the Effective Date and listed on Schedule 6.01 and any Permitted Refinancing thereof;
(iii)    Guarantees by Holdings, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of Holdings, the Borrower or any Restricted Subsidiary otherwise permitted hereunder (other than (x) Guarantees by New International Holdings or any Restricted Subsidiaries that are not Domestic Loan Parties or Canadian Loan Parties of Indebtedness incurred pursuant to Section 6.01(a)(xxii) and (y) Guarantees by Restricted Subsidiaries that are not EMEA Loan Parties of Indebtedness incurred pursuant to Section 6.01(a)(xxv)); provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Domestic Guarantee Agreement or the Foreign Guarantee Agreement, as applicable and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable (as reasonably determined by the Required Lenders) taken as a whole, to the Lenders as those contained in the subordination of such Indebtedness;
(iv)    Indebtedness of Holdings, the Borrower or any Restricted Subsidiary owing to Holdings, the Borrower or any Restricted Subsidiary to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany subordination agreement attached as Exhibit S or (B) otherwise reasonably satisfactory to the Required Lenders;
(v)    (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any Restricted Subsidiary financing the acquisition, construction, repair, replacement, installation or improvement of any property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement, installation or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A); provided further that, at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and to the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this subclause (v) shall not exceed $20,000,000 as of such time;
(vi)    Indebtedness in respect of Swap Agreements entered into to hedge or mitigate risks to which Holdings or any Restricted Subsidiary has actual exposure (other than those in respect of shares of capital stock or other Equity Interests of Holdings or any Restricted Subsidiary), including Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any Restricted Subsidiary;
(vii)    Indebtedness incurred pursuant to Section 8a of the German Old Age Employees Retirement Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Security Code IV (Sozialgesetzbuch IV);
(viii)    [reserved];
(ix)    (A) Indebtedness arising from an agreement providing for indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments incurred in any Investment or any Disposition, in each case permitted under this Agreement and (B) Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance pursuant to any such agreement described in clause (A);
(x)    Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred (A) in the ordinary course of business to current or former directors, officers, employees, members of management, managers and consultants of Holdings and/or any Restricted Subsidiary and (B) in connection with any Investment permitted hereunder;
(xi)    Cash Management Obligations and other Indebtedness in respect of netting services, cash pooling, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business;
(xii)    Indebtedness of the Domestic Loan Parties and the Canadian Loan Parties; provided that at the time of the incurrence thereof and after giving pro forma effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xii) shall not exceed $10,000,000 and shall be subject to the Required Additional Debt Terms;
(xiii)    Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;
(xiv)    Indebtedness incurred by Holdings, the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, or similar instruments issued or created, or related to obligations or liabilities (other than Indebtedness) incurred in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;
(xv)    obligations of (x) any Restricted Subsidiary in respect of performance, bid, appeal and surety bonds and performance, bankers acceptance facilities and completion guarantees, leases, government or trade contracts and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice and (y) Holdings in respect of leases in the ordinary course of business or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;
(xvi)    up to $6,000,000 in Indebtedness represented by letters of credit and reimbursement obligations in respect of such letters of credit; provided that, any amounts incurred pursuant to this clause (xvi) shall reduce the amount then permitted to be incurred pursuant to Section 6.01(a)(xii) by a corresponding amount;
(xvii)    Indebtedness under the De Lage Program in the ordinary course of business and consistent with past practice and any Permitted Refinancing thereof in an aggregate amount at any time outstanding not to exceed $10,000,000;
(xviii)    Indebtedness supported by a Letter of Credit (as defined in the ABL North America Credit Agreement or equivalent term under any document governing any other revolving credit facility), in a principal amount not to exceed the face amount of such Letter of Credit (as defined in the ABL North America Credit Agreement or equivalent term under any document governing any other revolving credit facility);
(xix)    any liability in respect of any Loan Party arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to Section 2:404(2) of the Dutch Civil Code;
(xx)    any liability arising as a result of a fiscal unity (fiscale eenheid) between Loan Parties;
(xxi)    Indebtedness in connection with a Permitted Sale/Leaseback Transaction otherwise permitted under Section 6.05(l) of this Agreement;
(xxii)    Indebtedness of Holdings, the Borrower, any Canadian Loan Party and/or any Domestic Subsidiary Guarantor (other than New International Holdings) under (A) the ABL North America Credit Agreement and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xxii) shall not exceed the Revolving Maximum Principal Amount (as defined in the ABL North America Intercreditor Agreement); provided, that any such Indebtedness, if secured, shall be secured only by Liens permitted under Section 6.02(xix)(B);
(xxiii)    Indebtedness in respect of (A) the Senior Secured Convertible Notes and (B) any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xxiii) shall not exceed $46,475,000;
(xxiv)    [reserved];
(xxv)    Indebtedness of any EMEA Loan Party under (A) a Permitted ABL EMEA Credit Facility and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xxv) shall not exceed $30,000,000; provided, further that any such Indebtedness incurred in reliance on this clause (xxv) if secured, shall be secured only by Liens permitted under Section 6.02(xix)(B); provided, further, that, to the extent any such EMEA Loan Party is organized in a Specified Jurisdiction (other than Canada or any province or territory thereof), such EMEA Loan Party shall be a Guarantor in respect of the Loan Document Obligations; and
(xxvi)    all premiums (if any), interest (including interest paid in kind and post-petition interest), accretion or amortization of original issue discount, fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxv) above.
(b)    Holdings will not, nor will it permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests (other than, in the case of Holdings, the issuance of the Holdings Preferred Equity Interests pursuant to the Holdings Preferred Equity Documents).
Section 6.02    Liens. Holdings will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(i)    Liens created under the Loan Documents;
(ii)    Permitted Encumbrances;
(iii)    Liens existing on the Effective Date (other than Liens created under the ABL North America Credit Documents or the Senior Secured Convertible Notes Documents); provided that any Lien securing Indebtedness or other obligations in excess of $1,000,000 individually shall only be permitted if set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided that (1) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien and (b) proceeds and products thereof, and (2) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;
(iv)    Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(v)    leases, licenses, subleases or sublicenses granted to others (whether on an exclusive or non-exclusive basis) that are entered into in the ordinary course of business or that do not interfere in any material respect with the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;
(vi)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(vii)    Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;
(viii)    Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition) or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05 in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(ix)    Liens on property and Equity Interests, in each case, that are not Collateral, which Liens secure Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted under Section 6.01(a);
(x)    Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party (other than Holdings, New International Holdings or any Intermediate Holdco), Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of Restricted Subsidiary that is not a Loan Party and Liens granted by a Loan Party (other than Holdings, New International Holdings or any Intermediate Holdco) in favor of any other Loan Party;
(xi)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(v);
(xii)    any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s sublessor’s, licensor’s or sublicensor’s interest under leases (other than leases constituting Capital Lease Obligations), subleases, licenses, cross-licenses or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xiii)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xiv)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of the term “Permitted Investments”;
(xv)    [reserved];
(xvi)    Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, including liens or rights of set-off arising under the general terms and conditions of banks with whom any group member maintains a banking relationship in the ordinary course of business; including liens of group members under the German general terms and condition of banks and saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xvii)    ground leases in respect of real property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located and, in respect of real property located in Germany, any landlord' lien (Vermieter- oder Verpächterpfandrecht);
(xviii)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(xix)    Liens (A) on the Collateral of the Domestic Loan Parties and/or the Canadian Loan Parties in each case securing the ABL North America Obligations, provided that such Liens shall be subject to the ABL North America Intercreditor Agreement and (B) on the assets of the EMEA Loan Parties securing indebtedness permitted to be incurred in reliance on Section 6.01(xxv); provided, that, to the extent any such EMEA Loan Party is organized in a Specified Jurisdiction (other than Canada or any province or territory thereof), (i) such EMEA Loan Party shall be a Guarantor in respect of the Loan Document Obligations and (ii) such Liens shall not extend to any assets or property of such EMEA Loan Party not constituting Collateral; provided, further that such Liens on Collateral shall be subject to a Permitted ABL EMEA Intercreditor Agreement which may provide for such Liens on accounts receivable and inventory (and the proceeds thereof) to be senior to the Liens on such assets securing the Loan Document Obligations;
(xx)    other Liens; provided that at the time of incurrence of such Liens and the obligations secured thereby (after giving pro forma effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed $5,000,000;
(xxi)    any security or quasi-security granted under mandatory law (sections 22, 204 of the German Transformation Act (Umwandlungsgesetz)) in favor of creditors as a consequence of a merger or conversion permitted under this Agreement;
(xxii)    Liens on the Collateral (or a portion thereof) securing Indebtedness permitted under Section 6.01(a)(xxiii); provided that such Liens shall be pari passu with the Liens securing the Secured Obligations in respect of the Term Loans and shall be subject to the Pari Passu Intercreditor Agreement;
(xxiii)    receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(xxiv)    (i) Liens on Equity Interests of joint ventures securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements;
(xxv)    Liens on amounts under pension standard legislation of Canada or any province thereto applicable to any Foreign Pension Plan that relate to contributions withheld from pay but not yet due to be remitted; and
(xxvi)    Liens on cash and Permitted Investments arising in connection with the defeasance, discharge or redemption of Indebtedness for no longer than 60 days prior to such defeasance, discharge or redemption.
In addition, if the Required Lenders shall have consented (which consent shall not be unreasonably withheld, delayed, conditioned or denied), the Borrower and the Restricted Subsidiaries may post cash collateral up to the amount so agreed by the Required Lenders to secure Indebtedness permitted pursuant to Section 6.01(a)(vi), but only to the extent such Indebtedness is not secured by any Liens on the Collateral that are otherwise permitted under this Section 6.02.
Notwithstanding the foregoing, neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, create, incur, assume or permit to exist any consensual Lien on any Equity Interests (x) of any Intermediate Holdco, except (i) Liens created under the Loan Documents and (ii) Liens securing Indebtedness permitted under Section 6.01(a)(xxiii) or (y) of the Borrower or New International Holdings, except (i) Liens created under the Loan Documents, (ii) Liens securing Indebtedness permitted under Section 6.01(a)(xxiii) and (iii) Liens securing Indebtedness permitted under Section 6.01(a)(xxii).
Section 6.03    Fundamental Changes. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, merge into, amalgamate or consolidate or amalgamate with any other Person, or permit any Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of Holdings, the

Borrower and the Restricted Subsidiaries, taken as a whole, to or in favor of any Person (other than as part of the Transactions), except that:
(a)    any Restricted Subsidiary (other than New International Holdings or any Intermediate Holdco) may merge, amalgamate, consolidate or amalgamate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (B) one or more other Restricted Subsidiaries of the Borrower; provided that, except with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral), when any Domestic Subsidiary Guarantor or any Canadian Loan Party is merging, consolidating or amalgamating with any other Restricted Subsidiary the continuing or surviving Person shall be a Domestic Subsidiary Guarantor or a Canadian Loan Party; provided, further that, except with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral), when any European Loan Party is merging, consolidating or amalgamating with any other Restricted Subsidiary the continuing or surviving Person shall be a Domestic Subsidiary Guarantor, a Canadian Loan Party or Subsidiary Loan Party organized in the same Specified Jurisdiction as such European Loan Party;
(b)    any Restricted Subsidiary (other than New International Holdings or any Intermediate Holdco) may liquidate or dissolve if the Borrower determines in good faith that such action is in the best interests of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders;
(c)    any Restricted Subsidiary (other than New International Holdings or any Intermediate Holdco) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party (other than Holdings, New International Holdings or an Intermediate Holdco), (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 and Section 6.16 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 and Section 6.16; provided that the aggregate amount of Dispositions made in reliance on subclauses (B) and (C) of this clause (c), together with (x) all other Investments made in and Dispositions made to Restricted Subsidiaries that are not Loan Parties by any Loan Party after the Effective Date and (y) all Investments and Dispositions made in reliance on Section 6.16(ii), shall not exceed, at the time of the making thereof, and after giving pro forma effect thereto, $7,500,000;
(d)     the Borrower may merge, amalgamate or consolidate with any other Person (other than Holdings, New International Holdings or any Intermediate Holdco); provided that the Borrower shall be the continuing or surviving Person;
(e)    [reserved];
(f)    any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person (other than Holdings, New International Holdings or any Intermediate Holdco) in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which shall have complied with the requirements of Sections 5.11 and 5.12; provided further, that no such merger, consolidation or amalgamation involving any European Loan Party shall be permitted pursuant to this clause (f) unless the same has been consented to by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral);
(g)    [reserved];
(h)    [reserved]; and
(i)    any Restricted Subsidiary (other than New International Holdings or any Intermediate Holdco) may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; provided further, that no such merger, consolidation or amalgamation involving any European Loan Party shall be permitted pursuant to this clause (i) unless the same has been consented to by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral).
Section 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, make or hold any Investment, except:
(a)    Permitted Investments at the time such Permitted Investment is made;
(b)    loans or advances to present or former officers, directors, managers, members of management, consultants, independent contractors and employees of Holdings and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in Holdings (provided that the amount of such loans and advances made in cash to such Person shall be contributed to Holdings in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving pro forma effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not exceed $2,500,000;
(c)    Investments (i) by Holdings or any Restricted Subsidiary in any Loan Party (other than Holdings (except to the extent the proceeds of any such Investment are promptly invested in a Restricted Subsidiary in a transaction otherwise permitted hereunder)); provided that to the extent the aggregate amount of Investments by a Restricted Subsidiary that is not a Loan Party in a Loan Party exceeds $1,000,000, such non-Loan Party Restricted Subsidiary shall have acceded to the Pari Passu Intercreditor Agreement pursuant to the terms thereof, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by Holdings, the Borrower or any Restricted Subsidiary (A) in any Restricted Subsidiary; provided that (x) the aggregate amount of such Investments made by Loan Parties after the Effective Date in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (iii)(A), together with the aggregate amount of (x) all other Investments made in and Dispositions made to Restricted Subsidiaries that are not Loan Parties by any Loan Parties after the Effective Date and (y) all Investments and Dispositions made in reliance on Section 6.16(ii), shall not exceed, at the time of the making thereof and after giving pro forma effect thereto, $7,500,000, (y) no Event of Default has occurred and is continuing and (z) all Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (iii)(A) shall be made only for the purpose of financing working capital needs of such non Loan Parties or another purpose agreed to by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral) and shall be evidenced by an intercompany note that has been pledged as Collateral, (B) [reserved] or (C) constituting Guarantees of Indebtedness or other monetary obligations of Restricted Subsidiaries that are not Loan Parties owing to any Loan Party, (iv) by Holdings, the Borrower or any Restricted Subsidiary in Restricted Subsidiaries that are not Loan Parties so long as such transaction is part of a series of simultaneous transactions that results in the proceeds of the initial Investment being invested in one or more Loan Parties (other than Holdings), (v) subject to the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral), by Holdings, the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party, consisting of the contribution of Equity Interests of any other Restricted Subsidiary that is not a Loan Party so long as the Equity Interests of the transferee Restricted Subsidiary is pledged to secure the Secured Obligations;
(d)    Investments consisting of deposits, prepayments and/or other credits to suppliers in the ordinary course of business;
(e)    Investments consisting of extensions of trade credit in the ordinary course of business;
(f)    Investments (i) existing or contemplated on the date hereof and set forth on Schedule 6.04(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Effective Date by the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent set forth on Schedule 6.04(f) or as otherwise permitted by this Section 6.04;
(g)    Investments in Swap Agreements permitted under Section 6.01;
(h)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;
(i)    Investments made in connection with the Transactions (other than borrowings under the ABL North America Credit Agreement);
(j)    subject to the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral), Investments made by any Loan Party in any non-Loan Party consisting of contributions or other Dispositions of Equity Interests of Persons that are non-Loan Parties; provided that, prior to such contribution or Disposition, such Equity Interests were not owned directly by a Loan Party or such Equity Interests are contributed or disposed to a Non-Loan Party that is a wholly owned Restricted Subsidiary of a Loan Party;
(k)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(l)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(m)    subject to the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral), cash or property distributed from any Restricted Subsidiary that is not a Loan Party (i) may be contributed to other Restricted Subsidiaries that are not Loan Parties, and (ii) may pass through Holdings, the Borrower and/or any intermediate Restricted Subsidiaries in order to effect the contribution described in clause (i), so long as part of a series of related transactions and such transaction steps are not unreasonably delayed and are otherwise permitted hereunder;
(n)    additional Investments and other acquisitions made and held by the Loan Parties (other than Holdings); provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (n), (including the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (n)), whether in the form of Indebtedness assumed or otherwise), shall not exceed at the time of incurrence thereof and after giving pro forma effect thereto, $2,500,000; provided that (x) the aggregate amount of such Investments made by Loan Parties after the Effective Date in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (n), together with the aggregate amount of (x) all other Investments made in and Dispositions made to Restricted Subsidiaries that are not Loan Parties by Loan Parties after the Effective Date and (y) all Investments and Dispositions made in reliance on Section 6.16(ii), shall not exceed, at the time of the making thereof and after giving pro forma effect thereto, $7,500,000 at any time outstanding and (y) all Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (n) shall be made only for the purpose of financing working capital needs of such non Loan Parties or another purpose agreed to by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral) and shall be evidenced by an intercompany note that has been pledged as Collateral;
(o)    [reserved];
(p)    advances of payroll payments to employees in the ordinary course of business;
(q)    Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings; provided that any other amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of Holdings shall otherwise be permitted pursuant to this Section 6.04;
(r)    [reserved];
(s)    [reserved];
(t)    Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(t)) under Sections 6.01, 6.02, 6.03, 6.05 and 6.08, respectively;
(u)    [reserved];

(v)    contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers of Holdings or any Restricted Subsidiary or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings;
(w)    to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;
(x)    [reserved];
(y)    [reserved];
(z)    [reserved];
(aa)    [reserved]; and
(bb)    unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law.
Section 6.05    Asset Sales. (i) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest and any Intellectual Property owned by it, and (ii) neither Holdings nor the Borrower will permit any Restricted Subsidiary to issue any additional Equity Interest following the Effective Date (other than (A) issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law, (B) issuing Equity Interests to any Restricted Subsidiary in compliance with Section 6.04(c), (C) any non-wholly-owned Restricted Subsidiary issuing Equity Interests of such Subsidiary to each owner of Equity Interests of such Subsidiary ratably based on their relative ownership interests), (D) issuing securities pursuant to a management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), (E) the Borrower and New International Holdings issuing Equity Interests (other than Disqualified Equity Interests) and (F) the issuance of the Holdings Preferred Equity Interests pursuant to the Holdings Preferred Equity Documents), in each case, having a fair market value (x) in excess of $500,000 in a single transaction or a series of related transactions or (y) in excess of $2,500,000 in any fiscal year (each, a “Disposition”), except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and the Restricted Subsidiaries (including (i) allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated or (ii) disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue or otherwise allowing to lapse, expire, terminate or put into the public domain any of its Intellectual Property if the Borrower determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business);
(b)    Dispositions of inventory in the ordinary course of business (including on an intercompany basis);

(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or other assets of comparable or greater value or usefulness to the business or (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party (other than Holdings), (ii) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 and Section 6.16 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 and Section 6.16; provided that the aggregate amount of such Dispositions made by Loan Parties after the Effective Date in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (d), together with the aggregate amount of (x) all other Investments made in and Dispositions made to Restricted Subsidiaries that are not Loan Parties by Loan Parties after the Effective Date and (y) all Investments and Dispositions made in reliance on Section 6.16(ii), shall not exceed $7,500,000;
(e)    Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.08 and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(e);
(f)    Dispositions of cash and/or Permitted Investments and/or other assets that were Permitted Investments when the relevant original Investment was made;
(g)    the sale or discount, in each case without recourse, of past due accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not for financing purposes;
(h)    leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;
(i)    transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;
(j)    Dispositions of property to Persons other than Holdings, the Borrower or any Restricted Subsidiary (including the sale or issuance of Equity Interests (other than Disqualified Equity Interests) in a Restricted Subsidiary) not otherwise permitted under this Section 6.05 in an aggregate amount during the term of this Agreement not to exceed $40,000,000; provided, that (i) such Disposition is made for Fair Market Value and (ii) the Borrower or any Restricted Subsidiary shall receive not less than 75.0% of such consideration in the form of cash or Permitted Investments (provided, that for purposes of this clause (ii), the following shall be deemed to be cash or Permitted Investments: (1) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Borrower) of the Borrower or any of the Restricted Subsidiaries (other than liabilities that are by their terms subordinated to the Secured

Obligations) that are extinguished in connection with the transactions relating to such Disposition, or that are assumed by the transferee, in each case, pursuant to an agreement that releases or indemnifies the Borrower and/or the applicable Restricted Subsidiaries, as the case may be, from further liability and (2) any notes or other obligations or other securities or assets received by the Borrower or any of the Restricted Subsidiaries from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or cash equivalents, or by their terms are required to be satisfied for cash or Permitted Investments (to the extent of the cash or Permitted Investments received), in each case, within 60 days of the receipt thereof); provided, further, that the Net Proceeds thereof shall be applied in accordance with Section 2.11(d);
(k)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in, joint venture agreements and similar binding arrangements;
(l)    Any transfer of property in connection with a Permitted Sale/Leaseback Transaction;
(m)    transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;
(n)    [reserved];
(o)    [reserved];
(p)    [reserved];
(q)    any merger, amalgamation, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or, subject to the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral), any other jurisdiction; and
(r)    Dispositions of customer accounts receivable in connection with a Vendor Financing Program.
Subject to Section 6.19, to the extent that any Collateral is Disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party, subject to the proviso set forth in clause (a) of the definition of Excluded Subsidiary with respect to any Disposition of less than 100% of the Equity Interests of a wholly-owned subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent, acting at the direction of the Required Lenders, shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing, and shall be entitled to rely, without independent investigation on a certificate of Responsible Officer of the Borrower in connection with the foregoing (which shall be delivered to the Administrative Agent upon request therefor).
Section 6.06    Intermediate Holdco Covenant.

(a)    No Intermediate Holdco will incur any Indebtedness or Liens or engage in any activities or consummate any transactions (including, without limitation, any Investments or Dispositions) and will not conduct, transact or otherwise engage in any business or operations, in each case, other than:
(i)     the ownership and/or acquisition of the Equity Interests of direct subsidiaries of such Intermediate Holdco that are in existence on the Effective Date;
(ii)    the performance of obligations under and compliance with its Organizational Documents, or other Requirement of Law (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance), ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of the Restricted Subsidiaries;
(iii)    participating in tax, accounting, cash management, cash pooling, transfer pricing, cost-sharing arrangements and other administrative matters related to Holdings or any of its Subsidiaries;
(iv)    the entry into, and exercise rights and performance of its obligations under and in connection with the Transactions (other than any such obligations under the ABL North America Credit Agreement), including the Loan Documents and the Indebtedness permitted to be incurred pursuant to Section 6.01(a)(xxiii);
(v)    holding of any cash, Permitted Investments and other assets received from the Borrower or any Restricted Subsidiary, in each case, pending prompt application thereof in a manner permitted by the terms of this Agreement (including by way of Restricted Payments pursuant to Section 6.08(a)(i));
(vi)    incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, providing indemnification for its current and former officers, directors, members of management, managers, employees and advisors or consultants; and
(vii)    activities incidental to the businesses or activities described in the foregoing clauses.
(b)    No Intermediate Holdco shall, without the prior written consent of the Required Lenders, cause or allow its Centre of Main Interest (as that term is used in Article 3(1) of the Regulation) to change.
(c)    No direct or indirect wholly-owned subsidiary of an Intermediate Holdco shall cease to be a direct or indirect wholly-owned subsidiary of an Intermediate Holdco except (x) in connection with any transaction solely among one or more subsidiaries of such Intermediate Holdco that is permitted by Section 6.03 or (y) in any transaction consented to by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral).

(d)    No Intermediate Holdco shall merge, amalgamate or consolidate with any other Person without the consent of the Required Lenders (such consent not to be unreasonably conditioned, withheld or delayed).
Section 6.07    Negative Pledge. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the applicable Secured Parties with respect to the applicable Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:
(a)    restrictions and conditions imposed by (i) Requirements of Law, (ii) any Loan Document, (iii) the ABL North America Credit Documents, (iv) the Senior Secured Convertible Notes Documents, (v) any Permitted ABL EMEA Credit Facility, (vi) the Holdings Preferred Equity Documents, (vii) [reserved] and (viii) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (vii) above;
(b)    customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;
(c)    restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary or any assets pending such Disposition; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are subject of such Disposition and such Disposition is permitted hereunder;
(d)    customary provisions in leases, subleases, licenses, cross-licenses or sublicenses and other contracts restricting the assignment thereof;
(e)    restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing by such Indebtedness;
(f)    any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Restricted Subsidiary;
(g)    restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;
(h)    restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i)    restrictions set forth on Schedule 6.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;
(j)    customary provisions in partnership agreements, limited liability company organizational governance documents, sale leaseback agreements, joint venture agreements and other similar agreements, in each case, entered into in the ordinary course of business;
(k)    customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations; and
(l)    restrictions arising in any Swap Agreement and/or any agreement relating to any Cash Management Obligation.
Section 6.08    Restricted Payments; Certain Payments of Indebtedness.
(a)    Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, pay or make, directly or indirectly, any Restricted Payment, except:
(i)    each Restricted Subsidiary of Holdings may make Restricted Payments to Holdings or any Restricted Subsidiary of Holdings (and, in the case of any such Subsidiary that is not a wholly-owned Subsidiary, to each other owner of Equity Interests of such Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests); provided, that, in the case of any Restricted Payment to Holdings, any such Restricted Payment is made not earlier than five (5) Business Days prior to the expected use of the proceeds of such Restricted Payment in a manner otherwise permitted by this Agreement;
(ii)    to the extent constituting a Restricted Payment, the Borrower, New International Holdings and any Restricted Subsidiary may consummate any transaction permitted by Section 6.03 and Section 6.04 (other than Section 6.04(j), (m), (n), (q) and (t));
(iii)    to the extent constituting a Restricted Payment, the conversion of the Senior Secured Convertible Notes into Equity Interests pursuant to the terms thereof;
(iv)    Restricted Payments by the Borrower or New International Holdings to Holdings, the proceeds of which are used within five (5) Business Days of the receipt of such Restricted Payment by Holdings to permit Holdings to make repurchases, redemptions or reductions in number of shares issued (including, by utilization of the "net share" concept) by Holdings of any Equity Interests in Holdings, as applicable, made in connection with (I) the surrender of shares by employees to (x) facilitate the payment by such employees of the taxes associated with compensation received by such employees under Holdings’ stock-based compensation plans and, (y) to satisfy the purchase price of nonqualified stock options and (II) the deduction by Holdings, of a portion of restricted stock or performance shares previously (i.e. prior to the date of the deduction) granted to employees under Holdings’ stock-based compensation plans to facilitate the payment by such employees of the taxes associated with the vesting of such restricted stock and performance shares, in an amount not to exceed (for both clauses (I) and (II)), together with all Restricted Payments made pursuant to

Section 6.08(a)(xiv), $2,000,000 in the aggregate in any fiscal year; provided, in each case, that prior to and after giving effect to such repurchases, redemptions or reductions no Default or Event of Default exists or is continuing;
(v)    [reserved]:
(vi)    [reserved];
(vii)    to the extent constituting a Restricted Payment, payments of the Senior Secured Convertible Notes made pursuant to an exchange for or out of the proceeds of Indebtedness constituting a Permitted Refinancing of the Senior Secured Convertible Notes permitted under Section 6.01(xxiii);
(viii)    [reserved];
(ix)    redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;
(x)    payments made or expected to made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;
(xi)    Holdings may (A) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof and (B) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms, in both cases of (A) and (B), in an amount not to exceed $500,000 in the aggregate; provided, that, prior to and after giving effect to such Restricted Payment, no Event of Default exists or is continuing;
(xii)    [reserved];
(xiii)    any Restricted Payment made on the Effective Date required to consummate the Reorganization Plan; and
(xiv)    payments made by Holdings or any Restricted Subsidiary (including payments to Holdings to enable Holdings to make such payments substantially simultaneously with receipt thereof (and in any event not later than five (5) Business Days after receipt thereof)) in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes (including payments to Holdings in respect of the foregoing), in an amount not to exceed, together with all Restricted

Payments made pursuant to Section 6.08(a)(iv), $2,000,000 in the aggregate in any fiscal year.
(b)    Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:
(i)    payment of regularly scheduled interest and principal payments, payments of fees, expenses and indemnification obligations when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;
(ii)    refinancings of Indebtedness with proceeds of Permitted Refinancing Indebtedness permitted to be incurred under Section 6.01;
(iii)    the conversion of any Junior Financing to or payments with Equity Interests (other than Disqualified Equity Interests) of Holdings;
(iv)    prepayments, redemptions, purchases, defeasances and other payments or distributions in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed an amount at the time of making any such prepayment, redemption, purchase, defeasance or other payment or distributions, together with any other such prepayment, redemption, purchase, defeasance or other payment or distributions made utilizing this clause (iv), not to exceed the portion, if any, of the Restricted Debt Payment Amount that the Borrower elects to apply pursuant to this clause (iv);
(v)    any Restricted Debt Payments made on the Effective Date required to consummate the Reorganization Plan;
(vi)    [reserved];
(vii)    [reserved];
(viii)    [reserved];
(ix)    [reserved]; and
(x)    payments as part of an applicable high yield discount obligation or AHYDO catch-up payment.
(c)    Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, amend or modify any documentation governing any Junior Financing, in each case if the effect of such amendment or modification (when taken as a whole) is in violation of any Intercreditor Agreement or other applicable intercreditor agreement or subordination agreement.
Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.08 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance or other payment within 60 days after the date of declaration of such Restricted Payment or the giving of irrevocable notice of such redemption, purchase, defeasance or other payment, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.
In addition, any payments contemplated by Section 2.12 of the ABL North America Intercreditor Agreement with respect to Remaining Foreign Sale Proceeds shall be permitted hereunder, subject to the terms of the ABL North America Intercreditor Agreement.
Section 6.09    Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(i)    (A) transactions among Loan Parties (other than Holdings (other than intercompany transactions otherwise permitted hereunder the proceeds of which are promptly invested by Holdings in a Restricted Subsidiary pursuant to a transaction permitted hereunder)) and, to the extent not otherwise prohibited hereunder, their Restricted Subsidiaries and (B) transactions involving aggregate payments or consideration of less than $1,000,000 (in one transaction or a series of transactions);
(ii)    on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;
(iii)    guaranty fees among the Loan Parties (other than Holdings);
(iv)    issuances of Equity Interests of the Borrower and New International Holdings to the extent otherwise permitted by this Agreement;
(v)    employment, consulting, severance and other service or benefit related arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business (including loans and advances pursuant to Section 6.04(b), salary or guaranteed payments and bonuses) and transactions pursuant to stock option and other equity award plans and employee benefit plans and arrangements in the ordinary course of business;
(vi)    payments by the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings, the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, to the extent payments are permitted by Section 6.08;
(vii)    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, consultants and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;
(viii)    transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect; provided, such agreements shall be on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;
(ix)    Restricted Payments permitted under Section 6.08;
(x)    the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions, including Transaction Costs;
(xi)    [reserved];
(xii)    [reserved];
(xiii)    [reserved];
(xiv)    [reserved];
(xv)    (A) Guarantees permitted by Section 6.01 or Section 6.04 and (B) Investments permitted by Section 6.04(bb); and
(xvi)    transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.
Section 6.10    Liquidity. The Borrower shall not permit Liquidity, as of the last Business Day of each week, commencing with May 19, 2023, to be less than $20,000,000.
Section 6.11    Change in Nature of Business. Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, will not enter into any new line of business that is fundamentally and substantively different from their existing lines of business conducted by them on the Effective Date, taken as a whole, other than activities reasonably related, complementary or ancillary to such existing lines of business or reasonable extensions thereof.
Section 6.12    Accounting Changes. Holdings shall not make any change in its fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Required Lenders, in which case, Holdings, the Borrower and the Administrative Agent, acting at the direction of the Required Lenders, will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
Section 6.13    Amendments or Waivers of Organizational Documents. The Borrower and Holdings shall not, nor shall they permit any Subsidiary Loan Party to, amend or modify their respective Organizational Documents in a manner that is materially adverse to the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the Borrower and/or any Subsidiary Loan Party may effect a change to its respective organizational form and/or consummate any other transaction that is permitted under Section 6.03 or that is done in accordance with the Plan on the Effective Date.

Section 6.14    Intellectual Property. Notwithstanding anything in this Agreement to the contrary, no Disposition or transfer (via an Investment, Disposition or otherwise) of Intellectual Property material to the business or operations of the Borrower and the Restricted Subsidiaries owned by a Loan Party may be made to a Restricted Subsidiary that is not a Loan Party.
Section 6.15    Limitations on Amendments . Holdings will not, nor will it permit any Subsidiary to, amend or modify any provision of any ABL North America Credit Document in any manner that is not permitted by the ABL North America Intercreditor Agreement.
Section 6.16    Additional Limitations on Certain Investments. Notwithstanding anything to the contrary herein (including in Section 6.04), and without limiting any other provision of this Agreement, Holdings will not, and will not permit any other Domestic Loan Party or Canadian Loan Party to, directly or indirectly make any Investment in any European Loan Party, other than (i) Investments in the form of cash and Permitted Investments made for bona fide business purposes; provided that any such Investments shall be made in the form of intercompany loans evidenced by an intercompany note that has been pledged as Collateral and (ii) other Investments in an amount not to exceed, at the time of the making thereof and after giving pro forma effect thereto, together with (x) all other Investments and Dispositions made by the Domestic Loan Parties and Canadian Loan Parties to European Loan Parties after the Effective Date and (y) all Investments and Dispositions made pursuant to Section 6.03(c)(B) and (C), Section 6.04(c)(iii)(A), Section 6.04(n) and Section 6.05(d), $7,500,000.
Section 6.17    Subordination Agreements. With respect to any intercompany loan or note constituting Collateral pledged by any Loan Party and as to which the payee or obligee is a Foreign Loan Party, Holdings will not, and will not permit any of its subsidiaries to, cause the obligations under such loan or note to be contractually subordinated to any other indebtedness of the obligor or payor; provided, that the restrictions set forth in Section 7.10 of the ABL North America Credit Agreement (as in effect on the Effective Date) shall not constitute a violation of this Section 6.17.
Section 6.18    Limitations on the German Group. Without consent of the Required Lenders (such consent not to be unreasonably withheld), no member of the German Group (other than Alber) will (A) conduct its business (including, without limitation, financing activities and the entry into leasing arrangements) in any manner that is outside the ordinary course of its business or inconsistent with past practice in any material respect or (B) incur any funded debt for borrowed money or any Capitalized Lease Obligations (excluding, for the avoidance of doubt and to the extent the same are otherwise permitted hereunder (including under this Section 6.18), intercompany loans, Capitalized Lease Obligations in existence on the date hereof and any renewals or replacements thereof that do not result in a material liability increase and purchase money and similar obligations).
Section 6.19    Danish Collateral. Notwithstanding any other provision of this Agreement, Invacare Holdings Two Netherlands shall not dispose of the Equity Interests of Invacare A/S pledged pursuant to the Danish Share Pledge or any other Danish Collateral Document entered into from time to time.
Section 6.20    Holdings Covenant. Notwithstanding anything to the contrary herein, Holdings will not incur any Indebtedness or Liens or engage in any activities or consummate any transactions (including, without limitation, any Restricted Payments, Investments or Dispositions), will not hold any cash, cash equivalents or other material assets (other than as expressly permitted by this Section 6.20), and will not conduct, transact or otherwise engage in any business or operations, in each case, other than:

(i)     the ownership and/or acquisition of the Equity Interests of the Borrower and New International Holdings;
(ii)    the performance of obligations under and compliance with the Holdings Preferred Equity Documents, its Organizational Documents, or other Requirement of Law (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance), ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of the Restricted Subsidiaries;
(iii)    participating in tax, accounting, cash management, cash pooling, transfer pricing, cost-sharing arrangements, insurance, payroll and other administrative matters related to Holdings or any of its Subsidiaries;
(iv)    the entry into, and exercise of rights and performance of its obligations under and in connection with the Loan Documents, the Indebtedness permitted to be incurred pursuant to Section 6.01(a)(xxii) and the Indebtedness permitted to be incurred pursuant to Section 6.01(a)(xxiii) (including the conversion of the Senior Secured Convertible Notes into Equity Interests pursuant to the terms thereof);
(v)    the issuance of the Holdings Preferred Equity Interests and the common Equity Interests of Holdings;
(vi)    holding of any cash, cash equivalents, Permitted Investments and other assets received from the Borrower or any Restricted Subsidiary, in each case, pending prompt investment or application thereof in a manner permitted by the terms of this Agreement;
(vii)    incurring fees, costs and expenses relating to overhead and general operating, including professional fees for legal, tax and accounting issues and paying taxes, maintaining insurance coverage for itself and its Subsidiaries, the entry into, and exercise of rights and performance of its obligations under and in connection with any leases, providing indemnification for, and ability to make ordinary course payments to, its current and former officers, directors, members of management, managers, employees and advisors or consultants;
(viii)    the consummation of the Transactions on the Effective Date;
(ix)    the payment of its Taxes or Taxes of the Borrower, New International Holdings, any other Subsidiary of the Borrower or New International Holdings or any group that includes Holdings, the Borrower, New International Holdings or any other Subsidiary of Holdings and that files Taxes on a consolidated, combined, affiliated, unitary or similar basis, in each case attributable to the taxable income of Holdings and its Subsidiaries, and computed at the highest applicable combined federal, state, and local marginal tax rate; provided that payments pursuant to this clause (ix) shall not exceed the amount of Taxes that Holdings would have paid if Holdings and its Subsidiaries were a stand-alone taxpayer or stand-alone tax group; provided, that, prior to and after giving effect to such payment, no Default or Event of Default exists or is continuing;

(x)    the payment of (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting, tax reporting and similar expenses payable to third parties), that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of Holdings attributable to the ownership or operations of the Borrower, New International Holdings and the Restricted Subsidiaries, and (3) franchise and similar Taxes, and other fees and expenses required to maintain its organizational existence; provided, that, prior to and after giving effect to such payment, no Default or Event of Default exists or is continuing
(xi)    the making of Restricted Payments permitted to be made pursuant to Sections 6.08(a)(iii), (iv), (xi), (xiv);
(xii)    the making of Investments permitted to be made by Holdings pursuant to Section 6.04(c);
(xiii)    the incurrence of Indebtedness permitted to be incurred by Holdings pursuant to Section 6.01(a)(iv), Section 6.01(a)(xiv), Section 6.01(a)(xv)(y) and Section 6.01(a)(xxii); and
(xiv)    activities incidental to the businesses or activities described in the foregoing clauses, including holding cash and cash equivalents to effectuate the foregoing, which cash and cash equivalents shall promptly be used in a manner expressly permitted by this Agreement.
Section 6.21    New International Holdings Covenant.
(a)    Notwithstanding anything to the contrary herein, New International Holdings will not incur any Indebtedness or Liens or engage in any activities or consummate any transactions (including, without limitation, any Investments or Dispositions), will not hold any cash, cash equivalents or material assets (other than as expressly permitted by this Section 6.21) and will not conduct, transact or otherwise engage in any business or operations, in each case, other than:
(i)     the ownership and/or acquisition of the Equity Interests of direct subsidiaries of New International Holdings that are in existence on the Effective Date;
(ii)    the performance of obligations under and compliance with its Organizational Documents, or other Requirement of Law (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance), ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of the Restricted Subsidiaries;
(iii)    participating in tax, accounting, cash management, cash pooling, transfer pricing, cost-sharing arrangements, insurance, payroll and other administrative matters related to Holdings or any of its Subsidiaries;
(iv)    the entry into, and exercise rights and performance of its obligations under and in connection with the Transactions (other than any such obligations under the ABL North America Credit Agreement), including the Loan

Documents and the Indebtedness permitted to be incurred pursuant to Section 6.01(a)(xxiii);
(v)    holding of any cash, cash equivalents, Permitted Investments and other assets received from Holdings or any Restricted Subsidiary, in each case, pending the prompt investment or application thereof in a manner permitted by the terms of this Agreement (including by way of Restricted Payments pursuant to Section 6.08(a)(i));
(vi)    incurring fees, costs and expenses relating to overhead and general operating, including professional fees for legal, tax and accounting issues and paying taxes, maintaining insurance coverage for itself and its Subsidiaries, the entry into, and exercise of rights and performance of its obligations under and in connection with any leases, providing indemnification for, and ability to make ordinary course payments to, its current and former officers, directors, members of management, managers, employees and advisors or consultants;
(vii)    the consummation of the Transactions on the Effective Date;
(viii)    the making of Restricted Payments permitted to be made pursuant to Section 6.08(a)(i), (ii) and (iv), and
(ix)    activities incidental to the businesses or activities described in the foregoing clauses, including holding cash and cash equivalents to effectuate the foregoing, which cash and cash equivalents shall promptly be used in a manner expressly permitted by this Agreement.
(b)    No direct or indirect wholly-owned subsidiary of New International Holdings shall cease to be a direct or indirect wholly-owned subsidiary of New International Holdings except (x) in connection with any transaction solely among one or more subsidiaries of New International Holdings that is permitted by Section 6.03 or (y) in any transaction consented to by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed; provided, that it is acknowledged and agreed that it shall not be unreasonable to withhold consent to any such transaction that will have a material adverse impact on the Guarantees or the Collateral).
(c)    New International Holdings shall not merge, amalgamate or consolidate with any other Person without the consent of the Required Lenders (such consent not to be unreasonably conditioned, withheld or delayed).
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01    Events of Default.    If any of the following events (any such event, an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable and in the currency required hereunder, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    Holdings, the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or 5.04 (with respect to the existence of the Borrower) or in Article VI;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent (acting at the direction of Required Lenders) to the Borrower;
(f)    Holdings, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period); provided, that immediately upon a cure or waiver of the default described in this clause (f) with respect to such Material Indebtedness, such default hereunder shall be immediately and automatically cured without any further action by any Person;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (including, for the avoidance of doubt, the occurrence of any “Fundamental Change” (as defined in any of Holdings’ or the Borrower’s convertible Indebtedness)); provided that this clause (g) shall not apply (i) to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that clause (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event); provided, further, that immediately upon a cure or waiver of the default described in this clause (g) with respect to such Material Indebtedness, such default hereunder shall be immediately and automatically cured without any further action by any Person;
(h)    an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, the Borrower, any Guarantor or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, Australian Controller, interim receiver, receiver and manager, monitor, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, the Borrower, any Guarantor or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower, any Guarantor or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition or application seeking liquidation, court protection, reorganization or other relief under any Federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, Australian Controller, interim receiver, receiver and manager, manager, monitor, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(j)    one or more enforceable judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation) shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days;
(k)    (i) an ERISA Event occurs that, individually or in the aggregate with all other ERISA Events that have occurred, has resulted or would reasonably be expected to result in a Material Adverse Effect or (ii) any of Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;
(l)    any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party in writing not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents, (iii) as a result of the Collateral Agent’s failure to file Uniform Commercial Code continuation statements or (iv) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or
(m)    (i) this Agreement, any material Security Document or any material Guarantee of the Secured Obligations shall for any reason not be (or asserted by any Loan Party in writing not to be) a legal, valid and binding obligation of any Loan Party party thereto other than as expressly permitted hereunder or thereunder; or (ii) any subordination provision in respect of any Material Indebtedness shall for any reason not be (or asserted by any Loan Party in writing not to be) a legal, valid and binding obligation of any Loan Party party thereto other than as expressly permitted hereunder or thereunder; provided, that immediately upon a cure of the Default described in this clause(m)(ii) with respect to such Material Indebtedness, such Default hereunder shall be immediately and automatically cured without any further action by any Person so long as such Default did not have an adverse impact on the Lenders; or
(n)    a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders (subject to Article VIII) shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder), shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each other Loan Party; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the principal of the Loans then outstanding, together with accrued interest thereon and all fees, premiums, and other obligations of the Borrower accrued hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each other Loan Party.
If the Loans are accelerated pursuant to this Section 7.01 prior to the third anniversary of the Effective Date, the applicable prepayment fee provided for in Section 2.11(a) shall become automatically due and payable as if the Loans had been prepaid or repaid on such date of acceleration.
Any Default or Event of Default (including any default or event of default (or similar term) resulting from a failure to provide notice of a default or event of default) shall be deemed not to “exist” or be “continuing” if with respect to any default or event of default that occurs due to a failure by Holdings, the Borrower or any of the Restricted Subsidiaries to take any action (including taking any action by a specified time, but other than any action under Section 5.13), Holdings, the Borrower or such Restricted Subsidiary takes such action.
Section 7.02    [Reserved].
Section 7.03    Application of Proceeds. After the exercise of remedies provided for in Section 7.01, subject to the terms of any applicable Intercreditor Agreement, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent as follows:
FIRST, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 9.03 and amounts payable under Section 2.17) payable to (i) the Collateral Agent and (ii) the Administrative Agent, each in its capacity as such;
SECOND, to payment of that portion of the Secured Obligations constituting fees, premiums, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents and amounts payable under Section 2.17), ratably among them in proportion to their respective amounts described in this clause SECOND payable to them;
THIRD, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, ratably among each of the Lenders in proportion to their respective amounts described in this clause THIRD held by them;
FOURTH, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent,

the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date; and
FIFTH, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower.
ARTICLE VIII
THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT
Each of the Lenders hereby irrevocably appoints Cantor Fitzgerald Securities to serve as Administrative Agent and GLAS Trust Company LLC to serve as Collateral Agent under the Loan Documents, and authorizes each of the Administrative Agent and Collateral Agent to execute, deliver and administer the Loan Documents to which it is a party and to take such actions and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and none of Holdings, the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, regardless of whether a Default or Event of Default shall have occurred or is continuing. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Without limiting the foregoing, the Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders and each other Secured Party hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent (i) for itself and for and on behalf of the other Secured Parties as direct representative (direkter Stellvertreter) as far as Swiss law governed security interests are concerned which are accessory in nature (akzessorisch) and (ii) for the benefit of the other Secured Parties (Halten unter einem Treuhandverhältnis) as far as Swiss law governed security interests are concerned that are non-accessory in nature (nicht akzessorisch) and (ii) for itself and for and on behalf of the other Secured Parties as far as Luxembourg law governed security interests are concerned, with all rights under Article 2(4) of the Luxembourg law of 5 August 2005 on financial collateral arrangements as amended from time to time) for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.
The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender, if applicable, as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion, may expose any Agent to liability or that is contrary to any Loan Document or applicable law, or for which the Agents are not indemnified to their satisfaction, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, such notice referring to this Agreement and describing such Default and stating that such notice is a “notice of default.” No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the existence, value, sufficiency or collectability of any Collateral or creation, perfection or priority of any Lien purported to be created by the Security Documents, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document or (vii) whether any Loan Party has complied with its obligations under the Loan Documents, including in respect of documents, notices and certificates that are required to be delivered to the Agents or as to the matters described therein being acceptable or satisfactory to the Agents. No Agent shall be responsible or liable to the Lenders or any other Secured Parties for any failure to monitor or maintain any portion of the Collateral or for the perfection of any Lien on the Collateral. Each party to this Agreement acknowledges and agrees that no Agent shall have any obligation to file financing statements, amendments to financing statements, or continuation statements, or to perfect or maintain the perfection of any Agent’s Lien on the Collateral. Notwithstanding anything herein to the contrary, no Agent shall have any liability arising from any confirmation or determination of the terms and conditions of any Intercreditor Agreement.
Each Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer or Financial Officer of such Person). Each Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

In no event shall any Agent be responsible or liable for any failure or delay in the performance of their obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that such Agent shall use commercially reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
The Agents may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice, concurrence, instruction or direction of the Required Lenders or all Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (except those incurred solely as a result of such Agent’s gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction) which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all Lenders, as may be required, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Such advice, concurrence, instruction or direction, may, in such Agent’s sole discretion, be delivered by e-mail from the Required Lenders or their counsel, who, as of the date hereof is Davis Polk & Wardwell LLP.
Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent as provided in this paragraph, the Administrative Agent or Collateral Agent may resign upon 10 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor, which shall be a commercial bank or trust company or such other Person that regularly acts as agent for similar types of credit arrangements with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications above (the date upon which the retiring Administrative Agent or Collateral Agent is replaced, the “Resignation Effective Date”).
With effect from the Resignation Effective Date (1) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Administrative

Agent or Collateral Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders or the retiring Administrative Agent or Collateral Agent appoint a successor Administrative Agent or Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent or Collateral Agent as of the Resignation Effective Date), and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent and in respect of the matters referred to under clause (1) above.
Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the applicable Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the applicable Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (but not obligated), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the applicable Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the provisions of this Article, Section 9.15 and Section 9.17.
The Lenders and each other holder of a Loan Document Obligation under a Loan Document shall act collectively through the Administrative Agent with respect to the exercise of rights and remedies under the Loan Documents. The Administrative Agent, acting at the direction of Required Lenders, shall direct the course of action with respect to the exercise of rights and remedies hereunder and under other Loan Documents (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default), and the exercise of rights and remedies hereunder or under any other Loan Document with respect to (i) the Term Loans, (ii) any Collateral, and (iii) any other property of any Loan Party or any past, present, or future Related Party of any Loan Party.  Any such rights and remedies shall not be exercised other than through the Administrative Agent. Each Lender agrees that it shall not, and hereby waives any right to, take or institute any actions or proceedings, judicial or otherwise, in each case with respect to the exercise of rights and remedies under the Loan Documents against any Loan Party or any past, present, or future Subsidiary or Affiliate of any Loan Party concerning this Agreement, the other Loan Documents, the Term Loans, any Collateral, or any other property of any Loan Party or any past, present, or future Related Party of any Loan Party other than through the Administrative Agent.
Each of the Lenders and other Secured Parties irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to, and the Administrative Agent and Collateral Agent, as applicable, shall, subject to receipt of a certificate of a Responsible Officer of the Borrower (it being understood that the Administrative Agent and the Collateral Agent may rely, without independent investigation, on any such certificate), (a) release and terminate, or to confirm or evidence any automatic release and termination of, any Guarantees and Liens created under the Loan Documents as provided in Section 9.15 or in any other Security Document and (b) subordinate, at the request of the Borrower, any Lien on any property granted to or held by the Collateral Agent under any Security Document to the holder of any Lien on such property that is permitted by Section 6.02(iv).
In case of the pendency of any proceeding with respect to any Loan Party under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Section 2.12, Section 2.13, Section 2.14(a), Section 2.16, Section 2.17 and Section 9.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, receiver and manager, manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent under the Loan Documents (including under Section 9.03).
To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective, or because such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register), but in each case only to the extent that any Loan Party has not already indemnified the Administrative Agent for such amounts and without limiting the obligation of the Loan Parties to do so. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.
Each Lender and other Secured Party hereby appoints the Administrative Agent and Collateral Agent to act as its agent (i) for itself and for and on behalf of the other Secured Parties as direct representative (direkter Stellvertreter) as far as Swiss law governed security interests are concerned which are accessory in nature (akzessorisch) and (ii) for the benefit of the other Secured Parties (Halten unter einem Treuhandverhältnis) as far as Swiss law governed security interests are concerned that are non-accessory in nature (nicht akzessorisch) under and in connection with the relevant Security Documents and any Intercreditor Agreements and instructs the Administrative Agent and Collateral Agent, as applicable, to enter into the ABL North America Intercreditor Agreement, any Permitted ABL EMEA Intercreditor Agreement and the Pari Passu Intercreditor Agreement and agrees that (i) the Secured Obligations are subject to, and bound by, the provisions of the ABL North America Intercreditor Agreement, any Permitted ABL EMEA Intercreditor Agreement and the Pari Passu Intercreditor Agreement and (ii) each Secured Party will be subject to, and bound by, the provisions of the ABL North America Intercreditor Agreement, any Permitted ABL EMEA Intercreditor Agreement and the Pari Passu Intercreditor Agreement, in each case in its capacity as holder of Secured Obligations.
All provisions of this Article VIII applicable to the Administrative Agent shall apply to the Collateral Agent and the Collateral Agent shall be entitled to all the benefits and indemnities applicable to the Administrative Agent under this Agreement. The provisions of this Article VIII and Section 9.03 hereof and Section 5.03 of the U.S. Collateral Agreement, applicable to the Administrative Agent or the Collateral Agent, shall apply to the Administrative Agent and the Collateral Agent when acting in any capacity under any other Loan Document, whether or not such provision is set forth in such other Loan Document. Without limiting the scope of the immediately preceding sentence, all rights, privileges, immunities and indemnities of the Administrative Agent and the Collateral Agent set forth in this Article VIII and Section 9.03 and Section 5.03 of the U.S. Collateral Agreement shall apply to GLAS Trust Company LLC, as security trustee, security agent, collateral agent, administrator, agent, representative, pledgee, chargee and/or similar concept under the Foreign Loan Documents, and for the avoidance of doubt, Cantor Fitzgerald Securities and GLAS Trust Company LLC shall not be subject to any fiduciary or other implied duties, and shall be entitled to all benefits and indemnities applicable to the Administrative Agent and the Collateral Agent under this Agreement and the other Loan Documents as if such benefits and indemnities were set forth in such Foreign Loan Document.
Each Secured Party hereby authorizes the Collateral Agent to enter into the Foreign Loan Documents, and acknowledges and agrees that in connection therewith the Borrower, the Administrative Agent and the Collateral Agent may amend this Agreement (and the Borrower hereby agrees to amend this Agreement) without the consent of any other Lender or any other Person to, to include provisions appointing the Collateral Agent as security trustee or other concept under applicable foreign law, to hold the security under the Foreign Loan Documents and to provide the Collateral Agent with the maximum protections under applicable foreign law (including, without limitation, to provide for releases of liability for the Collateral Agent and to disclaim any fiduciary or other obligations or duties of, or restrictions on, the Collateral Agent under applicable law and to provide for indemnification and exculpation of the Collateral Agent) and otherwise to implement the Foreign Loan Documents.  Each Secured Party acknowledges and agrees that it shall be bound by such provisions, as if fully set forth in Article VIII of this Agreement.  To the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent and the Collateral Agent any required powers of attorney to execute and perform under any Foreign Loan Documents on its behalf.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code or Canadian Insolvency Laws, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, Section 36 of the CCAA, Section 65.13 of the BIA, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid. Notwithstanding the grant of authority to the Administrative Agent in this paragraph, nothing herein shall impose an obligation on the Administrative Agent or the Collateral Agent to credit bid any of the Loan Document Obligations, it being expressly understood and agreed by the Lenders and the other Secured Parties that the Administrative Agent may appoint a third-party to perform such functions, and such third-party shall be entitled to all of the protections granted to an Agent under this Agreement and the other Loan Documents.
For the purposes of the grant of security under the laws of the Province of Québec which may now or in the future be required to be provided by any Loan Party, the Collateral Agent is hereby irrevocably authorized and appointed by each of the Lenders hereto to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) for all present and future Lenders (in such capacity, the “Hypothecary Representative”) in order to hold any hypothec granted under the laws of the Province of Quebec and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and applicable Laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by the Collateral Agent in its capacity as the Hypothecary Representative of any deed of hypothec or other security documents made pursuant to the laws of the Province of Québec, is hereby ratified and confirmed. Any Person who becomes a Lender or successor Collateral Agent shall be deemed to have consented to and ratified the foregoing appointment of the Collateral Agent as the Hypothecary Representative on behalf of all Lenders, including such Person and any Affiliate of such Person designated above as a Lender. For greater certainty, the Collateral Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Collateral Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation of the Collateral Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Collateral Agent, such successor Collateral Agent shall also act as the Hypothecary Representative, as contemplated above.

Despite any other provision of this Agreement, if an administrator is appointed to an Australian Loan Party under Part 5.3A of the Australian Corporations Act and the Administrative Agent and/or the Collateral Agent (as applicable) has not received instructions under this Article VIII in time to enable it to appoint an Australian Controller under the relevant Australian Collateral Documents within the decision period (as defined in the Australian Corporations Act) then despite any other provision of this Agreement, the Collateral Agent must, if it is entitled to do, appoint an Australian Controller within that decision period.

ARTICLE IX
MISCELLANEOUS
Section 9.01    Notices.    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows:
(a)    If to the Borrower, to Invacare Corporation, One Invacare Way, Elyria, OH 44035, Attention: Kathleen P. Leneghan, Telephone: (440) 329-6717, Email: kleneghan@invacare.com with a copy (which shall not constitute notice) to Brian Ford, c/o Kirkland & Ellis LLP, 2049 Century Park East, Suite 3700, Los Angeles, CA 90067, Tel: (310) 552-4307, Fax: (310) 552-5900;
(b)    If to the Administrative Agent, to: Cantor Fitzgerald Securities, 900 West Trade, Suite 725, Charlotte, North Carolina 28202, Attention: Bobbie Young (Invacare Corporation), Telephone: 704-374-0574, Facsimile: 646-390-1764, E-mail: BankLoansAgency@cantor.com; with a copy to Cantor Fitzgerald Securities, 110 East 59th Street, New York, NY 10022, Attention: Michael Bennett (Invacare Corporation), Telephone: 212-915-1752, with a copy (which shall not constitute notice) to Shipman & Goodwin LLP, One Constitution Plaza, Hartford, Connecticut 06103, Attention: Nathan Plotkin; E-mail: nplotkin@goodwin.com;
(c)    If to the Collateral Agent, to: GLAS Trust Company LLC, 3 Second Street Suite 206, Jersey City, NJ, 07311, Attention: DCM Team Project Impact Invacare, Telephone: +44 (0) 20 4542 5457 ext. 414, E-mail: DCM@glas.agency;
(d)    [reserved]; and
(e)    If to any Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).
The Agents or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agents otherwise prescribe, (i) notices and other communications sent to an e-mail address of such Agent shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
The Borrower may change its address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent and Collateral Agent, the Administrative Agent and Collateral Agent may change their address, email or facsimile number for notices and other communications hereunder by notice to the Borrower and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.
The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications (as defined below) on the Platform.
Section 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent, if applicable, and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (but not the consent of the Required Lenders) (it being understood that the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan (it being understood that a waiver of any Default, Event of Default or mandatory prepayment shall not constitute a reduction in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) (it being understood that any change to the definition of any ratio used in the calculation of the interest rate or fees therein or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(d), (iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default or mandatory prepayment shall not constitute a postponement of any maturity date), or any date for the payment of any interest or fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders), (iv) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (v) release all or substantially all the value of the Guarantees under the Domestic Guarantee Agreement or the Foreign Guarantee Agreement (except as expressly provided in the Loan Documents), without the written consent of each Lender, (vi) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in the Loan Documents) or (vii) (1) waive, amend or modify Section 2.18, Section 7.03 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder, (2) subordinate, or have the effect of subordinating, the Secured Obligations hereunder to any other Indebtedness or other obligation, except in the case of (w) any Indebtedness under a Permitted ABL EMEA Credit Facility in accordance with a Permitted ABL EMEA Intercreditor Agreement, (x) any Indebtedness under the ABL North America Credit Agreement in accordance with the ABL North America Intercreditor Agreement, (y) any “debtor in-possession” facility (or similar facility under applicable law) or (z) any Indebtedness with respect to which such Lender has been provided with a bona fide opportunity to participate in such Indebtedness, (3) subordinate, or have the effect of subordinating, the Liens securing the Secured Obligations with respect to all or substantially all of the Collateral to Liens securing any other Indebtedness or other obligation, except in the case of (x) any Indebtedness under a Permitted ABL EMEA Credit Facility in accordance with a Permitted ABL EMEA Intercreditor Agreement, (x) any Indebtedness under the ABL North America Credit Agreement in accordance with the ABL North America Intercreditor Agreement (y) any “debtor in-possession” facility (or similar facility under applicable law) or (z) any Indebtedness with respect to which such Lender has been provided with a bona fide opportunity to participate in such Indebtedness, (4) release, or have the effect of releasing, all or substantially all of the Collateral securing the Secured Obligations, or (5) release, or have the effect of releasing, all or substantially all of the value of the Guarantees of the Secured Obligations, in each case, without the written consent of each Lender directly and adversely affected thereby (except as provided in this Section 9.02); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent and the Collateral Agent, as applicable, and (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency. Notwithstanding the foregoing, upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents (and to the extent such credit facilities are pari passu in right of payment and security with any then existing Loans, to share ratably in prepayments with such Loans) and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and the Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Required Lenders have determined that such provisions are necessary or advisable under local law for such purpose (with the Borrower hereby agreeing to, and to cause its subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent (acting at the direction of Required Lenders) promptly upon such request).
(c)    In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (y) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) in the case of clause (y) above, the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, any redemption premium, any prepayment premium and all other amounts (including any amounts under Section 2.11(a)(i)), payable to it hereunder from the Borrower or Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) in the case of clause (y) above, unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).
Section 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented or invoiced fees and out of pocket expenses incurred by the Lender, the Administrative Agent, the Collateral Agent and their Affiliates (without duplication), including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, Shipman & Goodwin LLP, and, to the extent reasonably determined by the Lenders and the Administrative Agent and the Collateral Agent to be necessary one local counsel in each applicable jurisdiction or otherwise retained with the Borrower’s consent, in each case for the Administrative Agent, Collateral Agent and Lenders in connection with the preparation, execution, delivery or administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (ii) all reasonable and documented or invoiced fees and out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and the Lenders, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder (including, but not limited to, all out-of-pocket costs and expenses associated with creating and maintaining the Platform and providing accounting for the Lenders), including all such fees and out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to one counsel for the Administrative Agent, one counsel for the Collateral Agent, and one counsel for the Lenders taken as a whole, and, if necessary, one local counsel in each applicable jurisdiction and one foreign counsel for the Administrative Agent, one separate counsel for the Collateral Agent and one local counsel in each applicable jurisdiction and one foreign counsel for the Lenders taken as a whole.
(b)    The Borrower shall indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced fees and out-of-pocket expenses of one counsel to the Administrative Agent and its Related Parties taken as a whole, one counsel to the Collateral Agent and its Related Parties taken as a whole and one counsel to the Lenders and their Related Parties taken as a whole, if reasonably necessary, and one local counsel in each relevant material jurisdiction (and, in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole) for all affected Indemnitees, incurred by or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the preparation, execution, delivery or administration of the Loan Documents or any other agreement or instrument contemplated thereby or any amendments, modifications or waivers of the provisions thereof, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Restricted Subsidiary, or any other Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or, other than the Agents and their Related Parties, bad faith or (ii) have resulted from any dispute solely between and among Indemnitees that does not involve an act or omission by Holdings, the Borrower or any of their Subsidiaries (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or similar role under the Loan Documents, except to the extent that any of the exceptions set forth in clause (i) applies to such Indemnitee with respect to such claim at such time); provided that this Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)    To the extent that Holdings or the Borrower fails to pay any amount required to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, and without limiting Holdings’ or the Borrower’s obligation to do so, each Lender severally agrees to pay to such Agent (or such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Loans at the time.
(d)    To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable not later than 30 days (x) after written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request; provided, however, that any Indemnitee shall promptly refund or return an indemnification payment received hereunder to the extent that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.
(f)    All amounts reimbursable by Holdings and the Borrower under this Section 9.03 shall constitute Loan Document Obligations secured by the Collateral. Each party’s obligations under this Section 9.03 shall survive the termination of the Loan Documents and payment of the obligations hereunder or the earlier resignation or removal of any Agent.
Section 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as provided in clause (d), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent, the other Agents, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in clause (ii) and paragraph (g) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments outstanding at such time and/or Loans at the time owing to it) with the prior written consent of (A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment (1) by a Lender to any Lender or an Affiliate of any Lender, (2) by a Lender to an Approved Fund or (3) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, by a Lender to any other assignee; and provided further that the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, and (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of any Lender or an Approved Fund. Notwithstanding anything in this Section 9.04 to the contrary, if any Person the consent of which is required by this paragraph with respect to any assignment of Loans has not given the Administrative Agent written notice of its objection to such assignment within 10 Business Days after written notice to such Person, such Person shall be deemed to have consented to such assignment.
(ii)    Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and integral multiples of $1,000,000 in excess thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19 or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax documentation required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to clause (v) of this paragraph (b), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (subject to the obligations and limitations of) Sections 2.14(a), Section 2.16, Section 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c)(i).
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and stated interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the other Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, solely with respect to its Loans or Commitments, any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and the documentation required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this paragraph (b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).
(vi)    The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
(vii)    With respect to the Luxembourg Collateral Documents, each Guarantor hereby expressly accepts and confirms, for the purpose of article 1278 et seq. of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement, any Security Documents and all guarantees created under the Loan Documents shall be preserved for the benefit of any Eligible Assignee.
(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to a

Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to clause (ii) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14(a), Section 2.16 and Section 2.17 (subject to the obligations and limitations therein including the requirements under Section 2.17(e), it being understood that the documentation required by Section 2.17(e) shall be provided to the Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.
(ii)    No Participant shall be entitled to receive any greater payment under Section 2.14(a), Section 2.16 or Section 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed) expressly acknowledging that such Participant’s entitlement to benefits under Section 2.14(a), Section 2.16 or Section 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.
(iii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    [reserved].
(f)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
(g)    [reserved].
(h)    (i) In the event of any assignment or participation by a Lender without the Borrower’s consent or deemed consent (if applicable) (A) [reserved] or (B) to the extent the Borrower’s consent is required under this Section 9.04, to any other Person, the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity in respect of such assignor or assignee; it being understood and agreed that Holdings, the Borrower and their subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.04 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Person to whom the Borrower’s consent is required but not obtained (or has not been deemed consented to).
(ii)    [reserved].
(iii)    Upon the cancellation or retirement of any Loans pursuant to this Section 9.04, (A) the aggregate principal amount (calculated on the face amount thereof) shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired or cancelled and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

(i)    Any Lender may, if it considers it necessary to make the present transfer effective as against a Loan Party incorporated or resident for tax purposes under the laws of France (a "French Obligor"), arrange for such transfer to be notified to that French Obligor or acknowledged by that French Obligor in accordance with article 1216 of the French Civil Code. Each Party agrees that in case of an assignment or transfer pursuant to this Section 9.04(i), the French Collateral granted under the French Collateral Documents and the guarantees granted by any French Obligor under the relevant Foreign Guarantee Agreement shall be preserved for the benefit of the Collateral Agent, the new Lender and the other Secured Parties (as applicable). In addition, for the purpose of the provisions of paragraph 2 of article 1334 of the French Civil Code and any similar provisions under any other applicable law, each party agrees that following a transfer by way of novation under this Agreement, any French Collateral granted under the French Collateral Documents and the obligations of any French Obligor under the Foreign Guarantee Agreement will be reserved and will continue in full force for the benefit of the Collateral Agent, the new Lender and the other Secured Parties. A transfer by way of novation under this Section 9.04(i) shall be deemed to be also a novation (novation) within the meaning of articles 1329 et seq. of the French Civil Code.
Section 9.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14(a), Section 2.16, Section 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment, the termination of this Agreement or any provision hereof, and in the case of Article VIII and Section 9.03, the resignation or removal of any Agent.
Section 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fee Letters and any separate letter agreements with respect to fees payable to the Lenders or any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original counterpart of this Agreement.
Section 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08    Right of Setoff. If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) (other than escrow, payroll, employee health and benefits, pension, fiduciary, 401(K), petty cash, trust and tax accounts) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, to or for the credit or the account of Holdings or the Borrower against any of and all the obligations of Holdings or the Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.
Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12    Confidentiality.
(a)    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, servicers, financing sources, trustees and agents, including accountants, legal counsel and other agents and advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable); provided that, unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, (b) (x) to the extent requested by any regulatory authority (including the NAIC), required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall promptly notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries, (c) to any other party to this Agreement, (d) subject to an acknowledgment and acceptance by the relevant recipient that such Information is being disseminated on a confidential basis (on substantially similar terms to those of this Section or as otherwise reasonably acceptable to the Borrower and the Administrative Agent), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, (e) with the consent of the Borrower, in the case of Information provided by Holdings, the Borrower or any Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower or (g) subject to the Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 9.13    USA Patriot Act. Each Lender and the Agents (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify each Loan Party in accordance with the Title III of the USA Patriot Act.
Section 9.14    Judgment Currency.
(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement, the resignation or removal of any Agent and the payment of all other amounts owing hereunder.
Section 9.15    Release of Liens and Guarantees. A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any single transaction or related series of transactions permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary (subject to the proviso set forth in clause (a) of the Excluded Subsidiary definition) or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a wholly-owned Subsidiary (subject to the proviso set forth in clause (a) of the Excluded Subsidiary definition). Subject to Section 6.19, (i) upon any sale or other transfer as part of or in connection with a Disposition by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, (ii) if any property granted to or held by the Collateral Agent under any Loan Documents does not constitute (or ceases to constitute) and is not required to be Collateral or (iii) upon the effectiveness of any written consent to the release of the Lien or security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee under the Domestic Guarantee Agreement or the Foreign Guarantee Agreement, as applicable, pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such Guarantee shall be automatically released. The security interest in any Collateral of a Foreign Loan Party will also be released pursuant to Foreign Loan Documents as specified by the Agreed Security Principles or the Canadian Collateral and Guarantee Requirement, as applicable. Upon the occurrence of the Termination Date, all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section or in connection with any subordination of its interest as required by Article VIII, the Administrative Agent or Collateral Agent, as applicable, acting at the direction of the Required Lenders, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or Collateral Agent. The Lenders irrevocably authorize the Administrative Agent and Collateral Agent, as applicable, to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv) to the extent required by the terms of the obligations secured by such Liens at the Loan Parties’ reasonable request. The parties hereto acknowledge and agree that the Administrative Agent and the Collateral Agent may rely conclusively as to any of the matters described in this Section 9.15 (including as to its authority hereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent and the Collateral Agent by the Loan Parties upon request.
In the event of any conflict or inconsistency between any term of the Agreed Security Principles, if applicable, and any term of a Foreign Loan Document, the Secured Parties authorize, instruct and direct the Collateral Agent to, and the Collateral Agent shall promptly upon written request of the Borrower (i) enter into such amendments to such Foreign Loan Document or (ii) release and terminate such Foreign Loan Document and enter into a replacement Security Document on such amended terms, in each case as shall be necessary or desirable to cure such conflict or inconsistency as the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) shall determine in their reasonable discretion.
Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this Section and the other Loan Documents.
Section 9.16    No Fiduciary Relationship. Each of Holdings and the Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Collateral Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
Section 9.17    Permitted Intercreditor Agreements.
(a)    Each of the Lenders and the other Secured Parties acknowledges that obligations of the Borrower and the Guarantors under the ABL North America Credit Documents, the Senior Secured Convertible Notes Documents and any Indebtedness permitted by Section 6.01(a)(xii) may be secured by Liens on assets of the Borrower and the Guarantors that constitute Collateral to the extent otherwise permitted under this Agreement. Each of the Lenders and the other Secured Parties hereby irrevocably authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party (other than direction from the Required Lenders contemplated below), (i) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Indebtedness, any applicable Intercreditor Agreement (it being understood that each of the Administrative Agent and the Collateral Agent shall be acting pursuant to direction of Required Lenders, and Required Lenders are hereby authorized to determine the terms and conditions of any such Intercreditor Agreement, and (ii) any documents relating thereto.
(b)    Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under the Intercreditor Agreements, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs each of the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document.
(c)    Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs each of the Administrative Agent and the Collateral Agent, acting at the direction of the Required Lenders, to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party (other than the Required Lender direction referred to above), any amendments, supplements or other modifications of any Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness under the ABL North America Credit Documents, the Senior Secured Documents and any Indebtedness permitted by Section

6.01(a)(xii), to the extent the foregoing is otherwise permitted under this Agreement, (ii) to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute an Intercreditor Agreement if executed at such time as a new agreement.
(d)    Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or remove any legend that may be required pursuant to any Intercreditor Agreement.
(e)    Each of the Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of any Intercreditor Agreement to the full extent thereof.
(f)    The parties hereto acknowledge and agree that notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Administrative Agent and the Collateral Agent may rely conclusively as to any of the matters described in Section 9.15 and this Section 9.17 (including as to its authority hereunder), on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent and the Collateral Agent by the Loan Parties upon request.
Section 9.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.19    [Reserved].
Section 9.20    Amendments for Guarantee Limitations. Notwithstanding anything to the contrary herein, this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent, acting at the direction of the Required Lenders, and the Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include guarantee limitations required by applicable local law and other provisions, in each case where the Required Lenders have determined that such provisions are necessary or advisable under local law for such purpose (with the Borrower hereby agreeing to, and to cause its subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent (acting at the direction of Required Lenders) promptly upon such request).
Section 9.21    Parallel Debt; Parallel Debt owed to the Collateral Agent. Each of the Loan Parties hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Loan Party to any Secured Party under any Loan Document as and when those amounts are due for payment under the relevant Loan Document.
(a)    Each of the Loan Parties and the Collateral Agent acknowledge that the obligations of each Loan Party under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under paragraph (a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:
(i)    the Collateral Agent shall not demand payment with regard to the Parallel Debt of each Loan Party to the extent that such Lender’s Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and
(ii)    a Finance Party shall not demand payment with regard to the Corresponding Debt of each Lender to the extent that such Lender’s Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.
(b)    The Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The collateral under the Collateral Documents granted under the Loan Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.
(c)    All monies received or recovered by the Collateral Agent pursuant to this Section 9.21, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any collateral under the Collateral Documents granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.
(d)    Without limiting or affecting the Collateral Agent’s rights against the Loan Parties (whether under this Section 9.21 or under any other provision of the Loan Documents), each Lender acknowledges that:
(e)    nothing in this Section 9.21 shall impose any obligation on the Collateral Agent to advance any sum to any Lender or otherwise under any Loan Document, except in its capacity as lender; and

(f)    for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender.
(g)    Special Appointment of Collateral Agent (German Collateral)
(i)    For the purposes of any security provided under the German Collateral Documents (where “German Collateral” means any security interest created under the German Collateral Documents) in addition to the provision set out above, the specific provisions set out in paragraphs (b) to (f) of this Section 9.21 shall be applicable. In the case of any inconsistency, the provisions set out in paragraphs (b) to (f) of this Section 9.21 shall prevail. The provisions set out in paragraph (b) to (f) of this Section 9.21 shall not constitute a trust but a fiduciary relationship (Treuhand) within the meaning of German law.
(ii)    With respect to any German Collateral constituted by non–accessory (nicht akzessorische) security interests, the Collateral Agent shall hold, administer and, as the case may be, enforce or release that German Collateral in its own name, but as trustee (Treuhänder) for the account of the Secured Parties.
(iii)    With respect to any German Collateral constituted by accessory (akzessorische) security interests, the Collateral Agent shall administer and, as the case may be, enforce or release that German Collateral in the name of and for and on behalf of the Secured Parties and shall hold, administer and, as the case may be, enforce or release that German Collateral in its own name on the basis of its own rights under Section 9.21.
(iv)    Each Secured Party (other than the Collateral Agent) hereby instructs and authorizes the Collateral Agent (with the right of sub-delegation) to act as its agent (Stellvertreter) and in particular (without limitation) to enter into and amend any documents evidencing German Collateral and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Collateral on behalf of that Secured Party. The Collateral Agent shall further be entitled to enforce or release any German Collateral, to perform any rights and obligations under any documents evidencing German Collateral and to execute new and different documents evidencing or relating to the German Collateral.
(v)    At the request of the Collateral Agent, each Secured Party shall provide the Collateral Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any agreements and documents or otherwise acting on their behalf. Each Secured Party hereby ratifies and approves all acts previously done by the Collateral Agent on such secured party’s behalf.
(vi)    Each Secured Party which becomes a party to this Agreement ratifies and approves all acts and declarations previously done by the Collateral Agent on such Secured Party’s behalf (including, for the avoidance of doubt the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise).

(vii)    Each Secured Party hereby releases the Collateral Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law, in each case to the extent legally possible to that Secured Party. A Secured Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Collateral Agent accordingly.
(viii)    The Collateral Agent accepts its appointment as agent and administrator of the German Collateral on the terms and subject to the conditions set out in this Agreement and the Secured Parties, the Collateral Agent and all other parties to this Agreement agree that, in relation to any German Collateral, no Secured Party (other than the Collateral Agent in that capacity) shall exercise any independent power to enforce any German Collateral or take any other action in relation to the enforcement of the German Collateral, or make or receive any declarations in relation thereto.
(h)    Special Appointment of Collateral Agent (Norwegian Collateral)
(i)    For the purposes of any security provided under the Norwegian Collateral Documents (where "Norwegian Collateral" means any security interest created under the Norwegian Collateral Documents), each Secured Party hereby appoints the Collateral Agent to act as its agent under and in connection with the Norwegian Collateral on behalf of that Secured Party and the Collateral Agent declares that it holds the Norwegian Collateral on behalf of that Secured Party on the terms contained in the Norwegian Collateral Documents and this Agreement.
(ii)    Each Secured Party authorizes the Collateral Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Collateral Agent under or in connection with the Norwegian Collateral Documents together with any other incidental rights, powers, authorities and discretions.
Section 9.22    Erroneous Payments.
(a)    Each Lender hereby agrees that (i) if any Agent notifies such Lender that such Agent has determined in its sole discretion that any funds received by such Lender from such Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to such Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of setoff or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of any Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from any Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by such Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify such Agent of such occurrence and, upon demand from such Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to such Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Agents shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by such Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(d)    Each party’s obligations under this Section 9.22 shall survive the resignation or replacement of the Agents, the termination of the Commitments or the repayment, satisfaction or discharge of all Loan Document Obligations (or any portion thereof).
Section 9.23    Original Issue Discount. THE TERM LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TERM LOANS MAY BE OBTAINED BY WRITING TO THE BORROWER AT ITS ADDRESS SPECIFIED HEREIN.
Section 9.24    Amendment and Restatement; No Novation. In order to facilitate this amendment and restatement and otherwise to effectuate the desires of the Borrower, the Agents and the Lenders:
(a)    The Borrower, the Administrative Agent, the Collateral Agent and the Lenders hereby agree that, on the Effective Date, the terms and provisions of the Prepetition Term Loan Agreement shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Prepetition Term Loan Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

(b)    Notwithstanding this amendment and restatement of the Prepetition Term Loan Agreement, including anything in this Section 9.24, and of any related “Loan Documents” (as such term is defined in the Prepetition Term Loan Agreement and referred to herein, individually or collectively, as the “Prior Loan Documents”), (a) all Obligations (as defined in the Prepetition Term Loan Agreement) outstanding under the Prepetition Term Loan Agreement and other Prior Loan Documents (the “Existing Obligations”) shall continue as Obligations hereunder to the extent not repaid on or before the Effective Date, (b) each of this Agreement and any other Loan Document (as defined herein) that is amended and restated in connection with this Agreement is given as a substitution for, and not as a payment of, the indebtedness, liabilities and Existing Obligations of the Borrower and each Loan Party under the Prepetition Term Loan Agreement or any other Prior Loan Document and (c) neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder shall constitute a novation of the Prepetition Term Loan Agreement or of any of the other Prior Loan Documents or any obligations thereunder.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INVACARE HOLDINGS CORPORATION,
as Holdings
By:    /s/ Kathleen P. Leneghan
Name:    Kathleen P. Leneghan
Title:    Senior Vice President and Chief     Financial Officer

INVACARE CORPORATION,
as Borrower
By:    /s/ Kathleen P. Leneghan
Name:    Kathleen P. Leneghan
Title:    Senior Vice President and Chief     Financial Officer

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CANTOR FITZGERALD SECURITIES, as Administrative Agent
By:    /s/ James Buccola
Name:    James Buccola
Title:    Head of Fixed Income
By:    /s/ Michael Bennett
Name:    Michael Bennett
Title:    Assistant GC

GLAS TRUST COMPANY LLC, as Collateral Agent
By:    /s/ Katie Fischer
Name:    Katie Fischer
Title:    Vice President

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HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.,
as a Lender
By: Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity
By:    /s/ Jonathan Segal
Name:    Jonathan Segal
Title:    Managing Director, Co-CIO